Exhibit 2.1

EXECUTION VERSION

25 JULY 2014

SGH STREAM SUB, INC.

and

SKY ITALIAN HOLDINGS S.P.A

and

TWENTY FIRST CENTURY FOX, INC.

and

BRITISH SKY BROADCASTING GROUP PLC

SALE AND PURCHASE AGREEMENT

SKY ITALIA S.R.L.

Herbert Smith Freehills LLP

EXECUTION VERSION

EXECUTION VERSION

AGREED FORM DOCUMENTS

Bring Down Certificate

Directors’ Resignation Letter

Disclosure Letter

JSB Sublicense Deed of Assignment

Notarial Deed

21CF Announcement

21CF Placing Undertaking

Sky Announcement

Sky Brand Licence Novation and Amendment Agreement

Sky Brand Sub-licence Termination Agreement

Sky Resolution

Tax Deed

EXECUTION VERSION

THIS AGREEMENT is made on 25 July 2014

BETWEEN:

(1)	SGH Stream Sub, Inc. a Delaware corporation whose principal place of business is at 1211 Avenue of the Americas, New York, NY 10036 USA (the “Seller”);

(2)	Twenty First Century Fox, Inc. a Delaware corporation whose principal place of business is at 1211 Avenue of the Americas, New York, NY 10036 USA (“21CF”);

(3)	Sky Italian Holdings S.p.A a company incorporated in Italy (registered number 08726680963) and whose registered office is at Foro Buonaparte 70, Milan (the “Purchaser”); and

(4)	British Sky Broadcasting Group plc a company incorporated in England (registered number 2247735) and whose registered office is at Grant Way, Isleworth, Middlesex TW7 5QD, United Kingdom (“Sky plc”).

RECITALS:

(A)	The Seller has agreed to sell and transfer to the Purchaser the entire issued corporate capital of the Company upon the terms and subject to the conditions set out in this Agreement.

(B)	The sale and transfer of the entire issued corporate capital of the Company is conditional upon, inter alia, competition and regulatory approvals and the approval of shareholders of Sky plc.

(C)	Sky plc has agreed to guarantee the performance of the obligations of the Purchaser under this Agreement.

(D)	21CF has agreed to guarantee the performance of the obligations of the Seller under this Agreement.

(E)	The Purchaser has agreed to procure the entry into by Sky plc, British Sky Broadcasting Limited and Sky International AG of the Sky Brand Licence Novation and Amendment Agreement and the entry into by Sky International AG of the JSB Sublicense Deed of Assignment.

(F)	21CF has agreed to enter into the Sky Brand Licence Novation and Amendment Agreement, the Sky Brand Sub-licence Termination Agreement and the JSB Sublicense Deed of Assignment and has agreed to procure the entry into by the Company and the Seller of the Sky Brand Sub-licence Termination Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and other interpretative provisions set out in Schedule 10 shall apply throughout this Agreement, unless the contrary intention appears.

1.2	In this Agreement, except where the context otherwise requires, any reference to this Agreement includes a reference to the Schedules, each of which forms part of this Agreement for all purposes.

2.	SALE AND PURCHASE

Sale and purchase

2.1	The Seller is the sole legal and beneficial owner of and shall sell and the Purchaser shall purchase the Quotaholding on the basis that it is sold at Completion with full title guarantee and free from any Encumbrance and together with all rights attached to it at the date of this Agreement or subsequently becoming attached to it.

EXECUTION VERSION

Waiver of rights

2.2	The Seller waives and agrees to procure prior to Completion the waiver of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Quotaholding, under the articles of incorporation of the Company or otherwise.

3.	CONSIDERATION

3.1	The total consideration for the sale and purchase of the Quotaholding shall be the payment by the Purchaser to the Seller of the Provisional Purchase Consideration in accordance with this Clause 3, which shall be adjusted and settled in accordance with Schedule 2 (Completion Statement) to constitute the Final Purchase Consideration, and shall be satisfied by or on behalf of the Purchaser by:

3.1.1	the payment at Completion to the Seller in cash of the Provisional Purchase Consideration less the JV Stake Value; and

3.1.2	the sale and transfer at Completion pursuant to and in accordance with the JV SPA of the JV Stake which the Parties agree shall be deemed to have a value equal to the JV Stake Value (as adjusted under the terms of clause 6.12 of the JV SPA (if applicable)).

3.2	The Seller shall notify the Purchaser of the amount of the Provisional Purchase Consideration (including the Seller’s good faith estimates of the Working Capital Amount as at the Completion Accounts Date Effective Time) at least three (3) Business Days prior to the Completion Date.

3.3	Any other payment made by any Party under this Agreement including, for the avoidance of doubt, any payment made by the Seller or 21CF in respect of any claim under the Seller Warranties, claims made by the Purchaser pursuant to Clause 8 or under the Tax Deed shall (so far as possible) be treated as an adjustment to the Final Purchase Consideration to the extent of the payment.

4.	CONDITIONS

Conditions

4.1	Completion is conditional on the following Conditions being satisfied on or before 12 months from the date of this Agreement (or such other date as the Parties may agree in writing) (the “Initial Long Stop Date”) which shall automatically extend to the date falling 6 months after the Initial Long Stop Date (or such other date as the Parties may agree) (the “Extended Long Stop Date”) (the Initial Long Stop Date or the Extended Long Stop Date, being the “Long Stop Date” (as the case may be) if (i) the circumstances set out in Condition 4.1.4(B)(2)(i) have arisen and are continuing at the Initial Long Stop Date; (ii) the Parties agree in good faith at the Initial Long Stop Date (and continue to so agree until the earlier of (A) the Extended Long Stop Date and (B) the satisfaction (or waiver) of Condition 4.1.4(B)(2), provided the Seller or the Purchaser may serve notice upon the other to terminate this Agreement under Clause 12.1.4 if it ceases to so agree) that there is a reasonable prospect of Condition 4.1.4(B)(2) being satisfied; and (iii) all other Conditions have been satisfied (or waived) as at the Initial Long Stop Date (or such other date as the Parties may agree in writing):

4.1.1	the passing of the Sky Resolution;

4.1.2	insofar as the Transaction constitutes a concentration with an EU dimension within the scope of and as defined in the EU Merger Regulation:

(A)

the European Commission not having referred the Transaction in whole or in part to the Autoritá Garante della Concorrenza e del Mercato (the “Italian Competition Authority”) or a competent authority of one or

EXECUTION VERSION

more other Member States under Article 4(4) or Article 9 of the EU Merger Regulation in respect of the Transaction; and

(1)	the European Commission having made a decision (or being deemed to have done so under the EU Merger Regulation) in terms satisfactory to the Purchaser under Article 6(1)(b) (including in conjunction with Article 6(2)) of the EU Merger Regulation that the Transaction is compatible with the internal market; or

(2)	in the event of the European Commission having made a decision to initiate proceedings under Article 6(1)(c) of the EU Merger Regulation, the European Commission having issued a decision in terms satisfactory to the Purchaser under Article 8 of the EU Merger Regulation (or being deemed to have done so under the EU Merger Regulation) that the Transaction is compatible with the internal market; and

(3)	the time allowed for an application for review of any decision referred to in Clause 4.1.2(A)(1) or (2) having expired without any such application for review having been made to the EU General Court, provided that (i) the Purchaser Completion Protections shall apply as at or be deemed given (as applicable) on the Purchaser Protection Completion Date, and (ii) each day by which Completion is delayed as a result of the Purchaser not proceeding to Completion during the application period provided for in this Condition 4.1.2(A)(3) shall extend the Longstop Date by one day; or

(B)	in the event that the European Commission has issued a decision (or being deemed to have done so) that the whole or part of the Transaction is to be referred to the Italian Competition Authority and / or a competent authority of one or more other Member States under Article 4(4) or Article 9 of the EU Merger Regulation:

(1)	to the extent that the European Commission retains jurisdiction over any part of the Transaction:

(a)	the European Commission having made a decision (or being deemed to have done so under the EU Merger Regulation) in terms satisfactory to the Purchaser under Article 6(1)(b) including in conjunction with Article 6(2) of the EU Merger Regulation that the Transaction is compatible with the internal market; or

(b)	in the event of the European Commission having made a decision to initiate proceedings under Article 6(1)(c) of the EU Merger Regulation, the European Commission having issued a decision in terms satisfactory to the Purchaser under Article 8 of the EU Merger Regulation (or being deemed to have done so under the EU Merger Regulation) that the Transaction is compatible with the internal market; and

(2)	to the extent that the whole or part of the Transaction is referred under Article 4(4) or Article 9 of the EU Merger Regulation to the Italian Competition Authority:

EXECUTION VERSION

(a)	the Italian Competition Authority having made a decision (or being deemed to have done so) in terms satisfactory to the Purchaser, not to open an investigation under Article 16(4) of Law number 287/1990; or

(b)	the Italian Competition Authority having made a decision to initiate proceedings under Article 16(4) of Law number 287/1990; the Italian Competition Authority having issued a decision in terms satisfactory to the Purchaser (without prejudice to Clause 4.8 under Article 6(2) or Article 18(2) of Law number 287/1990 (or being deemed to have done so); and

(3)	the time allowed for an application for review of any decision referred to in Condition 4.1.2(B)(1) or (2) having expired without any such application for review having been made to the EU General Court or to the Tribunale Administrative Regional del Lazio (the “Italian First Instance Administrative Court”) or to the President of the Italian Republic (through a Ricorso Straordinario al Capo dello Stato), provided that (i) the Purchaser Completion Protections shall apply as at or be deemed given (as applicable) on the Purchaser Protection Completion Date, and (ii) each day by which Completion is delayed as a result of the Purchaser not proceeding to Completion during the application period provided for in this Condition 4.1.2(B)(3) shall extend the Longstop Date by one day; and

(4)	to the extent the whole or part of the Transaction is referred under Article 4(4) or Article 9 of the EU Merger Regulation to a competent authority of one or more other Member States, clearance having been obtained from the relevant competent authority;

4.1.3

(A)	the Jersey Competition Regulatory Authority having made a decision in terms satisfactory to the Purchaser, to approve the Transaction on completion of its first detailed review under Article 22 of the Competition (Jersey) Law 2005; or

(B)	in the event of the Jersey Competition Regulatory Authority having made a decision to commence a second detailed review, the Jersey Competition Regulatory Authority having issued a decision on completion of its second detailed review in terms satisfactory to the Purchaser under Article 22 of the Competition (Jersey) Law 2005;

4.1.4

(A)	the Italian Communications Authority having granted on terms satisfactory to the Purchaser the authorisation concerning the acquisition of a company operating in the Radio/TV sector, pursuant to Article 1(6), lett. C), no. 13 of Law no. 249/1997; and

(B)

(1)

the Italian Communications Authority having granted (or being deemed to have done so) the authorisation concerning the potential acquisition of a dominant position in the media and telecommunication sectors and the control of pluralism, pursuant to Article 43 of Legislative Decree no. 177/2005, through a decision in terms satisfactory to the Purchaser not to open an investigation under Article 4(8) of Agcom resolution 646/06/CONS (or the equivalent applicable provision in the event that Agcom resolution 646/06/CONS is succeeded by a new Agcom resolution); or

(2)	(i) the Italian Communications Authority having made a decision to initiate an investigation under Article 5 of the Agcom resolution 646/06/CONS (or the equivalent applicable provision in the event that Agcom resolution 646/06/CONS is succeeded by a new Agcom resolution); and (ii) the Italian Communications Authority having issued a decision under Article 17 of the Agcom resolution 646/06/CONS (or the equivalent applicable provision in the event that Agcom resolution 646/06/CONS is succeeded by a new Agcom resolution) in terms satisfactory to the Purchaser pursuant to Article 43 of Legislative Decree no. 177/2005 (or being deemed to have done so); and

(3)	the time allowed for an application for review of any decision referred to in Condition 4.1.4(A) or 4.1.4(B) having expired without any such application for review having been made to the Italian First Instance Administrative Court or to the President of the Italian Republic (though a Ricorso Straordinario al Capo dello Stato) provided that (i) the Purchaser Completion Protections shall apply as at or be deemed given (as applicable) on the Purchaser Protection Completion Date, and (ii) each day by which Completion is delayed as a result of the Purchaser not proceeding to Completion during the application period provided for in this Condition 4.1.4(B)(3) shall extend the Longstop Date by one day;

4.1.5	Sky AG Completion having occurred;

4.1.6	no court of competent jurisdiction or arbitrator(s) or any other authority having issued an injunction or other order restraining Completion or completion of any of the transactions contemplated by this Agreement, the transactions contemplated by the Sky AG SPA or the transactions contemplated by the JV SPA;

4.1.7	21CF having fully complied with its obligations to subscribe and pay for the 21CF Placing Shares in accordance with the terms and conditions of the 21CF Placing Undertaking;

4.1.8	UEFA, in respect of (i) the Champions League Rights; and (ii) the Europa League Rights, having unconditionally waived all rights to terminate, or to vary or amend any exploitation of, such rights pursuant to the change of control (whether direct or indirect, contemplated or actual) of the Company contemplated by the Transaction;

4.1.9	no Material Adverse Change (or state of facts or circumstances, change, development, effect event or occurrence which would reasonably be expected to have a Material Adverse Change) having occurred between the date of this Agreement and the date on which the last of the Conditions (other than Conditions 4.1.2(A)(3), 4.1.2(B)(3), 4.1.4(B)(3) and this 4.1.9) are satisfied or waived which, if reasonably capable of remedy, has not been remedied or cured within a reasonable period of time; and

4.1.10	all of the conditions to the JV SPA having been satisfied or, if capable of waiver, waived other than any condition relating to Completion.

EXECUTION VERSION

Waiver

4.2	The Purchaser may, by notice to the Seller, waive any of Conditions 4.1.2, 4.1.4 and 4.1.6 to 4.1.9 (inclusive) in whole or in part at any time on or before the Longstop Date.

4.3	The Purchaser and the Seller may jointly in writing waive Conditions 4.1.3 and 4.1.10.

Satisfaction of Conditions

4.4	The Purchaser shall (subject to not being required to take any action or refrain from taking any action which, in the sole opinion of the Purchaser, would be inconsistent with the fiduciary duties of any director of the Purchaser or Sky plc) use reasonable endeavours to satisfy or procure the satisfaction of Condition 4.1.1 as soon as possible and in any event on or before the Latest GM Date.

4.5	The Seller shall use reasonable endeavours to satisfy or procure the satisfaction of Condition 4.1.7 and 4.1.9 as soon as possible and in any event before the Long Stop Date.

4.6	Each of the Parties shall use their respective reasonable endeavours to (i) ensure that no injunction or other order restraining Completion or Sky AG Completion or completion of the JV SPA is issued or, if issued, is promptly withdrawn, and (ii) satisfy or procure the satisfaction of Condition 4.1.8 as soon as possible and in any event before the Long Stop Date.

Notification of satisfaction (or waiver) of Conditions

4.7	Each of the Purchaser and the Seller shall notify the other (i) of the satisfaction (or waiver) of each Condition as soon as possible after such Condition has been satisfied (or waived); (ii) as soon as possible after it becomes aware that any Condition has become impossible to satisfy, and (in respect of (i) and (ii)) in any event within two Business Days of such satisfaction (or waiver) of a Condition or such Party becoming aware that the Condition is impossible to satisfy.

Competition and Regulatory Clearances

4.8	Each of the Parties undertakes to the others before Completion to use reasonable endeavours to obtain the Competition and Regulatory Clearances, to the extent not already satisfied or waived, as soon as possible and in any event on or before the Longstop Date. Without prejudice to the generality of the foregoing, the Purchaser undertakes in respect of the Relevant Authorities, if and when required, to offer, accept and agree to Immaterial Commitments as may be necessary to obtain the Competition and Regulatory Clearances.

4.9	The Purchaser shall assume the primary responsibility for contacting and corresponding with the European Commission, the Italian Competition Authority, the Jersey Competition Regulatory Authority and the Italian Communications Authority and any other authority that may be responsible for granting the Competition and Regulatory Clearances (together the “Relevant Authorities”) in relation to all matters contemplated by this Agreement or arising therefrom, but subject in all cases to confidentiality in any part of any document or communication, each Party undertakes to the other Parties:

4.9.1	where reasonable to do so, each Party shall consult with the other Parties at all times;

4.9.2	each Party shall promptly provide to the other Parties such information and assistance as the other Parties may reasonably request in connection therewith and the progress thereof;

4.9.3	each Party shall provide to a Relevant Authority such information as it may reasonably request in relation thereto;

EXECUTION VERSION

4.9.4	each Party shall promptly notify the other Parties of any non-administrative communication (whether written or oral) from any Relevant Authority;

4.9.5	the Purchaser shall, and shall procure that each member of the Purchaser Group shall, provide to the Seller copies of all non-administrative correspondence which the Purchaser receives from any of the Relevant Authorities, provide the Seller with drafts of any non-administrative communication intended to be sent to any of the Relevant Authorities, give the Seller a reasonable opportunity to comment thereon, take account of any reasonable comments from the Seller in respect of such communication and provide the Seller with final copies of all such communications (save that in relation to all disclosure under this sub-clause, business secrets and other confidential material may be redacted so long as the Purchaser acts reasonably in identifying such material for redaction);

4.9.6	the Seller shall, and shall procure that each member of the 21CF Group shall, provide to the Purchaser copies of all non-administrative correspondence which the Seller received from any of the Relevant Authorities, provide the Purchaser with drafts of any non-administrative communication intended to be sent to any of the Relevant Authorities, give the Purchaser a reasonable opportunity to comment thereon, take account of any reasonable comments from the Purchaser in respect of such communication and provide the Purchaser with final copies of all such communications (save that in relation to all disclosure under this sub-clause, business secrets and other confidential material may be redacted so long as the Seller acts reasonably in identifying such material for redaction); and

4.9.7	the Purchaser shall, and shall procure that each member of the Purchaser Group shall, give the Seller reasonable notice of all non-administrative meetings and telephone calls with any of the Relevant Authorities and give the Seller or, where appropriate, the Seller’s external counsel, an opportunity to participate thereat (save to the extent that a relevant authority expressly requests that neither the Seller nor its external counsel should be present at the meeting).

Despatch of Circular and convening of General Meeting

4.10	The Purchaser (i) undertakes to despatch the Circular convening the General Meeting in sufficient time to permit the General Meeting to be convened on a date falling no later than five (5) working days (within the meaning of Section 25 of the German Takeover Code (Wertpapiererwerbs und Űbernahmegesetz)) before the end of the offer period of the Sky AG Offer (the “Latest GM Date”), provided that all of the Conditions remain capable of satisfaction immediately prior to the Purchaser despatching the Circular in accordance with this Clause, and (ii) shall use reasonable endeavours to procure that the General Meeting is convened for a date falling no later than the Latest GM Date.

4.11	Sky plc undertakes to consult with the Seller and to the extent that the Circular includes information or references to the 21CF Group in relation to the Transaction, reflect all reasonable comments from or on behalf of the Seller in respect of those parts of the Circular and take account of any other reasonable comments from or on behalf of the Seller in relation to the parts of the Circular which include information in relation to the Transaction.

Voting Undertaking

4.12	21CF undertakes to the Purchaser and Sky plc that it will, and will procure that its Affiliates will, abstain from voting on the Sky Resolution in respect of all Sky plc Shares legally or beneficially owned or controlled by any of them.

Provision of information

4.13	Prior to Completion, the Seller shall at the Purchaser’s reasonable request supply or procure the supply of such information and reports concerning each Group Company as

EXECUTION VERSION

may be required by the Purchaser to comply with any Applicable Law or the rules of the UK Listing Authority or the London Stock Exchange as to any prospectus or circular to be published by the Purchaser or any member of the Purchaser Group in connection with the Transaction, any continuing disclosure obligations as a consequence of the Transaction or any announcement required by Applicable Law to be made in relation to the Transaction. The Seller undertakes to provide such comfort to the Purchaser as the Purchaser requests (acting reasonably having regard to UK market practice for the provision of comfort by the vendor of a business to a UK premium listed purchaser) confirming that information provided by the Seller to the Purchaser for publication by Sky plc pursuant to this Clause 4.13 is in accordance with the facts, accurate and not misleading at the date such information is provided by the Seller to the Purchaser.

Failure to satisfy Conditions

4.14	If one or more of the Conditions:

4.14.1	remains unsatisfied on the Longstop Date and has not been waived on or before that date in accordance with the terms of this Agreement, the Purchaser or the Seller may give notice to the other that it wishes to terminate this Agreement; or

4.14.2	becomes impossible (subject to the relevant Party complying with its obligations to satisfy the relevant Condition) to satisfy on or before the Longstop Date:

(A)	if such Condition is capable of waiver only by the Purchaser, the Purchaser may give notice to the Seller; or

(B)	if such Condition is not capable of waiver, either the Purchaser or the Seller may give notice to the other,

in either case that it wishes to terminate this Agreement under Clause 12.1.4.

5.	CONDUCT OF BUSINESS BEFORE COMPLETION AND BEFORE THE COMPLETION ACCOUNTS DATE EFFECTIVE TIME

Ordinary course

5.1	Pending Completion the Seller shall procure that each Group Company continues to carry on business in the ordinary course in compliance with all Applicable Law and in substantially the same manner as its businesses have been carried on before the date of this Agreement.

Access

5.2	Subject to Applicable Law, pending Completion, the Seller shall upon reasonable notice and during Working Hours make available and give reasonable access (including site visits and inspections) to the information, officers, directors and senior employees of each Group Company to the extent reasonably required by or on behalf of the Purchaser.

Schedule

5.3	The provisions of Schedule 3 shall apply and, pending Completion, the Seller shall, so far as the Seller is aware, notify the Purchaser immediately of any matter, circumstance or act which is or is reasonably likely to be a breach of Schedule 3, unless the Seller cures such matter, circumstance or act (without cost or liability to any Group Company or member of the Purchaser Group) within 15 Business Days of becoming aware of such breach or possible breach.

5.4	Extraction of Cash

The Parties agree that the Seller shall make reasonable commercial efforts to extract sufficient Cash from the Group such that, on the Effective Time, Cash will be less than €5,000,000.

EXECUTION VERSION

5.5	Inter-Company Funding Balances

Prior to the Effective Time, the Seller undertakes to procure that any outstanding Inter-Company Funding Balances are repaid or otherwise extinguished, and to the extent any amounts are owing, due or payable from any member of the Group to any member of the Retained Group in respect of the Inter-Company Funding Balances at the Effective Time, the Seller will forgive such amounts or procure that such amounts are forgiven and that no further amount shall be considered as due, owing or payable by any member of the Group to any member of the Retained Group and to extent any amounts are owing, due or payable from any member of the Retained Group to any member of the Group in respect of the Inter-Company Funding Balances at the Effective Time, the Purchaser will procure that such amounts are forgiven and that no further amount shall be considered as due, owing or payable between by any member of the Retained Group to any member of the Group provided that this shall be without prejudice to the Purchaser’s or the Seller’s rights (as the case may be) to make a claim pursuant to the Tax Deed.

Access

5.6	Prior to payment of the Final Purchase Consideration, the Purchaser shall, and shall procure that each Group Company shall, provide the Seller and its advisers with reasonable access to the information of each Group Company (redacted as appropriate) to the extent reasonably required to enable the Seller to establish whether there has been compliance with or a breach of any of the provisions of paragraph 3 of Part 2 of Schedule 3, and with such other reasonable assistance (including timely access to and assistance from (on reasonable notice and within Working Hours) relevant employees of the Purchaser and each Group Company and reasonable access to accounting information) as may be reasonably required for the aforesaid purpose.

Schedule

5.7	For the purposes of the Draft Completion Statement and the Completion Statement the provisions of Paragraph 3 of Part 2 of Schedule 3 shall apply such that if any such actions are taken by the Purchaser and / or the Group between the Effective Time and the Completion Accounts Date Effective Time, then the Parties acknowledge and agree that such actions will not be taken into account for the purposes of the preparation and agreement of the Draft Completion Statement and the Completion Statement, and the Draft Completion Statement and the Completion Statement shall be prepared as if none of the events set out in Paragraph 3 of Part 2 of Schedule 3 had occurred. For the avoidance of doubt, to the extent that any of the events set out in Paragraph 3 of Part 2 of Schedule 3 occur between the Effective Time and the Completion Accounts Date Effective Time then the Purchaser shall not be in breach of this Agreement.

6.	COMPLETION

Completion Date

6.1	Completion of this Agreement shall take place at the Milan offices of the Purchaser’s Italian Solicitors:

6.1.1	if Condition 4.1.5 is the last of the Conditions to be satisfied on the same date as Sky AG Completion, provided always that Completion shall take place after (but on the same day) as Sky AG Completion; or

EXECUTION VERSION

6.1.2	if the last of the Conditions to be satisfied or waived is a Condition other than Condition 4.1.5, on the fifth Business Day after the date on which all of the conditions in Clause 4.1 are satisfied or waived in accordance with Clause 4.2.

Seller’s obligations

6.2	At Completion the Seller shall observe and perform all of the provisions of Part 1 of Schedule 4.

Purchaser’s obligations

6.3	At Completion, the Purchaser shall observe and perform all of the provisions of Paragraph 1 of Part 2 of Schedule 4.

Sky plc’s Obligations

6.4	At Completion, Sky plc shall observe and perform all of the provisions of paragraph 2 of Part 2 of Schedule 4.

Entire Quotaholding

6.5	The Purchaser shall not be obliged to complete the purchase of any of the Quotaholding unless the Seller completes the sale of the entire Quotaholding simultaneously.

6.6	No Party shall be entitled in any circumstances to rescind or terminate this Agreement after Completion.

Seller’s default at Completion

6.7	The Purchaser shall not be obliged to complete this Agreement unless the Seller complies fully with Clause 6.2 and the provisions of Part 1 of Schedule 4.

6.8	If, in any material respect, the Seller has not complied with the requirements of Clause 6.2 and the provisions of Part 1 of Schedule 4 at the time and on the date set for Completion, the Purchaser may:

6.8.1	defer Completion with respect to part or all of the Quotaholding to a date selected by the Purchaser being not more than 28 (or such other date as the Parties may agree) days after that date (in which case this Clause shall apply to Completion as so deferred) (the “Purchaser Deferred Completion Date”); or

6.8.2	proceed to Completion as far as practicable and in any case without prejudice to its rights under this Agreement.

6.9	If the Purchaser elects to defer Completion to the Purchaser Deferred Completion Date in accordance with Clause 6.8.1 and on the Purchaser Deferred Completion Date, the Seller has not complied in all material respects with the requirements of Clause 6.2 and the provisions of Part 1 of Schedule 4 at that time, the Purchaser may:

6.9.1	proceed to Completion as far as practicable and in any case without prejudice to its rights under this Agreement; or

6.9.2	give notice to the Seller that it wishes to terminate this Agreement under Clause 12.1.5.

Purchaser’s default at Completion

6.10	The Seller shall not be obliged to complete this Agreement unless the Purchaser complies fully with Clause 6.3 and the provisions of Part 2 of Schedule 4.

EXECUTION VERSION

6.11	If, in any material respect, the Purchaser has not complied with the requirements of Clause 6.3 and the provisions of Part 2 of Schedule 4 at the time and on the date set for Completion, the Seller may:

6.11.1	defer Completion with respect to all of the Quotaholding to a date selected by the Seller being not more than 28 days (or such other date as the Parties may agree) after that date (in which case this Clause shall apply to Completion as so deferred) (the “Seller Deferred Completion Date”); or

6.11.2	proceed to Completion as far as practicable and in any case without prejudice to its rights under this Agreement.

6.12	If the Seller elects to defer Completion to the Seller Deferred Completion Date in accordance with Clause 6.11.1 and on the Seller Deferred Completion Date, the Purchaser has not complied in all material respects with the requirements of Clause 6.3 and the provisions of Part 2 of Schedule 4 at that time, the Purchaser may:

6.12.1	proceed to Completion as far as practicable and in any case without prejudice to its rights under this Agreement; or

6.12.2	give notice to the Seller that it wishes to terminate this Agreement under Clause 12.1.6.

7.	SELLER WARRANTIES

Seller Warranties

7.1	Subject to the limitations in Clause 9, the Seller warrants as at the date of this Agreement to the Purchaser in the terms of the Seller Warranties.

7.2	Subject to the limitations in Clause 9, the Seller warrants to the Purchaser that the Seller Warranties are true and accurate at the date of this Agreement and (in respect of the Title and Capacity Warranties and the Repeated Warranties only) on the Purchaser Protection Completion Date.

7.3	Each of the Seller Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Seller Warranty is not limited by the other provisions of this Agreement, including the other Seller Warranties.

Seller’s knowledge

7.4	Where any of the Seller Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression, that Seller Warranty shall be deemed to be qualified by the actual knowledge of Andrea Zappia, Domenico Labianca, Luca Sanfillipo, Karl Holmes, Eleni Lionaki, Jeff Palker, James Ward, Nami Patel and Massimo Garrone on the basis they have made reasonable enquiries in respect of the relevant Seller Warranty as at the date of this Agreement and (in respect of the Repeated Warranties only) at the Purchaser Protection Completion Date.

No claims against the Group

7.5

In the absence of fraud, dishonesty, wilful concealment or gross negligence (colpa grave), neither the Seller nor 21CF shall (if a claim is made against it in connection with the sale of the Quotaholding to the Purchaser) make any claim against any Group Company or against any director, employee, agent or officer of any Group Company on whom the Seller or 21CF may have relied before agreeing to any term of this Agreement or any agreement entered into by any member of the 21CF Group in connection with the Transaction, the Sky AG SPA or JV SPA or authorising any statement in the Disclosure Letter. The Seller and 21CF each acknowledge that they have no right to make any such claim. The rights of

EXECUTION VERSION

each Group Company and any director, employee, agent or officer of any Group Company under this Clause are subject to the provisions of Clause 16.9.

7.6	In the absence of fraud, dishonesty, wilful concealment or gross negligence (colpa grave), neither the Purchaser nor Sky plc shall make any claim against the Departing Directors or the departing directors of each of the Subsidiaries in relation to their acts and activities carried out by any of them, respectively, as directors, up to Completion. The Purchaser and Sky plc each acknowledge that they have no right to make such claim. The rights of the Purchaser against the Departing Directors and the departing directors of each of the Subsidiaries under this Clause are subject to the provisions of Clause 16.9.

Accounts

7.7	In calculating the liability of the Seller in respect of any Claim for breach of the Accounts Warranties, no credit shall be given to the Seller for any understatement of the value of any asset nor overstatement of the amount of any liability in the Accounts, nor shall credit be given to the Seller for any provision or reserve in the Accounts which proves to be unnecessary or greater than the amount of the item in respect of which it is provided or reserved.

8.	SELLER INDEMNITIES

Seller indemnities

8.1	Subject to Clause 8.2, the Seller undertakes to fully and effectively indemnify, keep indemnified and hold harmless each of the Protected Persons from and against (i) in respect of Clauses 8.1.1 and 8.1.2, fifty per cent. (50%) of all liabilities arising from all Actions and 50% of all Costs; and (ii) in respect of Clause 8.1.3, 100% of all liabilities arising from all Actions and 100% of all Costs (including, in each case, all Costs suffered or incurred in investigating, settling or disputing any such Action (actual or potential), and in any way relating to or in connection with the Indemnities) which any of the Protected Persons may suffer or incur or which may be brought against any of them in any jurisdiction arising, directly or indirectly, out of, in respect of, or in connection with:

8.1.1	disputed annual contribution amounts claimed by the Italian Communications Authority from the Company between 2006 and the Purchaser Protection Completion Date;

8.1.2	payment of ‘fair compensation’ to authors for (i) broadcast of motion pictures; and (ii) copying of broadcast works by Customers and Former Customers whether via equipment supplied by any member of the Group or otherwise; and

8.1.3	any Agreed Secondee not being offered equivalent employment or given equivalent tasks or their employment being terminated by a Group Company at the end of their secondment,

and any such Action shall be deemed to have led to a diminution in the value of the Quotaholding, or the quotaholdings in the Subsidiaries directly or indirectly held by the Company or the assets of the Company or the Subsidiaries, at least equal to the aggregate sum of any fines, confiscation or compensation orders, penalties (including debarment) or monetary damages and any Costs incurred as a result of or in connection with any such Action for which the Seller is liable to make a payment to the Protected Persons in accordance with this Clause 8.1 and Clause 9.

Third party rights

8.2	The rights of the Protected Persons (other than any Protected Person that is a Party) under Clause 8.1 are subject to the provisions of Clause 16.9.

EXECUTION VERSION

9.	SELLER LIMITATIONS ON LIABILITY

Disclosure

9.1	The Seller shall not be liable in respect of a General Claim or a claim for breach of the Tax Warranties to the extent that the facts and circumstances giving rise to the General Claim or claim for breach of the Tax Warranties are Disclosed.

9.2	The Seller’s liability in respect of a Claim for breach of the Title and Capacity Warranties and the Repeated Warranties as deemed to be repeated at the Purchaser Protection Completion Date shall not be limited as a result of the disclosure of additional facts and circumstances after the date of this Agreement or matters of which the Purchaser became aware (or ought reasonably to have become aware) after the date of this Agreement.

Notice

9.3	If the Purchaser or any Group Company becomes aware of a matter or circumstance which is likely to give rise to a Claim, the Purchaser shall give notice to the Seller specifying that matter or circumstance in reasonable detail (based on the information available at the time) as soon as reasonably practicable after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance, provided that a failure to notify shall not relieve the Purchaser from any liability with respect to such matter or circumstance, save to the extent that the liability of the Seller is increased as a result of such failure.

Time limits

9.4	The liability of the Seller in respect of a Claim shall terminate (but without prejudice to the rights and obligations of the Parties under the Tax Deed):

9.4.1	on the expiry of the Limitation Period in respect of the Tax Warranties;

9.4.2	on the earlier of:

(A)	the second anniversary of the Completion Date; and

(B)	the date falling 3 months after the end of the first complete financial year of the Company (ending on 30 June of the relevant year) following the Purchaser Protection Completion Date in respect of all Business Warranties, provided always that such date shall be at least 18 months from the Completion Date;

9.4.3	on the expiry of the period specified in Clause 9.4.2 in respect of all Indemnity Claims under Clauses 8.1.1 and 8.1.2; and

9.4.4	on the expiration of the limitation period determined in accordance with Applicable Law in respect of the Title and Capacity Warranties and in respect of any Indemnity Claim under Clause 8.1.3,

except in respect of any Claim of which notice is given to the Seller as contemplated by Clause 9.3 before the relevant date. The liability of the Seller in respect of any Claim (other than a Tax Claim) shall in any event terminate if proceedings in respect of it have not been commenced within nine months after the giving of notice of that Claim as contemplated by Clause 9.3 (or, if the Claim is based on a liability which is contingent only, within six months after such contingent liability gives rise to an obligation to make a payment).

Monetary Limits

9.5	Subject as provided in clause 3.4 of the Tax Deed, the aggregate amount of the liability of the Seller in respect of the aggregate of all Title and Capacity Claims, Tax Claims and any claim for a breach of any provision of this Agreement shall not exceed £2,450,000,000.

EXECUTION VERSION

9.6	Subject to Clause 9.5 the aggregate amount of the liability of the Seller in respect of the aggregate of all General Claims and all Indemnity Claims shall not exceed £1,225,000,000.

9.7	The Seller shall have no liability in respect of any Claim (other than any Title and Capacity Claim, any Claim under the Tax Deed and any Indemnity Claim) unless the aggregate amount of the liability of the Seller in respect of all Claims exceeds £22,500,000 in which case the Seller shall be liable for the full amount of the Claims not just the excess.

9.8	The Seller shall have no liability in respect of any Claim (other than any Title and Capacity Claim, and any Indemnity Claim and any Tax Claim) unless the Claim (or the aggregate of a series of connected Claims or Claims arising out of similar facts or circumstances) exceeds £2,000,000 in which case the Seller shall be liable for the full amount of the Claim not just the excess. Regardless of whether the Seller’s liability for a Claim is excluded pursuant to this Clause 9.8, the full amount of the Claim shall be treated as a Claim for the purposes of calculating whether the threshold in Clause 9.7 has been reached.

Sums recoverable from third parties

9.9	Where the Purchaser recovers from any person any sum in respect of any matter or event which gives rise to a Claim (other than a Tax Claim), the Purchaser shall not be restricted from pursuing that or any other Claim in relation to the same subject matter against the Seller, provided always that any sum recovered by the Purchaser before settlement or final determination of the relevant Claim (less any costs and expenses reasonably incurred by the Purchaser and each Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Claim by an equivalent amount. If recovery is delayed until after the relevant Claim has been satisfied by the Seller, the Purchaser shall (subject to the remaining provisions of this Clause) repay to the Seller the amount so recovered (less any costs and expenses reasonably incurred by the Purchaser and each Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of the relevant Claim satisfied by the Seller the Purchaser shall be entitled to retain the excess.

Duty of Mitigation

9.10	The Purchaser shall, and shall procure that each Group Company shall, take reasonable steps to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of a Seller Warranty, any facts or circumstances giving rise to any Indemnity Claim other than under Clause 8.1.3 or a breach of any provision of this Agreement or the Tax Deed.

Fraud

9.11	The limitations in this Clause 9 shall not apply in the event of any fraudulent act or omission or wilful concealment by the Seller or any member of the 21CF Group.

Exclusions

9.12	The Seller shall not be liable in respect of a Claim (other than a Title and Capacity Claim or, in the case of Clause 9.12.1 and 9.12.2, a claim under the Tax Deed) to the extent that the matter or circumstance giving rise to that claim:

9.12.1	was specifically provided for in the Accounts or taken into account in an adjustment in accordance with Schedule 2 or is otherwise reflected in the Accounts or the determination of the Final Purchase Price; or

9.12.2	is the subject of a claim under the Tax Deed and the Purchaser receives a payment in respect thereof under the Tax Deed; or

9.12.3	has been or is made good or is otherwise compensated for without cost to the Purchaser or any Group Company.

EXECUTION VERSION

9.13	The Seller shall not be liable in respect of a Claim (other than a Title and Capacity Claim, or any Tax Claim) to the extent the relevant liability would not have arisen but for:

9.13.1	a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

9.13.2	any change after Completion of the date to which any Group Company makes up its accounts or in the bases, methods, principles or policies of accounting of any Group Company other than a change which is reported by the auditors for the time being of that Group Company to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the date of Completion are not in accordance with IFRS; or

9.13.3	any act or omission of any Group Company on or before Completion carried out at the written request of the Purchaser or any act or omission of the Purchaser or any Group Company after Completion outside the ordinary course of business which the Purchaser knew or ought reasonably to have known would increase the liability of the Seller under this Agreement.

Third party claims

9.14	Upon the Purchaser or any member of the Purchaser’s Group becoming aware of any Claim against a Group Company by any third party other than a Tax Claim in respect of a matter giving rise to liability of the Seller under this Agreement (the “Third Party Claim”), the Purchaser shall and shall procure that the appropriate member of the Purchaser’s Group shall:

9.14.1	as soon as reasonably practicable notify the Seller in accordance with Clause 17, provided that a failure to notify shall not relieve the Seller from any liability with respect to that Third Party Claim, save to the extent that the liability of the Seller is increased as a result of such failure;

9.14.2	subject to the Seller indemnifying the Purchaser in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be properly incurred by the Purchaser as a result of actions taken pursuant to this Clause 9.14 and subject to the Seller providing confidentiality undertakings reasonably acceptable to the Purchaser (except where doing so would involve any loss of privilege or breach any legal or regulatory requirement) as soon as reasonably practicable give such information and access to personnel, premises, chattels, documents and records (which the Seller shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request in connection with such Third Party Claim and shall keep the Seller informed of all material developments relating to such Third Party Claim;

9.14.3	subject as provided in 9.14.2, take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any such claim, and shall comply with the reasonable instructions of the Seller in connection with any such claim, provided that the Purchaser shall not be obliged to take any such action which, in its reasonable opinion, would be materially prejudicial to the reputation or business of the Group or any member of the Purchaser’s Group; and

9.14.4

subject as provided in Clause 9.14.2, make no admission of liability, settlement, compromise or equivalent agreement with any third party in relation to any such claim, action or demand without the prior written consent of the Seller, such

EXECUTION VERSION

consent not to be unreasonably withheld or delayed, provided that the Purchaser shall not be obliged to take any such action or omit to take such action which, in the Purchaser’s reasonable opinion, would be materially prejudicial to the reputation or business of the Group or any member of the Purchaser’s Group.

10.	PURCHASER WARRANTIES

The Purchaser warrants to the Seller in the terms of the Purchaser Warranties, and such Purchaser Warranties shall be deemed to be repeated at the Completion Date.

11.	PROTECTION OF PURCHASER INTERESTS

Definitions

11.1	In this Clause 11, each of the following words and expressions shall have the following meanings:

11.1.1	“Commencement Date” means Completion Date;

11.1.2	“Controlling Interest” means:

(i)	ownership or power to vote on more than 50% of the shares or voting rights in a company or an undertaking; or

(ii)	the power to appoint a majority of directors of a company or an undertaking; or

(iii)	the power to direct or cause direction of the management and policies of a company, an undertaking or partnership, whether such power is a consequence of holding of shares, possession of voting rights or by virtue of any powers conferred by articles of association, constitution, partnership, agreement or other document regulating such company or otherwise; or

(iv)	in relation to a partnership, the right to a share of more than half of the income or more than half of the assets, or the right to exercise a majority of the voting rights of the partners in respect of the partnership assets or the ability or power otherwise to direct the affairs of the partnership;

11.1.3	“Competing Service” any of:

(i)	a premium subscription pay audio-visual content service; or

(ii)	a basic pay audio-visual content service; or

(iii)	a subscription video on demand service whose content is principally in the Italian language or subtitled in Italian and whose content consists of 21CF Group and / or third party first run and library theatrical motion pictures, or television programming;

11.1.4	“DTH” direct to home satellite;

11.1.5	“DTT” digital terrestrial television;

11.1.6	“IPTV” Internet Protocol television delivered by means of a private (or virtual private) or closed user group network;

EXECUTION VERSION

11.1.7	“Mobile” any mobile broadcast or telecommunications technology used to deliver content to mobile devices;

11.1.8	“Non-Controlled Entity” means any body corporate, undertaking or partnership in which the Seller or a Restricted Party does not hold a Controlling Interest;

11.1.9	“OTT” over-the-top Internet irrespective of the device to which services are delivered;

11.1.10	“Prohibited Activity” the retailing of a Competing Service to consumers in the Territories (or any of them) by means of a DTH or DTT or IPTV or Mobile or OTT platform or service;

11.1.11	“Restricted Parties” every member of the Retained Group and “Restricted Party” means any of them;

11.1.12	“Restricted Period” from the Commencement Date until 1 January 2017; and

11.1.13	“Territories” Italy, San Marino, Vatican City and Malta.

Competition

11.2	Subject to Clause 11.3, the Seller will not, and will procure that no Restricted Party will, carry on or be engaged in any Prohibited Activity during the Restricted Period.

11.3	Nothing contained in Clauses 11.2 or 11.4 shall:

11.3.1	preclude or restrict either the Seller or any Restricted Party from entering into any bona fide wholesale arrangement on an arm’s length basis with a third party in respect of a Competing Service; or

11.3.2	preclude or restrict either the Seller or any Restricted Party either alone or in conjunction with any other person from acquiring or holding shares in a company which, directly or indirectly, carries on or is engaged or interested in any Prohibited Activity within the Restricted Period, provided that:

(i)	the opportunity provided by the Prohibited Activity cannot reasonably be described as a material factor behind such acquisition or shareholding; and

(ii)	the Prohibited Activity represents less than 5 per cent. of such company’s turnover in the six (6) months prior to such acquisition or investment; and

(iii)	following such acquisition the proportion of content from the Retained Group (excluding any businesses or undertakings acquired pursuant to such acquisition) made available as part of that Prohibited Activity does not materially increase during the remainder of the Restricted Period (when compared to the proportion of content from the Retained Group (excluding any businesses or undertakings acquired pursuant to such acquisition) made available as part of that Prohibited Activity in the six (6) months prior to such acquisition or investment).

11.4	The Seller will not, and will procure that no Restricted Party will, during the Restricted Period acquire or establish an interest in a Non-Controlled Entity a material part of whose business constitutes a Prohibited Activity.

EXECUTION VERSION

Employees

11.5	Unless the Seller has first consulted with the Purchaser in good faith, the Seller will not, and will procure that no Restricted Party will, from the date of this Agreement until the expiration of 36 months from Completion:

11.5.1	directly or indirectly solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from any Group Company any person who is, and was at the date of this Agreement, employed or directly or indirectly engaged by any Group Company who is a Senior Employee, or any person who is, and was at the date of this Agreement, employed or directly or indirectly engaged by any Sky AG Group Company who is a Senior Employee, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving); and

11.5.2	employ any person who was at the date of this Agreement, employed or directly or indirectly engaged by any Group Company who is a Sky AG Senior Employee, or employ any person who was at the date of this Agreement employed or directly or indirectly engaged by any Sky AG Group Company who is a Sky AG Senior Employee.

Severability

11.6	Each of the restrictions set out in Clauses 11.2 and 11.5 is separate and severable and, in the event of any such restriction (including the defined expressions in Clause 11.1) being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction. The restrictions in Clause 11.2 shall be deemed to be separate and severable in relation to each of the countries referred to in Clause 11.1.13.

Benefit of restrictions

11.7	The restrictions entered into by the Seller in Clauses 11.2 and 11.5 are given to the Purchaser for itself and for each other member of the Purchaser’s Group and the Seller agrees that it will at the request and cost of the Purchaser enter into a further agreement with each other member of the Purchaser’s Group whereby it will accept restrictions corresponding to the restrictions in this Agreement (or such of them as the Purchaser in its absolute discretion shall deem appropriate). The rights of each member of the Purchaser’s Group (other than the Purchaser) under this Clause 11 are subject to the provisions of Clause 16.9.

12.	TERMINATION

Termination events

12.1	Subject to Clause 12.2, this Agreement shall automatically terminate with immediate effect and each Party’s rights and obligations shall cease to have force and effect:

12.1.1	if, before the Purchaser Protection Completion Date, the Purchaser becomes aware that any of the Title and Capacity Warranties was at the date of this Agreement, or has since become, untrue or misleading or has been breached, whether or not such breach is repudiatory (provided, where the breach is reasonably capable of remedy, the Seller has not remedied the breach prior to the date when the last of the Conditions is satisfied) and the Purchaser gives notice to the Seller that it wishes to terminate;

12.1.2

if, before the Purchaser Protection Completion Date, the Seller is in material breach, whether repudiatory or not, of any covenant in this Agreement (including, Clauses 5 (including Schedule 3) and Clause 11) which is material to the

EXECUTION VERSION

purchase of the Quotaholding, provided, where the breach is reasonably capable of remedy, the Seller has not remedied the breach prior to the date when the last of the Conditions is satisfied and the Purchaser gives notice to the Seller that it wishes to terminate;

12.1.3	if, before the Purchaser Protection Completion Date, any Material Adverse Change (or state of facts or circumstances, change, development, effect, event or occurrence which would reasonably be expected to have a Material Adverse Change) occurs and the Purchaser gives notice to the Seller that it wishes to terminate (provided that, where a Material Adverse Change (or state of facts or circumstances, change, development, effect, event or occurrence would reasonably be expected to have a Material Adverse Change) is reasonably capable of cure or remedy, the Purchaser shall not be entitled to give notice of termination to the Seller pursuant to this Clause 12.1.3, unless such event has not been remedied or cured during a reasonable period of time);

12.1.4	if the Purchaser or the Seller gives notice to the other pursuant to Clause 4.1(ii) or Clause 4.14;

12.1.5	if the Purchaser gives notice to the Seller pursuant to Clause 6.9.2 that it wishes to terminate this Agreement; or

12.1.6	if the Seller gives notice to the Purchaser pursuant to Clause 6.12.2 that it wishes to terminate this Agreement.

Effect of termination

12.2	The termination of this Agreement shall not affect:

12.2.1	any rights or obligations which have accrued or become due prior to the date of termination; and

12.2.2	the continued existence and validity of the rights and obligations of the Parties under any provision which is expressly or by implication intended to continue in force after termination (together with those Clauses necessary for their interpretation) including this Clause and Clauses 1, 16.1 to 16.11 (inclusive), 16.13, 16.15 to 16.22 (inclusive), and 17 to 20 (inclusive).

13.	SKY GUARANTEE AND INDEMNITY

13.1	Sky plc (i) unconditionally and irrevocably guarantees to the Seller the punctual discharge by the Purchaser of its obligations under this Agreement and the Tax Deed; and (ii) unconditionally and irrevocably guarantees to 21CF the punctual discharge of all and any of 21CF’s obligations under the Continuing Guarantees solely attributable to the period following Completion (but which, for the avoidance of doubt, shall not include any obligation (whether arising before or after Completion) which is caused by any act or omission prior to Completion) (the “Sky Guaranteed Obligations”) and promises to pay on demand each sum which the Purchaser is liable to pay under any of those Agreements.

13.2	Without prejudice to the rights of the Seller against the Purchaser, Sky plc shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Agreement and not a surety.

13.3	The Seller (or 21CF (as applicable)) may make any number of demands of Sky plc in respect of the Sky Guaranteed Obligations.

13.4

Sky plc’s obligations under this Clause 13 shall be in addition to any rights the Seller (or 21CF (as applicable)) may have under any other agreement or security in relation to this Agreement or the Sky Guaranteed Obligations. The Seller (or 21CF (as applicable)) may

EXECUTION VERSION

enforce its rights against Sky plc without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser.

13.5	Sky plc’s liability to the Seller (or 21CF (as applicable)) shall not be discharged, impaired or affected by:

13.5.1	any legal limitation, disability or incapacity or other circumstances relating to the Purchaser or any change in the members or status of the Purchaser or any other person;

13.5.2	any variation of any of the terms of this Agreement or of any of the Sky Guaranteed Obligations in accordance with Clause 16.15;

13.5.3	any time, waiver or consent granted to or composition with the Purchaser or any other person;

13.5.4	any defect in the obligations of the Seller (or 21CF (as applicable)) or the Purchaser;

13.5.5	the liquidation or dissolution of the Purchaser or the appointment of a receiver, administrative receiver or administrator of any of the Purchaser’s assets or any other insolvency proceeding relating to the Purchaser or any Change of Control of the Purchaser or any other matter affecting the obligation of the Purchaser to perform any Sky Guaranteed Obligation;

13.5.6	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

13.5.7	any other matter which, but for this Clause, would reduce, vitiate or affect the obligations of Sky plc in respect of the Sky Guaranteed Obligations.

13.6	Sky plc undertakes to fully and effectively indemnify, keep indemnified and hold harmless the Seller (or 21CF (as applicable)) from and against all Actions and all costs which the Seller (or 21CF (as applicable)) may suffer or incur or which may be brought against the Seller (or 21CF (as applicable)) in any jurisdiction arising, directly or indirectly out of, in respect of or in connection with any default by the Purchaser in performing any Sky Guaranteed Obligation or by Sky plc in performing its obligations under this Agreement.

13.7	Sky plc agrees that:

13.7.1	if any payment received by the Seller (or 21CF (as applicable)) from the Purchaser in relation to the Sky Guaranteed Obligations is avoided or set aside on the subsequent insolvency or liquidation of the Purchaser any amount received by the Seller (or 21CF (as applicable)) and subsequently repaid, shall not discharge or diminish the liability of Sky plc for the Sky Guaranteed Obligations and this Clause 13 shall apply as if such payment had at all times remained owing by the Purchaser; and

13.7.2	after a demand has been made by the Seller (or 21CF (as applicable)) under this Clause 13 and until the amount demanded has been paid in full, the Seller (or 21CF (as applicable)) may take such action as it thinks fit against the Purchaser to recover all sums due and payable to it under this Agreement, without affecting the obligations of Sky plc under this Clause 13.

13.8	The provisions of this Clause 13 shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

13.9	Sky plc warrants to the Seller that the Purchaser Warranties applicable to it are true and accurate as at the date of this Agreement and on the Completion Date.

EXECUTION VERSION

14.	21CF GUARANTEE AND INDEMNITY

14.1	21CF unconditionally and irrevocably guarantees to the Purchaser the punctual discharge by the Seller of its obligations under this Agreement and the Tax Deed (the “21CF Guaranteed Obligations”) and promises to pay on demand each sum which the Seller is liable to pay under any of those Agreements.

14.2	Without prejudice to the rights of the Purchaser against the Seller, 21CF shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Agreement and not a surety.

14.3	The Purchaser may make any number of demands of 21CF in respect of the 21CF Guaranteed Obligations.

14.4	21CF’s obligations under this Clause 14 shall be in addition to any rights the Purchaser may have under any other agreement or security in relation to this Agreement or the 21CF Guaranteed Obligations. The Purchaser may enforce its rights against 21CF without first having recourse to any other such agreement or security or exercising any rights or remedies against the Seller.

14.5	21CF’s liability to the Purchaser shall not be discharged, impaired or affected by:

14.5.1	any legal limitation, disability or incapacity or other circumstances relating to the Seller or any change in the members or status of the Seller or any other person;

14.5.2	any variation of any of the terms of this Agreement or of any of the 21CF Guaranteed Obligations in accordance with Clause 16.15;

14.5.3	any time, waiver or consent granted to or composition with the Seller or any other person;

14.5.4	any defect in the obligations of the Purchaser or the Seller;

14.5.5	the liquidation or dissolution of the Seller or the appointment of a receiver, administrative receiver or administrator of any of the Seller’s assets or any other insolvency proceeding relating to the Seller or any Change of Control of the Seller or any other matter affecting the obligation of the Seller to perform any 21CF Guaranteed Obligation;

14.5.6	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

14.5.7	any other matter which, but for this Clause, would reduce, vitiate or affect the obligations of 21CF in respect of the 21CF Guaranteed Obligations.

14.6	21CF undertakes to fully and effectively indemnify, keep indemnified and hold harmless the Purchaser from and against all Actions and all costs which the Purchaser may suffer or incur or which may be brought against the Purchaser in any jurisdiction arising, directly or indirectly out of, in respect of or in connection with any default by the Seller in performing any 21CF Guaranteed Obligation or by 21CF in performing its obligations under this Agreement.

14.7	21CF agrees that:

14.7.1	if any payment received by the Purchaser from the Seller in relation to the 21CF Guaranteed Obligations is avoided or set aside on the subsequent insolvency or liquidation of the Seller any amount received by the Purchaser and subsequently repaid, shall not discharge or diminish the liability of 21CF for the 21CF Guaranteed Obligations and this Clause 14 shall apply as if such payment had at all times remained owing by the Seller; and

EXECUTION VERSION

14.7.2	after a demand has been made by the Purchaser under this Clause 14 and until the amount demanded has been paid in full, the Purchaser may take such action as it thinks fit against the Seller to recover all sums due and payable to it under this Agreement, without affecting the obligations of 21CF under this Clause 14.

14.8	The provisions of this Clause 14 shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

14.9	Subject to the limitations in Clause 9, 21CF warrants to the Purchaser that the Seller Warranties applicable to it are true and accurate as at the date of this Agreement and on the Completion Date.

15.	RELEASES

15.1	Sky plc and 21CF shall use reasonable endeavours, to obtain:

15.1.1	the written consent from UEFA that Sky plc may replace the Existing Champions League Guarantee with effect from Completion with a guarantee from Sky plc on terms not less favourable to Sky plc than the Existing Champions League Guarantee (the “Champions League Consent”);

15.1.2	the written consent from UEFA that Sky plc may replace the Existing Europa League Guarantee with effect from Completion with a guarantee from Sky plc on terms not less favourable to Sky plc than the Existing Europa League Guarantee (the “Europa League Consent”); and

15.1.3	the written consent from Sviluppo Comparto 3 S.r.l. (as successor of Milano Santa Giulia S.p.A. in the lease agreement dated February 2006) that Sky plc may replace the Existing HQ Guarantee with effect from Completion with a guarantee from Sky plc on terms not less favourable to Sky plc than the Existing HQ Guarantee (the “HQ Consent”); and

15.1.4	the written consent from UEFA that Sky plc may replace the Existing UEFA Europa Qualifier Rights Guarantee with effect from Completion with a guarantee from Sky plc on terms not less favourable to Sky plc than the Existing UEFA Europa Qualifier Rights Guarantee (the “Qualifiers Consent”).

15.2	Reasonable endeavours shall not extend to an obligation to provide a bank guarantee, or any security or a deposit, or an obligation not to request a guarantee fee from a member of the Sky Group, but Sky plc shall not be deemed to have used reasonable endeavours in connection with the foregoing sentence, if Sky plc is requesting a guarantee fee from a member of the Sky Group in respect of the aforementioned guarantee, which is not on arm’s length terms.

15.3	Subject to Clause 13 if:

15.3.1	the Champions League Consent; or

15.3.2	the Europa League Consent; or

15.3.3	the HQ Consent; or

15.3.4	the Qualifiers Consent,

cannot be obtained, despite the reasonable endeavours in the meaning of Clause 15.2 by Sky plc, then:

(A)

subject to paragraph (B) below, 21CF shall continue to maintain in full force and effect the Existing Champions League Guarantee, the Existing Europa League Guarantee, the Existing HQ Guarantee and / or the Existing UEFA Europa

EXECUTION VERSION

Qualifier Rights Guarantee, in each case, in accordance with their respective terms and shall not exercise any right of termination or amendment in respect thereof; and

(B)	the guarantee provided by Sky plc pursuant to Clause 13 remains in full force and effect.

16.	MISCELLANEOUS

Announcements

16.1	Subject to the remaining provisions of this Clause 16.1, with the exception of the 21CF Announcement, the Seller shall not, and shall procure that no member of the 21CF Group shall, release any announcement or, except as provided in this Agreement or any Related Agreement, despatch any announcement or circular, relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and agreed by, the Purchaser (such approval not to be unreasonably withheld or delayed) save where such press release, public announcement circular, prospectus or other communication is consistent with the contents of the 21CF Announcement. Subject to Clause 16.6, nothing in this Clause 16.1 shall prohibit the Seller from making any announcement required by Applicable Law.

Confidentiality

16.2	For the purposes of Clauses 16.3 and 16.4, “Confidential Information” means the existence and contents of this Agreement and any other agreement or arrangement contemplated by this Agreement (including the Related Agreements) and:

16.2.1	information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Parties and any of their group undertakings from time to time; and

16.2.2	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings) from time to time,

which any party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement (including all information of the type referred to in Clause 16.2.1 held by any member of the 21CF Group in relation to any member of the Group, whether or not transferred or communicated to the Purchaser in connection with the Transaction) and provided that such information concerning the Group in relation to the period before Completion shall not be Confidential Information of the Seller or any member of the Retained Group following Completion and such information concerning the Group, notwithstanding the period to which it relates, shall be Confidential Information of the Purchaser and shall not be Confidential Information of the Seller.

16.3	Each Party undertakes to the other Parties that, subject to Clause 16.4, unless the prior written consent of the other Parties shall first have been obtained it shall, and shall procure that its Group, officers, employees, advisers and agents shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the Confidential Information of the other Parties.

16.4	The consent referred to in Clause 16.3 shall not be required for disclosure by a Party of any Confidential Information:

16.4.1

to its officers, employees, advisers and agents, in each case, as may be contemplated by this Agreement or any of the agreements referred to in this Agreement (including the Related Agreements) or, to the extent required to

EXECUTION VERSION

enable such Party to carry out its obligations under this Agreement or any of the agreements referred to in this Agreement (including the Related Agreements) and who shall in each case be made aware by such Party of its obligations under this Clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clauses 16.3 and 16.6, subject to the same exceptions as are contained in this Clause 16.4 and provided that each Party shall be responsible for any breach of this Clause 15 by its officers, employees, advisers or agents to whom Confidential Information is disclosed;

16.4.2	subject to Clause 16.6, to the extent required by Applicable Law or by the regulations of any stock exchange or regulatory authority to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal;

16.4.3	to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party;

16.4.4	which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied to another Party or any member of their Group from time to time;

16.4.5	which that Party lawfully possessed or independently developed prior to obtaining it from another;

16.4.6	to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed and provided that each Party shall be responsible for any breach of this Clause 15 by its professional advisers to whom Confidential Information is disclosed;

16.4.7	to the other Parties to this Agreement;

16.4.8	if and to the extent required to vest the full benefit of this Agreement in that Party; or

16.4.9	pursuant to the terms of this Agreement or any of the agreements referred to in this Agreement (including the Related Agreements).

16.5	The consent referred to in Clause 16.3 shall not be required for disclosure by the Purchaser of any Confidential Information if and to the extent that such Confidential Information is disclosed by the Purchaser or any member of the Purchaser Group for the purposes of satisfying the Conditions or in the course of any related activity (including, road shows and discussions with investors).

16.6	If a Party becomes required by Applicable Law, in circumstances contemplated by Clause 16.1 to make an announcement or, in the circumstances contemplated by Clause 16.4.2, to disclose any Confidential Information: (i) in the case of the Seller, the Seller shall and shall procure that the relevant member of the 21CF Group shall, (save to the extent prohibited by Applicable Law) give to the Purchaser such notice and shall consult with and reflect such reasonable comments of the Purchaser as is practical in the circumstances of such disclosure; and (ii) in the case of the Purchaser, the Purchaser shall and shall procure that the relevant member of the Purchaser Group shall, (save to the extent prohibited by Applicable Law) give to the Seller such notice and shall consult with the Seller as is practical in the circumstances of such disclosure.

No partnership

16.7	Nothing in this Agreement or in any document referred to in it (including the Related Agreements) shall constitute any of the Parties a partner of any other, nor shall the

EXECUTION VERSION

execution, completion and implementation of this Agreement or any document referred to in it (including the Related Agreements) confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Assignment

16.8	No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any such purported dealing in contravention of this Clause shall be ineffective.

Third party rights

16.9	With the exception of:

16.9.1	the rights of each Group Company and of any director, employee, officer or agent of each Group Company to enforce the terms contained in Clause 7.5;

16.9.2	the rights of each Subsidiary and of any Departing Director or departing director of each Subsidiary Group Company to enforce the terms contained in Clause 7.6;

16.9.3	the rights of a Protected Person (other than a Protected Person who is a Party) to enforce the terms contained in Clause 8.1;

16.9.4	the rights of each member of the Purchaser’s Group (other than the Purchaser) to enforce the terms contained in Clause 11;

16.9.5	the rights of each member of the Group (other than the Company) to enforce the terms contained in Clause 16.14,

(each such party being, for the purposes of this Clause 16.9, a “Third Party”) and

16.9.6	the rights of each Third Party to enforce the terms of Clauses 18, 19 and 20,

no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement. The rights of the relevant Third Parties to enforce the terms of Clause 7.5, Clause 11, Clause 18, Clause 19 and Clause 20 are subject to the condition that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the relevant Third Parties under Clause 7.5 and Clause 11 are also subject to the terms of Clauses 18, 19 and 20. The Parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.

Entire agreement

16.10	Each of the Parties to this Agreement confirms on behalf of itself and its group undertakings and respective Affiliates that this Agreement, together with the documents referred to in this Agreement (including the Related Agreements) and the agreed form documents, represent the entire understanding, and constitute the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and the reciprocal confidentiality agreement between Sky plc and 21CF entered into in July 2013 will terminate on the date hereof and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

EXECUTION VERSION

Unenforceable provisions

16.11	If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

16.12	So far as it remains to be performed, this Agreement shall continue in full force and effect after Completion without the need for any of the Parties to reiterate or otherwise confirm their commitment with respect thereto. The rights and remedies of the Parties shall not be affected by Completion.

Waiver

16.13	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy (including, but not limited to, any failure by the Purchaser to serve a termination notice pursuant to Clause 12) or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing (which, for this purpose, does not include email) and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Waiver of claims

16.14	In the absence of fraud, dishonesty or wilful concealment, each of the Seller and 21CF waives, and will procure that each member of the Retained Group waives, all Actions and actual or potential rights and claims of whatever nature (whether present or future and whether known or unknown) it or any of them have or may at any time have in respect of the acts or omissions (other than fraud) of any member of the Group in the period up to Completion. The benefit of this Clause 16.14 may be enforced directly by each member of the Group.

Variation

16.15	No variation of this Agreement (or any of the documents referred to in it, including the Related Agreements) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

16.16	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.

Taxation of payments

16.17	Any payment made or due from any Party under, or pursuant to the terms of, this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

Payments net of Tax

16.18

If any deductions or withholdings are required, or any payments made by or due from any party to this Agreement (the “payor”) in respect of Claims (other than any claim under the Tax Deed), Indemnity Claims or breaches of this Agreement are liable for Taxation in the hands of the person entitled to the payment (the “payee”)), or would have been so liable for Taxation but for the utilisation of any Tax Relief in respect of such liability, the payor shall, except to the extent that such deduction, withholding or Taxation (as the case may be) has already been taken into account in determining the amount payable in respect of the relevant Claim, Indemnity Claim or breach of this Agreement, be liable to pay to the

EXECUTION VERSION

payee such further sums as shall be required to ensure that the net amount received by the payee will equal the full amount which would have been received under or for breach of the relevant provisions of this Agreement in the absence of any such deductions, withholdings or Taxation liabilities.

16.19	Tax reliefs etc.

16.19.1	If a deduction or withholding in respect of which a further amount has been paid under Clause 16.18 results in the payee obtaining a Tax Relief, the payee shall make or procure payment to the payor within 20 Business Days of the use or set off of such Tax Relief or refund or repayment of Tax which is or arises from that Tax Relief, of an amount which the payee determines (acting reasonably) will leave it in the same after-Tax position as it would have been in had the further sums not been required to be made by the payor. The payee shall use reasonable endeavours to ensure that it obtains and utilises any such Tax Relief as soon as reasonably practicable, provided that the payee shall be under no obligation to utilise any such Tax Relief in priority to any other Tax Reliefs that are or become available to it.

16.19.2	The payee shall notify the payor in respect of obtaining any Tax Relief to which Clause 16.19.1 applies as soon as reasonably practicable after the use or set off of such Tax Relief or, in the case of any refund or repayment of Tax which is or arises from that Tax Relief, receipt of any such refund or repayment of Tax.

16.19.3	The payee shall, acting reasonably and in good faith, respond to any reasonable enquiries raised from time to time by the payor or its advisers for the purposes of confirming whether any Tax Relief has been obtained or used in accordance with Clause 16.19.1.

16.20	There shall (save to the extent that the relevant Tax Relief has already been taken into account in determining the amount payable in respect of that or any other Claim, Indemnity Claim or breach of this Agreement) be deducted from the amount due from the payor in relation to any Claims (other than any Claim under the Tax Deed), Indemnity Claim and breaches of this Agreement the amount by which any liability to Taxation of the payee (or any member of the group of companies of which the payee is a member) will be reduced or extinguished as a result of any Tax Relief arising from the matter giving rise to the relevant Claim, Indemnity Claim or breach of this Agreement (the “Available Tax Saving”) so that the amount payable shall be reduced by the amount of the Available Tax Saving calculated taking into account timing differences between the time when the amount payable is due for payment (the “Payment Date”) and the time when the Available Tax Saving is likely to be used to reduce a liability to pay Taxation and (where the Available Tax Saving is an offset against income, profits or gains) assuming rates of Taxation which apply at the Payment Date adjusted, if relevant, to take account of prospective changes in rates of Taxation which have been specified in legislation in force on the Payment Date and also assuming that the payee (or the relevant member of the group of companies of which the payee is a member) shall use reasonable endeavours to obtain and utilise the relevant Tax Relief but not in priority to any other Tax Relief’s that are or become available to it.

Registration, stamp and other taxes

16.20.1	Subject to Clauses 16.20.2 and 16.20.3, each Party shall bear all such registration, stamp or other similar taxes which that Party is liable for in accordance with the law of Italy on the transfer of the Quotaholding to the Purchaser.

16.20.2	The fees and costs of the Italian Public Notary in connection with the Notarial Deed shall be paid by the Purchaser.

EXECUTION VERSION

16.20.3	Any registration, stamp and other similar taxes payable in Italy as a result of any Actions brought or pursued in Italy in relation to this Agreement (“Italian Registration Tax”) shall be borne by the party which is unsuccessful in relation to that Action (the “Losing Party”) and the Losing Party covenants with the other party to the relevant Action (the “Successful Party”): (i) to pay to the relevant Tax Authority in Italy as soon as practicable all such Italian Registration Taxes; and (ii) to indemnify on demand, the Successful Party against any losses (including any such Italian Registration Tax) suffered or incurred by the Successful Party in respect of such Italian Registration Tax (whether as a result of a failure by the Losing Party to discharge such Taxes or otherwise).

No set off, deduction or counterclaim

16.21	Subject to Clauses 16.17 and 16.18, every payment payable by a Party under this Agreement shall be made in full without any set off or counterclaim howsoever arising.

Costs

16.22	The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

Further assurance

16.23	Each Party shall after Completion execute all such deeds and documents and do all such things as may reasonably be required for perfecting the transactions intended to be effected under, or pursuant to, this Agreement and the agreements referred to in this Agreement and for giving all Parties the full benefit of the provisions of this Agreement and the agreements referred to in this Agreement, including vesting in the Purchaser the legal and beneficial title to the Quotaholding.

16.24	The Seller shall, following Completion, use all reasonable endeavours to obtain the release and discharge of each Group Company (as soon as reasonably practicable after the Seller becomes aware of the same) from any guarantee, security, indemnity, bond, letter of comfort or other similar obligation given or incurred by each Group Company to the extent that the same relates to debts, liabilities or obligations (whether actual or contingent) in respect of the businesses of the Retained Group (“Seller Guarantee Liabilities”) (if any). For the avoidance of doubt, the Parties agree that for the purposes of this Clause 16.24 all reasonable endeavours shall not extend to the procurement of a bank guarantee.

16.25	With effect from Completion, the Seller undertakes to fully and effectively indemnify, keep indemnified and hold harmless the Purchaser (for itself and as trustee for the relevant Group Company) from and against any cost, claim, demand, liability, expense, loss or obligation (including whether incurred before or after Completion) in connection with the Seller Guarantee Liabilities.

16.26	With the exception of the Continuing Guarantees, the Purchaser shall, following Completion, use all reasonable endeavours to obtain the release and discharge of the Seller and any other member of the Retained Group (as soon as reasonably practicable after the Purchaser becomes aware of the same) from any guarantee, security, indemnity, bond, letter of comfort or other similar obligation given or incurred by the Seller or any other member of the Retained Group to the extent that the same relates to debts, liabilities or obligations (whether actual or contingent) of a Group Company (“Purchaser Guarantee Liabilities”) (if any). For the avoidance of doubt, the parties agree that for the purposes of this Clause 16.26 all reasonable endeavours shall not extend to the procurement of a bank guarantee.

16.27

The Purchaser undertakes to fully and effectively indemnify, keep indemnified and hold harmless the Seller (for itself and as trustee for the other members of the Retained Group) from and against any cost, claim, demand, liability, expense, loss or obligation in

EXECUTION VERSION

connection with the Purchaser Guarantee Liabilities which relate to the period following Completion.

Consequential loss

16.28	The Seller shall have no liability under or in respect of the Seller Warranties or a breach of any other provision of the Transaction Documents for any loss of business or profits, or in connection with any indirect or consequential loss (where indirect or consequential loss refers to the second limb of contractual damages as set out in Hadley v Baxendale) or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a Claim or a claim for breach of any other provision of the Transaction Documents.

Access

16.29	The Purchaser shall make available to the Seller any Books and Records of the Group (or, the relevant parts of those Books and Records as appropriate) to the extent they are reasonably required by the Seller in connection with the Transaction for the purpose of:

16.29.1	dealing with the regulatory and Tax affairs of any member of the Retained Group; or

16.29.2	the preparation, the auditing and the directors’ approval and filing of the statutory accounts of any member of the Retained Group for the financial years ended 30 June 2014 or 2015 (or any other financial year(s) covering such period), and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller and 21CF giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Seller and its representatives for inspection (during Working Hours) and copying (at the Seller’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.

16.30	The Seller shall make available to the Purchaser and Sky plc any Books and Records of the Retained Group (or the relevant parts of those Books and Records as appropriate) to the extent they are reasonably required by the Purchaser or Sky plc in connection with the Transaction for the purpose of:

16.30.1	dealing with the regulatory and Tax affairs of any member of the Purchaser’s Group; or

16.30.2	the preparation, the auditing and the directors’ approval and filing of the statutory accounts of the any Group Company or any member of the Purchaser’s Group for the financial years ended 30 June 2014 or 2015, as applicable (or any other financial year(s) covering such period), and, accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and/or Sky plc and subject to the Purchaser and Sky plc giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchaser and/or Sky plc and their representatives for inspection (during Working Hours) and copying (at the Purchaser’s expense) for and only to the extent necessary for such purpose and for a period of six years from the end of the year in which Completion takes place.

No double counting

16.31

The Purchaser shall not be entitled to receive damages or other compensation or reimbursement or an adjustment to the Provisional Purchase Price more than once in respect of the same loss or otherwise and to the extent that any loss or otherwise has been compensated or reimbursed or adjusted following a claim or calculation under this Agreement or any other Transaction Document, the Purchaser shall not be entitled to bring

EXECUTION VERSION

a further claim in relation to that loss or further adjust the Provisional Purchase Price under this Agreement.

Sky Brand

16.32	The Purchaser agrees to procure the execution of and 21CF agrees with the Purchaser to procure execution of the Sky Brand Licence Novation and Amendment Agreement in accordance with the terms of this Agreement. 21CF further agrees with the Purchaser to procure the execution of the Sky Brand Sub-licence Termination Agreement in accordance with the terms of this Agreement.

16.33	Change of control

With effect from Completion, 21CF undertakes to the Purchaser, for its benefit and the benefit of each member of the Group, to procure that no member of the Retained Group will exercise any right to terminate or vary any contract, agreement or arrangement with the Company or any member of the Group, on the grounds of any change of control in respect of any member of the Group resulting from the Transaction.

16.34	Settlement of equity awards

21CF undertakes to the Purchaser, for its benefit and the benefit of each member of the Group, that it shall satisfy in full, immediately prior to Completion, all outstanding equity awards granted to Employees or service providers to any member of the Group under the 21CF long term incentive plan, in accordance with the terms of the 21CF long term incentive plan.

16.35	TCF

The Seller undertakes to procure that the necessary rights in and to the 21CF Group’s new motion pictures, library motion pictures and made for television motion pictures shall be made available to TCF Hungary Film Rights Exploitation Limited Liability Company (“TCF”) for exercise by the Company under the terms and subject to the conditions of the Pay Television and Subscription Video-On-Demand Licence Agreement dated as of 1 July 2014 between TCF and the Company during its term.

16.36	Series

The Seller undertakes to procure that the necessary rights in and to the 21CF Group’s new television series produced for the US broadcast seasons 2013/14 and, if the Fox Series Volume Deal (as defined below) is extended, 2014/15 and 2015/16 (together with any subsequent seasons thereof) shall be made available to TCF for exercise by the Company under the terms and subject to the conditions of the Current Series Term Sheet License Agreement dated March 22, 2013, as amended by an amendment agreement dated 1 February 2014 and by an amendment agreement dated 3 April 2014, and the draft Current Series Term Sheet License Agreement currently dated April 2013 between TCF and the Company (together the “Fox Series Volume Deal”), during the term of the Fox Series Volume Deal.

16.37	Hedging

On or prior to Completion, the Seller shall procure that the foreign exchange hedging arrangement currently in place between 21st Century Fox America, Inc. and the Company, disclosed in folder 1.7 of the Data Room is terminated and replaced with an arrangement that is no less economically beneficial to the Company which shall not involve any member of the Retained Group.

16.38	FIC Channel Service Agreement

EXECUTION VERSION

The Seller confirms to the Purchaser and represents that the services agreements between Fox International Channels (UK) Limited and the Company, dated 24 July 2014 in relation to broadcast services, IT services and facilities management services was entered into in the ordinary course of business and on arms’ length usual commercial terms.

16.39	FIC Channel Service Agreement

The Seller confirms to the Purchaser and represents that the services agreements between Fox International Channels (UK) Limited and the Company, dated 24 July 2014 in relation to “Fox Sports”, “Fox Sports 2” and “Fox Sports Plus” was entered into in the ordinary course of business and on arms’ length usual commercial terms.

17.	NOTICES

17.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

17.1.1	must be in writing;

17.1.2	must be left at or delivered by courier to the address of the addressee or sent by pre-paid recorded delivery (airmail if posted internationally) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this Clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this Clause.

The relevant details of each Party at the date of this Agreement are:

21CF and Seller

Address:	1211 Avenue of the Americas, New York, NY 10036 USA

Facsimile:	+1 212 852 7214

Attention:	General Counsel

Copied to:	Simon Toms at the Seller’s Solicitors

Sky plc and Purchaser

Address:	Grant Way, Isleworth, Middlesex TW7 5QD

Facsimile:	020 7900 7120

Attention:	General Counsel

Copied to:	Stephen Wilkinson at the Purchaser’s Solicitors

17.1.3	must not be sent by electronic mail.

17.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 17.3.

17.3	Subject to Clause 17.4, a notice is deemed to be received:

17.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

17.3.2	in the case of a letter posted nationally, on the third day after posting or, if posted internationally, the seventh day after posting; and

17.3.3	in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was successfully sent in its entirety to the facsimile number of the recipient.

EXECUTION VERSION

17.4	A notice received or deemed to be received in accordance with Clause 17.3 above on a day which is not a Business Day, or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day.

18.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

19.	DISPUTE RESOLUTION

19.1	The Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

19.2	Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

19.3	This Agreement has been duly executed by the Parties (or their duly authorised representatives) on the date specified at the beginning of this Agreement.

19.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the English Courts.

20.	AGENT FOR SERVICE OF PROCESS

20.1	Each of the Seller and 21CF hereby irrevocably appoints Twentieth Century Fox International Limited, 31/32 Soho Square, London W1D 3AP, Attention: General Counsel, to act as agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement and undertakes to the Purchaser to appoint a person reasonably acceptable to the Purchaser as a replacement should, after the date of this Agreement, Twentieth Century Fox International Limited become unable to act.

20.2	The Purchaser hereby irrevocably appoints Sky plc to act as agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement and undertakes to the Seller to appoint a person reasonably acceptable to the Seller as a replacement should, after the date of this Agreement, Sky plc become unable to act.

EXECUTION VERSION

SCHEDULE 1

DETAILS OF THE COMPANY AND THE SUBSIDIARIES

PART 1

DETAILS OF THE COMPANY

Company name	Sky Italia S.r.l.

Registered number:	04619241005

Company status:	limited liability company

Country of incorporation:	Italy

Registered office:	Via Monte Penice No. 7, 20138, Milan

Issued corporate capital:	Euro 261,507,000.00 fully subscribed and paid up

Directors:

James Rupert Jacob Murdoch, Chairman of the Board of Directors

Domenico Carlo Fausto Labianca, director

Andrea Zappia, director

Osvaldo De Santis Scacco, director

Keith Rupert Murdoch, director

Mark Lewis Kaner, director

Gary Desmond Davey, director

Secretary (if any):	N/A

Statutory Auditors:	Arcangelo Agogliati, Chairman of the Board of the Statutory Auditors. David Sturaro, effective auditor. Angelo Gervaso Colombo, effective auditor. Luigi Carlo Filippini, alternate auditor

EXECUTION VERSION

Marco Borioli, alternate auditor

Auditor:	Reconta Ernst & Young S.p.a

Outstanding charges:	None

EXECUTION VERSION

PART 2

DETAILS OF THE SUBSIDIARIES

Name:	Sky Italia Network Service S.r.l.

Registered number:	11655910153

Company status:	limited liability company

Country of incorporation:	Italy

Registered office:	Via Monte Penice No. 7, 20138, Milan

Issued corporate capital:	Euro 8,000,000.00 fully subscribed and paid up

Registered quotaholders:	The corporate capital of Sky Italia is entirely owned by the Company

Directors:	Andrea Zappia, Chairman of the Board of Directors Domenico Carlo Fausto Labianca, director Luca Sanfilippo, director

Secretary (if any):	N/A

Statutory Auditors:

Arcangelo Agogliati, Chairman of the Board of the Statutory Auditors.

David Sturaro, effective auditor.

Angelo Gervaso Colombo, effective auditor.

Luigi Carlo Filippini, alternate auditor

Marco Borioli, alternate auditor

Auditors:	Reconta Ernst & Young S.p.a

Outstanding charges:	None

EXECUTION VERSION

PART 3

DETAILS OF THE SUBSIDIARIES

Name:	Telepiú s.r.l.

Registered number:	08549180159

Company status:	dormant limited liability company

Country of incorporation:	Italy

Registered office:	Via Monte Penice No. 7, 20138, Milan

Issued corporate capital:	Euro 10,625,000.00 fully subscribed and paid up

Registered quotaholders:	The corporate capital of Telepiú is entirely owned by Sky Italia

Directors:	Andrea Zappia, Chairman of the Board of Directors Domenico Carlo Fausto Labianca, director Luca Sanfilippo, director

Secretary (if any):	N/A

Statutory Auditors:

Arcangelo Agogliati, Chairman of the Board of the Statutory Auditors.

David Sturaro, effective auditor.

Angelo Gervaso Colombo, effective auditor.

Luigi Carlo Filippini, alternate auditor

Marco Borioli, alternate auditor

Auditors:	Reconta Ernst & Young S.p.a

Outstanding charges:	None

EXECUTION VERSION

SCHEDULE 2

COMPLETION STATEMENT

PART 1

PREPARATION AND DETERMINATION

OF COMPLETION STATEMENT; PAYMENT PROVISIONS

1.1

1.1.1	The Purchaser shall prepare or procure the preparation of the Full US GAAP Trial Balance, the Reconciliation and the statement of Working Capital as at the Completion Accounts Date Effective Time, and in the case of the statement of Working Capital, substantially in the form set out in Part 3 of this Schedule 2 and, by reference to such Reconciliation and statement of Working Capital, a statement as at the Completion Accounts Date Effective Time substantially in the form set out in Part 4 of this Schedule 2 and specifying:

(A)	the Working Capital Amount;

(B)	the Target Working Capital Amount;

(C)	the Working Capital Adjustment Amount;

(D)	the Final Purchase Consideration; and

(E)	the amount by which, as a result of sub-paragraphs (A) to (D) above, the Final Purchase Consideration is greater than or less than the Provisional Purchase Consideration,

(with such statement of Working Capital and Reconciliation together being the “Draft Completion Statement”). The Draft Completion Statement shall be delivered to the Seller by the Purchaser in accordance with Clause 17 (Notices) as soon as reasonably practicable and in any event within 40 Business Days following Completion.

1.1.2	The Completion Statement shall be prepared in accordance with those accounting policies, principles, practices, bases and methodologies set out below and applied in the following order of priority:

(A)	the accounting principles as set out in Part 2 (Accounting Principles) of this Schedule 2;

(B)	otherwise, to the extent not inconsistent with paragraph 1.1.2(A) above and save to the extent the Completion Statement complies with US GAAP, in accordance with the US GAAP accounting principles, policies, procedures, categorisations, definitions, methods, and estimation techniques (including in respect of the exercise of management judgment) applied in the Management Accounts and consistent with past practice; and

(C)	finally, to the extent not inconsistent with paragraphs 1.1.2(A) and (B) above, in accordance with the US GAAP accounting principles generally accepted as at the date of its preparation.

1.1.3	Save in accordance with the provisions of paragraph 1.4.2 no amendment shall be made to the Draft Completion Statement after its delivery to the Seller in accordance with paragraph 1.1.1.

EXECUTION VERSION

1.2	The Seller may dispute the Draft Completion Statement by notice (in this paragraph, the “Notice”) delivered to the Purchaser in accordance with Clause 17 (Notices) within 30 Business Days of receiving the Draft Completion Statement. The Notice shall specify:

1.2.1	which items of the Draft Completion Statement are disputed (the “Disputed Items”);

1.2.2	the reasons therefor; and

1.2.3	to the extent reasonably practicable, the effect that the Seller believes that the Disputed Items have on:

(A)	the Working Capital Amount;

(B)	the Working Capital Adjustment Amount;

(C)	the Final Purchase Consideration; and

(D)	the amount by which the Final Purchase Consideration is greater than or less than the Provisional Purchase Consideration.

1.3	Only those Disputed Items specified in the Notice shall be treated as being in dispute and no amendment may be made by a Party, or any Expert appointed pursuant to sub-paragraph 1.4.2(B) below, to any items which are not Disputed Items, provided always that a Party may amend the amount of any Disputed Item and/or make other consequential amendments to its stated position in the Notice and paragraphs 1.2.2 and 1.2.3, prior to reaching an agreement with the other Party pursuant to paragraph 1.4.2(A) or prior and up to the submission of that Party’s written statement pursuant to paragraph 1.5.1, as the case may be.

1.4

1.4.1	If the Seller does not serve the Notice under paragraph 1.2 above, the Draft Completion Statement shall constitute the Completion Statement.

1.4.2	If the Seller does serve the Notice under paragraph 1.2 above, then the Purchaser and the Seller shall use their respective reasonable endeavours to resolve the Disputed Items and either:

(A)	if the Purchaser and the Seller reach agreement on the Disputed Items within 20 Business Days of the Notice being served (or such longer period as the Purchaser and the Seller may agree in writing), the Draft Completion Statement shall be amended to reflect such agreement and shall then constitute the Completion Statement; or

(B)	if the Purchaser and the Seller do not reach agreement in accordance with paragraph (A) above, the Purchaser or the Seller may refer the Disputed Items to a chartered accountant being a partner (or equivalent) at an independent firm of chartered accountants of international repute (and with Italian language capability and knowledge of Italian accounting practices) as the Purchaser and the Seller may agree or, failing such agreement within 10 Business Days of expiry of the period described in paragraph (A) above, to a chartered accountant being a partner (or equivalent) in an independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Purchaser, appoint (the “Expert”) on the basis that the Expert is to make a decision on the Disputed Items in accordance with paragraph 1.5. The Draft Completion Statement shall be amended as necessary to reflect the decision of the Expert and as amended, and signed by the Expert, shall then constitute the Completion Statement.

EXECUTION VERSION

1.4.3	Each party shall bear its own costs with respect to the finalisation of the Completion Statement. The costs of reference of the Disputed Items to the Expert shall be borne by the parties as set out in paragraph 1.5.7 below.

1.5	In any reference to the Expert in accordance with paragraph 1.4.2(B) above:

1.5.1	the Purchaser and the Seller shall each prepare a written statement regarding the Disputed Items and other relevant matters, which together with all relevant documents they are each relying on, shall be submitted to the Expert and the other Party within 10 Business Days of the Expert’s appointment or such longer reasonable period as the Expert may determine;

1.5.2	each of the Purchaser and the Seller may submit one set of written comments on the other Party’s written statement to the Expert and the other Party within 5 Business Days of the submission of the written statements or such longer reasonable period as the Expert may determine;

1.5.3	the Expert may disregard any written statement and written comments referred to in paragraphs 1.5.1 and 1.5.2 that are not submitted to the Expert within the time periods so stipulated and the Expert shall give his written decision with reasons for his decision to the Parties within 25 Business Days of the Expert’s appointment or such longer reasonable period as the Expert may determine but no later than within 60 Business Days of the Expert’s appointment;

1.5.4	the Expert shall act as an expert and not as an arbitrator;

1.5.5	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Seller;

1.5.6	in the absence of agreement between the Seller and the Purchaser, the Expert may determine the procedure to be followed in undertaking the expert determination, in so far as it is not set out herein;

1.5.7	the fees and disbursements of the Expert, and disbursements of the President of the Institute of Chartered Accountants in England and Wales in appointing the Expert, shall be borne by the Seller and the Purchaser equally; and

1.5.8	each of the Seller and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(A)	by their respective advisers;

(B)	in the case of the Purchaser, the Books and Records and personnel of the Company; and

(C)	in the case of the Seller, the Books and Records and personnel of the Retained Group.

1.6	Following determination of the Completion Statement:

(A)	the Working Capital Amount;

(B)	the Working Capital Adjustment Amount;

(C)	the Final Purchase Consideration; and

(D)	the amount by which the Final Purchase Consideration is greater than or less than the Provisional Purchase Consideration shall be determined by reference to the Completion Statement.

1.7

1.7.1	If the Final Purchase Consideration is less than the Provisional Purchase Consideration then the Seller shall within five Business Days of the date on which

EXECUTION VERSION

the Final Share Purchase Consideration is agreed or determined in accordance with this Schedule 2, pay to the Purchaser an amount equal to the difference.

1.7.2	If the Final Purchase Consideration is greater than the Provisional Purchase Consideration, then the Purchaser shall, within five Business Days of the date on which the Final Purchase Consideration is agreed or determined in accordance with this Schedule 2, pay to the Seller an amount equal to the difference.

1.8	Any payment made by the Seller or, as the case may be; by the Purchaser pursuant to paragraph 1.7 shall take effect as an alteration to the Provisional Purchase Consideration.

1.9	All payments to be made under paragraph 1.7 shall be made in immediately available funds in pounds sterling, having translated the difference, using the average currency spot exchange rate as quoted on Bloomberg over the 10 day period prior to the Completion Accounts Date Effective Time without any restriction or condition and without any deduction or withholding (save only as may be required by law) by bank transfer to the Purchaser’s Account or, as the case may be, the Seller’s Solicitor’s Account (or, as the Purchaser or Seller may otherwise direct at least 5 days prior to any such payment).

EXECUTION VERSION

PART 2

ACCOUNTING PRINCIPLES

1.	In preparing the Balance Sheet no item shall be included more than once and no minimum materiality or threshold shall be applied.

2.	The Balance Sheet shall be prepared on the basis that the Company is a going concern.

3.	The Balance Sheet shall take into account information in respect of “Subsequent Events” as defined under US GAAP up until the Purchaser has delivered the Draft Completion Statement to the Seller save that the Completion Statement shall not take into account any matters arising solely as a consequence of the change in ownership of the Target Group or any change in management strategy or direction implemented by or on behalf of the Purchaser or member of the Purchaser’s Group.

4.	Revenue shall be recognised as follows:

a)	Revenue from the provision of DTH subscription (to residential and commercial customers) shall be recognised as the services are provided;

b)	Discounts offered to customers will be expensed over the term of the contract and netted against subscription revenue;

c)	Revenues from activation fees (including the cost of installation) will be recognised when earned (i.e. smart card is activated);

d)	Pay per view revenues will be recognised when the event is made available for viewing;

e)	Advertising revenue shall be recognised as the commercials are aired. Revenue generated from advertising sales is recognised on a net agency commission basis (15%).and netted of Third Parties channels revenue share and other commission’s sales costs (e.g. media agencies over-commissions, agents fees); and

f)	Advance payments from subscribers that have been billed more than 1 month in advance will be recognised as deferred income.

5.	Programming assets relating to non-proprietary television programme rights shall be recognised at the earlier of payment date (to the extent of any payment made) and when the programme is available for its first showing, with a corresponding liability booked where required.

6.	For Sports rights relating to live football matches or races (i.e. Formula 1 and MotoGP), 90% of the cost shall be recognised in the income statement over the period in which the championship matches or races are transmitted live. The residual 10% of the cost shall be recognised in the period elapsing from the end of the championship season just concluded and the onset of the next championship, during which prior-season football matches can be shown.

7.	Sports rights relating to other tournaments shall be recognised in the income statement on a straight-line basis over the tournament’s duration.

8.	The cost incurred in acquiring single-event sports rights shall be recognised in full in the income statement at the date of first broadcast.

9.	Movie PayTV rights shall be recognised in the income statement at the higher of the cost arising from the constant allocation over the contract term and that arising from an allocation based on the number of effective showings.

EXECUTION VERSION

10.	“Pay-Per-View” movie rights shall be recognised in the income statement based on the contractual period of the right starting or from the date the usage period starts.

11.	Any other non-proprietary programming rights shall be expensed in the income statement over the period from which benefit is derived by reference to use or contractual term. If a programme is cancelled before it is fully amortised, the remaining asset value will be expensed fully to the income statement.

12.	Prepaid expenses and assets in relation to advances for sports rights shall only be recognised to the extent there has been an associated cash outflow.

13.	Deferred income relating to subscribers billed more than 1 month in advance shall be released to the income statement on a straight line basis over the period of the contract / period over which the service is delivered.

14.	Accrued income and deferred income shall only be recognised to the extent revenue recognition criteria as detailed in Clause 4 above have been satisfied.

15.	A provision for bad and doubtful debts will be calculated consistent with past practice and will include 100% of trade receivables that are older than 180 days (based on due date).

16.	No leases classified as finance leases in the Little River Management Accounts shall be reclassified as operating leases.

17.	An accrual shall be recognised for goods and services delivered before the Completion Accounts Date Effective Time which have not been either invoiced or paid for. Amounts paid or payable in advance for goods and services shall be recognised in Working Capital as prepayments/deferred costs.

18.	Transponder capacity costs shall be recognised on a straight-line basis over the period that the transponder capacity is contracted for use by the Company.

19.	The Balance Sheet shall include a provision for any liability as defined under US GAAP that existed at the Completion Accounts Effective Time.

20.	All assets and liabilities denominated in foreign currencies shall be translated into Euro at the average currency spot exchange rate as quoted on Bloomberg over the 10 day period prior to the Completion Accounts Date Effective Time.

21.	All assets and liabilities relating to Olympics 2016 rights shall be excluded.

EXECUTION VERSION

PART 3

WORKING CAPITAL

Amount (EUR)

Trade Receivables
Non-Current Receivables
Inventory
Current Prepayments
Trade Payables
Salary & Payroll Liabilities
Deferred Income
Severance
TFR liability
Holiday Pay Accrual
Risk Fund & Other Liabilities
Accrued taxes
Net tax liabilities / (asset)
Intercompany – Trading Receivables
Intercompany – Trading Payables
Net Inter-Company Funding Balances[1]
Cash
Third Party Debt
Purchaser Debt

Working Capital Amount

[1]	Only to the extent not settled at Completion in accordance with Clause 5.5.

EXECUTION VERSION

PART 4

FORM OF COMPLETION STATEMENT

Completion Accounts Date Working Capital Amount
Target Working Capital Amount	- €	30,000,000
Working Capital Adjustment Amount
Final Purchase Consideration
Provisional Purchase Consideration
Completion Statement adjustment

EXECUTION VERSION

SCHEDULE 3

CONDUCT OF BUSINESS BEFORE COMPLETION AND BEFORE THE COMPLETION

ACCOUNTS DATE EFFECTIVE TIME

PART 1

CONDUCT OF BUSINESS BEFORE COMPLETION

Other than (i) as required by Applicable Laws or Disclosed contractual obligations, (ii) as required by or necessary to give effect to the Agreement or the Related Agreements or (iii) as otherwise Disclosed, pending Completion the Seller shall procure that, without the prior written consent of the Purchaser (such consent other than in relation to paragraphs 3, 19, 20 and 21 below not to be unreasonably withheld, delayed or conditioned) or as envisaged by this Agreement, no Group Company shall:

1.	create, allot or issue any shares, capital or quotaholding or redeem or purchase any shares or quotaholding or reduce its issued share capital, or any uncalled or unpaid liability in respect thereof, or any capital redemption reserve, share premium account or other reserve that is not freely distributable;

2.	grant any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of its quotaholding, share or loan capital;

3.	acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

4.	acquire or dispose of any asset(s), business(es) or undertakings or contracts for any revenues or assume or incur any liability, obligation or expense (actual or contingent) in excess of (i) €5,000,000 in relation to acquisitions of asset(s), business(es) or undertakings individually and in relation to disposals of asset(s), business(es) or undertakings; or (ii) €10,000,000 per annum in relation to contracts for revenues or the assumption or incurring of any liability, obligation or expense (actual or contingent) (in each case, exclusive of recoverable VAT);

5.	pass any resolution by its members in general meeting or make any alteration to its articles of incorporation (other than in respect of approval of the Unaudited Accounts);

6.	enter into, modify or amend any contract, arrangement, liability or commitment which is incapable of being terminated within 12 months or could involve expenditure or liability which exceeds €10,000,000 per annum;

7.	create or grant any Encumbrance or other agreement or arrangement which has the same or similar effect to the granting of security in respect of all or any part of the undertaking, property or assets of any Group Company or grant any guarantee or indemnity for the obligations of any person (other than another Group Company) provided that the foregoing shall not apply in relation to Encumbrances or securities which may be created or granted in a trading contract entered into in the ordinary course of a Group Company’s business;

8.	repay (other than in the ordinary course of business and other than in connection with the performance of (i) the intercompany loan agreement between the Company and 21st Century Fox Holding Adelaide BV as last renewed effective as from June 24, 2013 and (ii) the cash pooling agreement among the Group Companies dated April 1, 2013)), acquire, redeem or create any borrowings or other indebtedness or obligation in the nature of borrowings (including obligations pursuant to any debenture, bond, note, loan stock or other security and obligations pursuant to finance leases) or make any advance, loan or deposit of money (other than the granting of trade credit in the ordinary course of business) or cancel, release or assign any indebtedness owed to it, in each case which exceeds €5,000,000;

9.	make any material change in its general policies or practices in respect of debtors or payment of creditors;

EXECUTION VERSION

10.	make, or agree to make, capital commitments or expenditure exceeding €5,000,000 (exclusive of recoverable VAT) per annum on any single item or series of connected items;

11.	lease, license or part with or share possession or occupation of any property held or occupied or which may be acquired by any Group Company or enter into, modify or amend any agreement or arrangement to do so where such agreement or arrangement involves payment in excess of €5,000,000 per annum to or by the relevant Group Company;

12.	enter into, modify or amend the terms of, or terminate any partnership, joint venture or other profit sharing agreement (i) unless renewal of such an agreement is on materially equivalent terms and (ii) provided that a counterparty’s termination of such an agreement shall not be a breach of this paragraph;

13.	modify, terminate or waive any rights under any of its contracts which are material to the businesses of the Group or any Group Company where such rights have a value in excess of €15,000,000;

14.	initiate, settle, abandon or take any material step in respect of any claim, litigation, arbitration or other proceedings or make any admission of liability by or on behalf of any Group Company except, in any case, in relation to sums not exceeding €10,000,000 (exclusive of recoverable VAT);

15.	make any material change (from the point of view of the relevant employee or category of employees) in the terms and conditions of employment (contractual or non-contractual), working practices of any Exec Direct Reports or make any change to any collective agreement covering any employee or category of employee which would have a material adverse impact on the Group, other than where such change is required by law;

16.	make any change in the remuneration of or (with limitation) other terms of employment of or vary the duties of or dismiss or terminate the employment of any Exec Direct Reports, any director of any Group Company from time to time or recruit any person who would, if recruited, fall within this paragraph 16;

17.	create or amend any employee share scheme, or grant or issue any option under such scheme or adopt or participate in any pension scheme (other than the Disclosed Schemes) or amend any of the Disclosed Schemes or review any such Disclosed Scheme or vary or cease contributions made in any such Disclosed Scheme;

18.	vary any terms of any of its policies of insurance which would be reasonably considered to have a material adverse impact on the Group or take out any additional or replacement policies of insurance (other than renewals of the policies of insurance on substantially the same terms as those in force at the date of this Agreement);

19.	other than arrangements with Customers classified as ‘VIPs’ by the Company, enter into, modify or amend any transaction with any person otherwise than at arms’ length;

20.	enter into, modify or amend any agreement, undertaking or arrangement which contains (or introduce into such agreement, undertaking or arrangement) a provision which (i) imposes any material restriction on the way the business or commercial activities of any Group Company is carried on at the date of this Agreement or may be carried on hereafter (other than provisions relating to exclusive content rights in the ordinary course); or (ii) imposes any non-compete, material and/or onerous non-solicit or other restriction on the carrying on of the business or commercial activities of any holding company of the Company or any subsidiary undertaking of any such holding company (in each case, from time to time);

21.	enter into, modify or amend the terms of any transaction or agreement with the Seller or any Affiliate of the Seller or any director or officer of the Seller or of any Affiliate of the Seller or of any of their respective Affiliates (other than entering into long form agreements reflecting only the terms agreed in relation to such transaction or agreement);

22.	make any proposal for the winding up or liquidation of any Group Company or propose any scheme or plan of arrangement, reconstruction, amalgamation or demerger;

23.	change its accounting reference date, auditors or make any change to its accounting practices or policies, except as may be required by IFRS or US GAAP from time to time;

EXECUTION VERSION

24.	make, revoke or change any Tax election, adopt or change any Tax accounting method, practice or period, grant or request a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax, file any amended tax return or settle or compromise any contested Tax liability, except in each case as may be required by Applicable Law;

25.	take any step which affects the residence of the Company or any Group Company for any Tax purposes;

26.	take any step which has as its main purpose, or one of its main purposes, the avoidance of a liability to Tax;

27.	amend or vary materially any Standard Form Customer Contracts, save for any amendment or variation required by Applicable Law or enter into any agreement with any person where, following the entry into such agreement, that person would become a customer of a Group Company otherwise than on the terms of a Standard Form Customer Contract; or

28.	agree or undertake to do any of the above.

Notwithstanding paragraphs 6 and 10 of this Schedule 3, with the exception of any agreement or arrangement between any Group Company and any member of the 21CF Group, the acquisition, commissioning or otherwise by a Group Company pursuant to a Programme Agreement of any content, channel rights or output which has liability or expenditure of less than €15,000,000 shall be and shall be deemed to be in the normal course and, provided that such content is acquired or commissioned on arms’ length terms and in accordance with normal procedures consistently applied, may take place without the consent of the Purchaser.

EXECUTION VERSION

PART 2

CONDUCT OF BUSINESS BEFORE COMPLETION ACCOUNTS DATE

1.	LEFT INTENTIONALLY BLANK

2.	The Completion Accounts Date shall take place on the last calendar day of the calendar month in which Completion occurs (the “Completion Accounts Date”).

3.	To the extent that any of the following occur between the Effective Time and the Completion Accounts Date Effective Time, other than (i) pursuant to or in accordance with the terms of any agreement or arrangement entered into in relation to the business of the Group Companies (the “Business”) before the date of this Agreement between any member of the 21CF Group (including any Group Company) and a member of the Purchaser Group; or (ii) as expressly contemplated by the Agreement, the provisions of Clause 5.7 shall apply:

(a)	a management charge or fee is levied or received by any member of the Purchaser Group or any person connected with any member of the Purchaser Group against or in respect of the Purchaser in respect of the Business or any Group Company and there will be no payment of any management charges or consulting, service or other fees or payments of any kind or compensation by the Purchaser in respect of the Business or any Group Company to any member of the Purchaser Group or any person connected with any member of the Purchaser Group,

(b)	a brand licence fee is charged by the Purchaser to the Company and it is cash settled (and for the avoidance of doubt, it will be excluded from the Working Capital Amount).

(c)	any dividend or distribution of profits or assets is paid or declared or made by the Purchaser in respect of the Business or by any Group Company to or in favour of any member of the Purchaser Group or any person connected with any member of the Purchaser Group;

(d)	any assets are transferred or surrendered to or on behalf of any member of the Purchaser Group or any person connected with any member of the Purchaser Group by the Purchaser in respect of the Business or by any Group Company;

(e)	any Indebtedness is incurred by any Group Company shall be included in the Working Capital Amount unless such Indebtedness is procured on substantially the same terms as the intercompany loan agreement between the Company and 21st Century Fox Adelaide Holding BV as last effectively renewed on 24 June, 2013;

(f)	any Cash transactions arising from the carrying on of the Business by the Purchaser and any Group Company other than in the normal and ordinary course of trading are not recorded;

(g)	any Group Company redeems, repurchases or repays any share capital;

(h)	any liability is incurred by the Purchaser in respect of the Business or by the Target Company for the benefit of any member of the Purchaser Group and such liability

EXECUTION VERSION

or obligation of any member of the Purchaser Group or any person connected with any member of the Purchaser Group in respect of the business or the Target Company is not waived (in whole or in part);

(i)	any capital expenditure is incurred or paid (outside the ordinary course of business) in respect of the Business or any Group Company save in accordance with and as provided for in contracts entered into prior to the Effective Time;

(j)	any litigation, arbitration or other proceedings are initiated, settled or abandoned in relation to the Business or any Group Company;

(k)	any cost is incurred in relation to any employees or officers of the Purchaser working in or in relation to the Business or any employee or officer of any Group Company whose employment or appointment commences after the Effective Time or whose employment or appointment terminated after the Effective Time;

(l)	the amendment any of the insurance policies held by any Group Company (other than in the ordinary course), or intentionally, wilfully or negligently doing, or omitting to do, anything that:

(i)	makes any such insurance policy void or voidable;

(ii)	entitles any of the insurers under any such insurance policy to refuse to indemnify the insured in relation to particular claims in whole or in part; or

(iii)	results in a material increase in the premium payable under such insurance policies;

(m)	each Group Company not continuing to carry on business in the ordinary course in compliance with all Applicable Law and in substantially the same manner as its businesses have been carried on before the Effective Time;

(n)	any payment being made or any obligation incurred or any action taken or omission made that would be reflected in or affect the Working Capital in respect of any agreement or arrangement entered into after the Effective Time in relation to the Business or by or in relation to any Group Company outside the normal and ordinary course of the Business; and

(o)	the making, revoking or changing of any Tax election, adopting or changing any Tax accounting method, practice or period, granting or requesting a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax, filing any amended tax return or settling or compromising any contested Tax liability, except in each case as may be required by Applicable Law or carried out in accordance with clause 11 of the Tax Deed.

4.	The Purchaser shall notify the Seller within a reasonable period (and in any event before delivery of the Draft Completion Statement) following becoming aware of the occurrence of any event set out in paragraph 3 that would, but for Clause 5.7 have a material effect on the Draft Completion Statement and the Completion Statement and shall provide the Seller with sufficient information about such event to reasonably enable the Seller to assess the consequences for the Draft Completion Statement and the Completion Statement.

EXECUTION VERSION

SCHEDULE 4

COMPLETION OBLIGATIONS

PART 1

SELLER’S OBLIGATIONS

At Completion, the Seller shall:

1.	deliver or cause to be delivered to the Purchaser:

1.1	a copy of or extracts from the minutes of meetings of the directors of the Seller and 21CF authorising the Seller and 21CF to enter into and perform their obligations under this Agreement and the documents referred to in this Agreement including the agreed form documents, certified to be a true and complete copy or extracts by a director or the secretary of the Seller and 21CF as appropriate;

1.2	the Notarial Deed duly executed by or on behalf of the Seller in front of the Italian Public Notary;

1.3	the Tax Deed duly executed by or on behalf of the Seller;

1.4	the Sky Brand Licence Novation and Amendment Agreement duly executed by or on behalf of 21st Century Fox America Inc.;

1.5	the Framework Novation Agreement duly executed by or on behalf of 21st Century Fox America, Inc. and the CEO;

1.6	the Sky Brand Sub-licence Termination Agreement duly executed on behalf of the Seller, the Company and 21CF;

1.7	the 21CF Placing Undertaking duly executed on behalf of 21st Century Fox Nominees Limited;

1.8	the NatGeo SPA duty executed on behalf of Fox US and Fox NGC;

1.9	the Bring Down Certificate duly executed by the Seller;

1.10	the JSB Sublicense Deed of Assignment duly executed by 21CF;

1.11	evidence to the Purchaser’s reasonable satisfaction of fulfilment of Condition 4.1.8;

1.12	for each Subsidiary, the extract of quotaholders’ books and the extract of the company certificates of the competent Enterprises Registers showing the name of the Company or Group Company as registered holder in respect of all the quotaholdings in each of the Subsidiaries, notarised in each case;

1.13	the written resignations of the Departing Directors of the Company and of each of the Subsidiaries waiving, with the exception of the remuneration due to each of them from the date of the signing of the resignation up to Completion, all claims against the Company and the Subsidiaries in the agreed form;

1.14	a duly signed and approved version of the financial statements of each member of the Group (and the Group on a consolidated basis) for the year ended 30 June 2014;

1.15	evidence to the reasonable satisfaction of the Purchaser that (i) all powers of attorney granted to the proxy-holders of each member of the Group have been resolved; and (ii) proper resolutions have been duly filed with the competent Enterprises Registers;

1.16	evidence to the reasonable satisfaction of the Purchaser that each of the completion deliverables of the Seller and its Affiliates set out in the Sky AG SPA and the JV SPA have been delivered in accordance with the terms of the Sky AG SPA and the JV SPA, as appropriate;

1.17	procure that a quotaholders’ meeting of the Company and each of the Subsidiaries is validly held and positively resolve upon the following business:

EXECUTION VERSION

1.17.1	to accept the resignations of the Departing Directors, the departing directors of each of the Subsidiaries with effect from Completion;

1.17.2	to duly resolve upon the express waiver of any claims (azioni di responsabilità), in the absence of fraud, dishonesty, wilful concealment or gross negligence (colpa grave), pursuant to article 2476 of the Italian Civil Code, as the case may be, vis-à-vis the Departing Directors and the departing directors of each of the Subsidiaries in relation to their acts and activities carried out by any of them, as director, up to the Completion;

1.17.3	to appoint new directors of the Company and each of the Subsidiaries nominated by the Purchaser (including, Domenico Carlo Fausto Labianca and Andrea Zappia) in lieu of the Departing Directors and the departing directors of each of the Subsidiaries;

2.	cause the Company and each Group Company to take any action required under Applicable Law in order to:

2.1	approve the registration of the transfer of the Quotaholding to the Purchaser or its nominee and the entry of the transferee in the quotaholders’ book of the Company; and

2.2	if requested by the Purchaser at least 3 (three) Business Days before Completion, resolve that all existing mandates for the operation of the bank accounts of the Company and each Group Company shall be revoked and new mandates issued giving authority to persons nominated by the Purchaser; and

3.	procure such waivers and consents as may be necessary to enable the Purchaser to become the registered holder of the Quotaholding.

EXECUTION VERSION

PART 2

PURCHASER OBLIGATIONS

1.	At Completion, the Purchaser shall:

1.1	deliver to the Seller:

1.1.1	a copy of or extracts from the minutes of meetings of the directors of the Purchaser and Sky plc authorising the Purchaser and Sky plc to enter into and perform their obligations under this Agreement and the documents referred to in this Agreement including the agreed form documents and in the case of the Purchaser, the Tax Deed, each certified to be a true and complete copy or extract by a director or the secretary of the Purchaser and Sky plc as appropriate;

1.1.2	the Notarial Deed duly executed by or on behalf of the Purchaser in front of the Italian Public Notary;

1.1.3	procure that the Italian Public Notary provides evidence of the deposit (deposito) of the deed of transfer of the Quotaholding with the Enterprises Registry of Milan;

1.1.4	the Framework Novation Agreement duly executed by or on behalf of a member of the Purchaser Group;

1.1.5	Sky Brand Licence Novation and Amendment Agreement duly executed by or on behalf of Sky plc, British Sky Broadcasting Limited and Sky International AG;

1.1.6	the Tax Deed duly executed on behalf of the Purchaser; and

1.1.7	the JSB Sublicense Deed of Assignment duly executed by Sky International AG;

1.1.8	evidence to the reasonable satisfaction of the Seller that each of the completion deliverables of the Purchaser and its Affiliates under the Sky AG SPA and the JV SPA have been delivered in accordance with the terms of the Sky AG SPA and the JVA SPA, as appropriate; and

1.2	pay by electronic transfer to the Seller’s Account or such other account as the Seller may direct at least 3 days prior to Completion (who are hereby irrevocably authorised to receive the same) the Provisional Purchase Consideration (less the JV Stake Value) and receipt of the total of such amount shall constitute a valid discharge of the Purchaser’s obligations under Clause 3.1.1.

EXECUTION VERSION

SCHEDULE 5

SELLER WARRANTIES

SUBJECT TO FURTHER REVIEW

PART 1

SELLER TITLE AND CAPACITY WARRANTIES

1.	TITLE

1.1	Entire issued corporate capital

The Quotaholding constitutes the entire issued and fully subscribed corporate capital of the Company.

1.2	Title to Quotaholding

The Seller is the sole legal and beneficial owner of, and is and will at Completion be entitled to transfer the legal and beneficial title to the Quotaholding free from any Encumbrance.

1.3	Issued Quotaholding

All the issued quotaholdings of each Group Company have been validly issued and allotted and are fully paid up and no Group Company has exercised or purported to exercise or claimed any lien over any of their quotaholdings. There are no obligations of the Seller whatsoever to pay in any additional capital or to provide any other contribution including a contribution in kind.

1.4	Rights of third parties

No person has the right to call for the issue of any quotaholding or loan capital of any Group Company by reason of any conversion rights or under any option or other agreement.

1.5	The Company and the Subsidiaries

The information given in Schedule 1 is true, complete and accurate and the Company does not have any subsidiary undertaking other than the Subsidiaries and has no interest in the share capital or other securities or corporate capital of any other body corporate nor any interest in any unincorporated association or contractual joint venture.

1.6	Corporate capital of Subsidiaries

The corporate capital of each of the Subsidiaries is beneficially owned as shown in Part 2 of Schedule 1, free from any Encumbrance.

1.7	Organisation of the Company and the Subsidiaries

The Company and each of the Subsidiaries (i) is a corporation duly organised and validly existing and in good standing under Italian law; and (ii) has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

2.	CAPACITY

2.1	Incorporation

The Seller and 21CF are both duly incorporated, duly organised and validly existing under the laws of their respective jurisdictions and have full power to conduct their respective businesses as conducted at the date of this Agreement.

EXECUTION VERSION

2.2	Corporate power and authority

The Seller and 21CF each have the requisite respective corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement to which each is a party and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller and 21CF respectively and are enforceable against the Seller and 21CF (as applicable), in accordance with their respective terms.

2.3	Due authorisation, execution and delivery

Each of the Seller and 21CF has duly authorised, executed and delivered this Agreement and will at Completion have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

2.4	No breach

The execution and delivery by each of the Seller and 21CF of, and the performance by each of the Seller and 21CF of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will neither:

2.4.1	result in a breach of or conflict with any provision of its articles of incorporation, by-laws or equivalent constitutional documents as applicable;

2.4.2	result in a breach of any Applicable Laws;

2.4.3	require the consent of the shareholders of the Seller or 21CF or any Affiliate of the Seller or 21CF; nor

2.4.4	result in the creation or imposition of any Encumbrance on the Quotaholding or the corporate capital of any Subsidiary.

2.5	Consents

2.5.1	All corporate authorisations and approvals which are necessary for the Seller and 21CF to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

2.5.2	Other than as contemplated by this Agreement, all consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller or 21CF which are necessary or desirable for the Seller or 21CF to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been Disclosed to the Purchaser.

2.6	Proceedings

There are no:

2.6.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller or 21CF or any of their respective Affiliates;

2.6.2	lawsuits, actions or proceedings pending or, to the knowledge of the Seller or 21CF, threatened against or affecting the Seller or any of its Affiliates or 21CF or any of its group Affiliates; or

EXECUTION VERSION

2.6.3	investigations by any governmental or regulatory body which are pending or, to the knowledge of the Seller or 21CF, threatened against the Seller or any of its Affiliates or 21CF or any of its Affiliates,

and which, in each case, has or could have a material adverse effect on the ability of the Seller or 21CF to perform their respective obligations under this Agreement or any agreement entered into pursuant to the terms of this Agreement.

2.7	Solvency

No order has been made, petition presented or meeting convened for the winding up of the Seller or 21CF, nor has the Seller or 21CF received notice of any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

EXECUTION VERSION

PART 2

SELLER BUSINESS WARRANTIES

1.	ACCOUNTS

1.1	General

The Accounts:

1.1.1	have been prepared in accordance with IFRS and suitable accounting policies and estimates;

1.1.2	comply with the requirements of all Applicable Laws applicable to the Group and the Company;

1.1.3	fairly present the financial position of the Group and the Company as at the Accounts Date and its financial performance and cash flows for the period to which they relate;

1.1.4	(save as the Accounts expressly disclose in accordance with relevant accounting policies and Applicable Laws) are not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering the disclosed financial performance and/or the financial position of the Group unusually high or low and have not, in relation to the statement of comprehensive income, been affected by any unusual or non-recurring item; and

1.1.5	(save as the Accounts expressly disclose in accordance with relevant accounting policies and save for changes in accounting policies required by IFRS) are prepared using the same accounting policies (including estimation techniques) as those used to prepare the Previous Accounts.

1.2	Position since Accounts Date

Since the Accounts Date:

1.2.1	apart from the dividends provided for or disclosed in the Accounts no dividend or other distribution has been declared, paid or made by any Group Company to any party other than a Group Company;

1.2.2	the business of each Group Company has been carried on in the ordinary course and so as to maintain it as a going concern;

1.2.3	there has been no event, change or occurrence which, individually or together with any other similar or related event, change or occurrence, has had a material adverse effect on the financial or trading position of any Group Company; and

1.2.4	no Group Company has acquired or disposed of or agreed to acquire or dispose of any business, any material asset, or any Real Property other than trading stock in the ordinary course of business; and

1.2.5	save for changes in accounting policies required by IFRS, the same accounting policies (including estimation techniques) as those used to prepare the Accounts have continued to be used by the Group and the Company without alteration.

1.3	Unaudited 2014 Accounts

1.3.1	The Unaudited 2014 Accounts:

EXECUTION VERSION

(A)	(save as expressly disclosed in the Unaudited 2014 Accounts) have been prepared using the same accounting policies (including estimation techniques) as those used to prepare the Accounts; and

(B)	fairly present the financial position of the Group and the Company as at 30 June 2014 and have been properly and carefully prepared and are not misleading.

1.4	March 2014 Management Accounts

1.4.1	The March 2014 Management Accounts:

(A)	(save for the differences required to prepare the March 2014 Management Accounts in accordance with US GAAP rather than IFRS and save as the March 2014 Management Accounts expressly disclose) have been prepared using the same accounting policies (including estimating techniques) as those used to prepare the Accounts and those set out in Part 2 of Schedule 2;

(B)	have been properly and carefully prepared and are not misleading; and

(C)	fairly present the financial position of the Group and the Company as at 31 March 2014 and its profit and loss and cash flows for the nine month period to that date.

2.	ASSETS

2.1	Title to Assets

The material assets included in the Accounts or acquired by any Group Company since the Accounts Date (other than trading stock disposed of since that date in the ordinary course of business) and all other material assets used or employed by any Group Company are the absolute property of such Group Company free from any Encumbrance and are not the subject of any leasing (excluding the Leasehold Properties), hiring or hire purchase or agreement for payment on deferred terms or assignment or factoring or similar agreement (unless specifically disclosed in the Accounts), and all such assets are in the possession or under the control of the relevant Group Company.

2.2	Sufficiency of Assets

The assets described in paragraph 2.1 constitute all of the material assets required by each Group Company to conduct the business of the Group as it is currently conducted.

2.3	Acquisition at arm’s length

No Group Company has, within the last 12 months, acquired any asset on terms other than arms’ length commercial terms.

3.	FINANCIAL OBLIGATIONS

3.1	General

3.1.1	No Group Company has outstanding any financial obligation for the payment or repayment of money in excess of €10,000,000 in aggregate, whether present or future, actual or contingent (excluding, for the avoidance of doubt, all material contracts referred to in paragraph 8.1) (a “Financial Obligation”), nor have any of them entered into or agreed to enter into any agreement or arrangement the purpose of which is to raise money or provide finance or credit or to guarantee or indemnify any Financial Obligation or to prevent or limit loss in respect of any Financial Obligation.

EXECUTION VERSION

3.1.2	No Group Company has subsisting over the whole or any part of its present or future revenues any Encumbrance (save for such arising under normal trade credit in the ordinary course of business).

3.1.3	No Financial Obligation of any Group Company has become or is now due and payable or capable of being declared due and payable, before its originally stated maturity and no demand or other notice requiring the payment or repayment of a Financial Obligation before its originally stated maturity has been received by any Group Company.

3.1.4	No event or circumstance has occurred, which results in any Financial Obligation becoming due and payable before its originally stated maturity or which otherwise alters the right of any Group Company to draw a Financial Obligation or exercise its rights under an agreement relating to a Financial Obligation.

3.1.5	The contracts and agreements set out at folders 1.7, 1.9 and 4.12 of the Data Room are complete and un-redacted versions of all contracts, agreements and arrangements disclosable pursuant to paragraphs 3.1.1 to 3.1.4 (inclusive) above.

3.2	Grants and subsidies

No Group Company has done or agreed to do anything as a result of which any investment grant or other grant or any subsidy in excess of €5,000,000 received by any Group Company is or may be liable to be refunded wholly and so far as the Seller is aware, neither the signature nor the performance of the Agreement shall have any such result.

3.3	Loans to directors and connected persons

There is not outstanding:

3.3.1	any loan made by any Group Company to, or debt owing to any Group Company by, the Seller or any member of the Retained Group or any director of any Group Company or any person connected with any of them; or

3.3.2	any agreement or arrangement to which any Group Company is a party and in which the Seller or any member of the Retained Group or any director of any Group Company or any person connected with any of them is interested.

4.	REAL ESTATE

4.1	Real Properties

The Real Properties comprise all the buildings and lands owned by the Group or used or occupied by the Group or in which any Group Company has any other interest, right or liability.

4.2	Title

In the case of each of the Real Properties:

4.2.1	the relevant Group Company named as proprietor of the relevant Real Property in Schedule 7 has a good title to it and has in its possession or under its control, free of any lien or Encumbrance, all documents necessary to prove the title of that Group Company;

4.2.2	the information contained in Schedule 7 as to tenure and the nature of the interests held by the Group Company is true and accurate in all respects;

4.2.3	there are no security interests or trusts affecting the relevant Group Company’s interest in that Real Property; and

EXECUTION VERSION

4.2.4	so far as the Seller is aware (and in relation to the Leasehold Properties except as provided in the relevant Tenancy (as defined below)), there are no circumstances existing which would entitle any third party to exercise a right of entry or to take possession or which would in any other way affect or restrict the continued possession, enjoyment or use of it by the Group.

4.3	Condition of Real Properties

The Real Properties are in good and substantial repair and fit for the purposes for which they are presently used. There is no material defect in the construction or condition of any of the Real Properties and no Group Company is expecting to have to expend any material sum of money in respect of the Real Properties in the next 12 months.

4.4	Leasehold Properties

In relation to each of the Leasehold Properties:

4.4.1	it is held under the terms of the lease which is summarised in Schedule 7 and no licences or collateral assurances, undertakings or concessions have been made by any party to the lease;

4.4.2	the relevant Group Company has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force;

4.4.3	the relevant Group Company has observed and performed all obligations contained in the lease in all material respects, and has received no complaint regarding any alleged breach of any of such obligation and nor is the Group in dispute with the landlord in relation to any matters relating to the lease;

4.4.4	the landlord has observed and performed all obligations contained in the lease in all material respects; and

4.4.5	there are no rent reviews currently outstanding or under negotiation or the subject of a reference to an expert or arbitrator or the courts.

4.5	Freehold Properties

In relation to each of the Freehold Properties:

4.5.1	the relevant Group Company has good, full and marketable title to and full ownership of each Freehold Properties.

4.5.2	no person or company has any written or oral agreement, option, commitment, or other right whatsoever for the purchase or transfer or any other means of disposition of the Freehold Properties.

4.6	Tenancies

In relation to each of the Real Properties which is subject to any lease, underlease, tenancy, licence or other agreement or arrangement giving rise to rights of occupation and enjoyment to a person other than a Group Company (“Tenancy”):

4.6.1	the key details of each Tenancy are summarised in Schedule 7, and none contain unusual provisions;

4.6.2	all rent and additional rent, service charges or other payments under the Tenancy have been paid to date are paid promptly as and when they become due and no rent has been commuted, waived or paid in advance of the due date for payment;

EXECUTION VERSION

4.6.3	the relevant Group Company has observed and performed all obligations contained in the Tenancy in all material respects, and has received no complaint regarding any alleged breach of any of such covenants and conditions and the relevant Group Company is not in dispute with the tenant in relation to any matters relating to the Tenancy;

4.6.4	the tenant under each tenancy has observed and performed the obligations contained in the Tenancy in all material respects; and

4.6.5	there are no rent reviews currently outstanding or under negotiation or the subject of a reference to an expert or arbitrator or the courts.

4.7	Other involvement in relation to property

No Group Company has at any time:

4.7.1	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Real Properties; and

4.7.2	given any covenant or entered into any agreement, deed or other document in any capacity whatsoever in respect of such freehold or leasehold property in respect of which any actual, contingent or potential material liability remains with any Group Company, other than in the lease arrangements in relation to the Leasehold Properties.

4.8	Shared sites

There are no Real Properties which any Group Company shares or concurrently occupies with any member of the 21CF Group.

5.	ENVIRONMENTAL AND HEALTH AND SAFETY

5.1	Environmental Law compliance

Each Group Company complies and has at all times prior to the date of this Agreement complied with Environmental Law.

5.2	Complaints and proceedings

5.2.1	No Group Company has received a written notice alleging a breach of, or a liability under, Environmental Law.

5.2.2	No Group Company is engaged in any prosecution, litigation, arbitration, action or other proceedings or settlement under any Environmental Law and so far as the Seller is aware, there are no facts or circumstances which are likely to give rise to any such prosecution, litigation, arbitration, action, proceedings or settlement by or against any Group Company.

6.	INTELLECTUAL PROPERTY AND DATA PROTECTION

6.1	Interests

6.1.1	Details of:

(A)	all the registered Intellectual Property Rights; and

(B)	all other Intellectual Property material to the businesses of the Group,

owned by the Group (other than Intellectual Property Rights relating to programming and content acquired, licensed or produced by a Group Company

EXECUTION VERSION

in the ordinary course), together, the “Group IPRs”, are set out in Part 1 of Schedule 8.

6.1.2	The Group Companies are the sole legal and beneficial owners of all the material Intellectual Property comprised in the Group IPRs, and the sole registered proprietor (where relevant) of all the registered Intellectual Property comprised in the Group IPRs.

6.1.3	A list is set out in Part 2 of Schedule 8 of:

(A)	all licences of material Intellectual Property granted to or by any Group Company; and

(B)	all other material agreements to which any Group Company is a party relating to any material Intellectual Property,

in each case other than Intellectual Property Rights relating to (i) Information Technology and (ii) programming and content acquired, licensed or produced by a Group Company in the ordinary course,

(together, the “Group IP Agreements”).

6.1.4	So far as the Seller is aware, all Intellectual Property required by the Group to conduct its businesses at the date of this Agreement is owned by or licensed to a Group Company.

6.2	Validity and infringement

6.2.1	So far as the Seller is aware, all the registered Group IPRs are subsisting and no outstanding notice to terminate any Group IP Agreement has been served by or on any Group Company.

6.2.2	So far as the Seller is aware, no person is infringing any of the registered Group IPRs, and no person has sought to revoke or cancel any of the registered Group IPRs.

6.2.3	So far as the Seller is aware, the operations of the Group do not infringe the Intellectual Property of any third party and no person has given notice to any Group Company threatening to revoke or cancel any of the registered Intellectual Property comprised in the Group IPRs.

6.3	Confidentiality

So far as the Seller is aware, no confidential information or other Know How relating to the business of any Group Company has been disclosed to any person (except in the ordinary and normal course of business under an obligation of confidence, to its professional advisers, or as required by law or to any regulatory authority).

6.4	Data Protection

6.4.1	So far as the Seller is aware, each Group Company has processed Personal Data in all material respects in accordance with the Data Protection Legislation and has made all material notifications and/or registrations to any Regulatory Authority required by the Data Protection Legislation in respect of Personal Data processed by it.

6.4.2	Other than routine correspondence, in the 24 months prior to the date of this Agreement there has been no correspondence between any Group Company

EXECUTION VERSION

and any Data Protection Authority alleging or investigating an alleged breach of Data Protection Legislation.

6.4.3	In the 24 months prior to the date of this Agreement, there have been no material instances of accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data controlled by any Group Company which have had a material adverse effect on any Group Company.

7.	INFORMATION TECHNOLOGY

7.1	Each element of the Information Technology is legally and beneficially owned by a Group Company free from Encumbrances, or validly licensed to a Group Company pursuant to a written agreement.

7.2	There are, and in the past 18 months there have been:

7.2.1	no performance degradations or breakdowns of, or logical or physical intrusions into, any Information Technology or public communications network; and

7.2.2	no instances of accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, data stored or otherwise processed by any Group Company,

which have had a material adverse effect on any Group Company.

8.	COMMERCIAL ARRANGEMENTS AND CONDUCT

8.1	Material contracts

There is not outstanding or in force (as applicable):

8.1.1	any contract to which any Group Company is a party of guarantee, indemnity (other than indemnities contained in trading contracts entered into in the ordinary course of business) or suretyship or any contract to secure any obligation of any person;

8.1.2	any contract, agreement or arrangement under which the Group has aggregate liabilities, commitments or other obligations of €10,000,000 or more or which accounts for €10,000,000 or more of the revenues of the Group or which is otherwise material to the Group;

8.1.3	any joint venture, consortium or partnership agreement or arrangement to which any Group Company is a party;

8.1.4	any sale or purchase option or similar agreement or arrangement affecting any material asset owned or used by any Group Company or by which any Group Company is bound;

8.1.5	any contract which materially restricts the freedom of any member of the Group (or any holding company of a Group Company or any subsidiary undertaking of any such holding company, whether now or in the future) from carrying on its business or commercial activity in any part of the world in such manner as it may think fit or contains a non-compete or material and/or onerous non-solicitation restriction; or

8.1.6	any agreement or arrangement between a Group Company and any member of the 21CF Group and complete copies of all such written agreements and arrangements have been Disclosed at folder 1.13 in the Data Room or otherwise in Appendix 6 of the Disclosure Letter.

EXECUTION VERSION

8.2	Effect of Agreement on other agreements

8.2.1	So far as the Seller is aware, there is no agreement or arrangement between a Group Company and any other person which may be terminated as a result of this Agreement (or Completion) or which will be materially affected by it or which includes any provision with respect to a change in the control of any Group Company.

8.2.2	No Group Company receives services in its capacity as a member of the 21CF Group or shares assets or services with any member of the 21CF Group.

8.3	Commercial position

So far as the Seller is aware there is no substantial supplier of the Group who has in the six months prior to the date of this Agreement ceased supplying to it or who has given notice to the Seller that after the date of this Agreement (or Completion) it will reduce substantially or terminate supplies to it.

8.4	Contract Status

In relation to each material contract Disclosed (other than where such contract is in draft form):

8.4.1	each such contract to which a Group Company is a party has been duly executed by the parties thereto (or in the case of contracts in draft form may reasonably be considered to be enforceable by and against the parties thereto);

8.4.2	neither the Seller nor any Group Company is in breach of any such contract, nor, so far as the Seller is aware, is any other party, and, so far as the Seller is aware, there is no fact, matter or circumstance which is reasonably likely to give rise to any such breach; or

8.4.3	neither the Seller nor any Group Company has received any written notice to terminate any such contract, nor has the Seller nor any Group Company given any notice to terminate any such contract.

8.5	Guarantees

8.5.1	The agreements contained in folder 4.12.48, 4.12.46, 5.5.4 and 4.12.45 of the Data Room are true, complete and accurate copies of the Continuing Guarantees.

8.5.2	With the exception of the Continuing Guarantees, there is no guarantee, security, indemnity, bond, letter of comfort or other similar obligation given or incurred by the Seller or any other member of the Retained Group to the extent that the same relates to debts, liabilities or obligations (whether actual or contingent) of a Group Company.

8.6	21CF Contracts

8.6.1	Each of:

(A)	the Pay TV and SVOD Licence Agreement between the Company and TCF Hungary Film Rights Exploitation Limited Liability Company dated 1 July 2014;

(B)	the undated Licence Agreement between Fox International Channels Italy S.r.l and the Company;

EXECUTION VERSION

(C)	the Term Sheet dated 23 July 2014 relating to license of Fox Sports channels between Fox International Channels Italy S.r.l and the Company;

(D)	the TCF Series Term Sheet dated as of 22 March 2013, relating to Current Series for US broadcast Season 2013/2014, as amended by an amendment agreement dated 1 February 2014 and by an amendment agreement dated 3 April 2014, between the Company and TCF Hungary Film Rights Exploitation Limited Liability Company; and

(E)	draft of the TCF Series Term Sheet relating to Current Series for US broadcast season 2014/15 between the Company and TCF Hungary Film Rights Exploitation Limited Liability Company,

have been entered into on a consistent basis with the 2015 budget for the Company presented to the Purchaser on 1 July 2014.

9.	CUSTOMER CONTRACTS

9.1	All Customers have entered into Customer Contracts, the Customer Contracts comprise all undertakings, agreements, arrangements or contracts (whether in writing or otherwise) between any member of the Group and a Customer and no Customer Contract has been entered into on terms which differ from the terms and conditions contained in the relevant Standard Form Customer Contract.

9.2	No member of the Group has received any sanctions from the Giurì di Autodisciplina Pubblicitaria.

9.3	There has not been a material number of claims brought against any member of the Group in respect of any single issue or series of connected or similar issues by any Customers or Former Customers which could reasonably be considered to require material expenditure by a Group Company to remedy such claims.

10.	LITIGATION, ETHICS AND INSURANCES

10.1	Legal proceedings

Apart from normal debt collection, no Group Company is engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings in an amount exceeding €10,000,000 (or which is for an unspecified amount which might reasonably be expected to exceed €10,000,000), and there are no claims or actions (whether criminal or civil) in an amount exceeding €10,000,000 (or which are for an unspecified amount which might reasonably be expected to exceed €10,000,000) in progress, outstanding, or, so far as the Seller is aware, pending or threatened against any Group Company, any of their assets or any of their directors or in respect of which any Group Company is liable to indemnify any party.

10.2	Unlawful acts

No Group Company and, so far as the Seller is aware, none of their officers or Employees has by any act or omission committed any criminal or unlawful act, any breach of trust or statutory duty in connection with the businesses or affairs of any member of the Group. For the avoidance of doubt, this warranty excludes matters relating to antitrust, including mergers, anti-competitive agreements, practices or behaviour or any similar matter.

10.3	Official investigations

10.3.1

So far as the Seller is aware, no governmental or official investigation or inquiry concerning any Group Company, including any investigation under Article 43 of Legislative Decree No. 177/2005 or any other investigation or inquiry by the

EXECUTION VERSION

Italian Communications Authority or the Ministry of Economic Development (but for the avoidance of doubt excluding any investigation or inquiry under any Applicable Law relating to antitrust, including mergers, anti-competitive agreements, practices or behaviour or any similar matter) is in progress or so far as the Seller is aware, threatened.

10.3.2	No Government Entity having jurisdiction in regulatory matters (including the Italian Communications Authority and the Ministry of Economic Development) has imposed or, so far as the Seller is aware, threatened to impose any fine or penalty, or otherwise any enforceable measure, upon any Seller, in relation to the business of the Group, or any Group Company for any reason. For the avoidance of doubt, this warranty excludes matters relating to antitrust, including mergers, anti-competitive agreements, practices or behaviour or any similar matter.

10.4	Ethics, bribery and corruption

10.4.1	No Group Company, nor so far as the Seller is aware, any director or senior executive of any Group Company as at the date of this Agreement is in breach of any applicable Corruption Laws in connection with the business of any Group Company.

10.4.2	All material correspondence with Regulatory Authorities in relation to regulatory investigations on-going as at the date of this Agreement concerning any actual or alleged breach of applicable Corruption Laws by the Seller (in relation to the Group) or any Group Company are Disclosed.

10.4.3	So far as the Seller is aware, no Group Company nor any of its directors or senior executives is at the date of this Agreement the subject of any criminal inquiry or formal investigation concerning any alleged bribery and/or corruption by any Italian public prosecutor, investigating judge or official body involved in the investigation, prosecution or judgement of criminal offences, or has been charged with having committed any criminal offence concerning any alleged bribery and/or corruption or has been or is being prosecuted for any such criminal offence in each case in connection with the businesses or affairs of any member of the Group.

10.5	Insurance

10.5.1	All policies of material insurance taken out in connection with the businesses or assets of the Group have been Disclosed, are written in the name of the relevant Group Company, are in full force and effect and all premiums have been paid; and no Group Company has done or omitted to do anything which might render any of those policies void or voidable.

10.5.2	No claim under any policy of insurance taken out in connection with the businesses or assets of the Group is outstanding and, so far as the Seller is aware, there are no circumstances likely to give rise to such a claim.

10.5.3	There have been no material insurance claims made by any member of the Group in the last 3 years.

11.	CORPORATE ORGANISATION AND BUSINESS

11.1	Constitutional documents

The copies of the constitutional documents of each of the Group Companies delivered to the Purchaser are true and complete copies and each of the Group Companies has complied (save for non-compliance which is inconsequential) with all the provisions of its constitutional documents.

EXECUTION VERSION

11.2	Books and registers

The books and registers of each Group Company are complete and accurate (save for incompleteness or inaccuracy which is inconsequential) and up to date and maintained and retained in accordance with Applicable Laws. All such documents and records and other necessary documents and records relating to its affairs are in the possession or under the direct control, and subject to the unrestricted access, of the Group and have been retained for such a period as required by Applicable Laws. No Group Company has received any notice of any application or intended application for rectification of any of its registers.

11.3	Compliance with law

All legal requirements have been complied with in connection with the formation of each Group Company and with issues of their quotas and other securities, and each Group Company and its officers have complied (save for non-compliance which is inconsequential) with all legal requirements as to filings, registrations and other formalities.

11.4	Branch offices

No Group Company has any branch or representative office outside Italy.

11.5	Powers of attorney

There are no powers of attorney or other written authority still outstanding or effective given by any Group Company except to its directors, officers and employees in the ordinary course of business, including to enter into routine trading contracts in the normal course of their duties.

11.6	Licences permissions, consents and legal requirements

All licences (which, for the avoidance of doubt does not include licence agreements in respect of content), permissions, consents, approvals, registrations, certifications, permits, agreements, authorisations and legal requirements, applicable to or required for the carrying on of the businesses of the Group have been obtained by the relevant Group Company, are in full force and effect and have been complied with in all material respects and the Seller is not aware of any circumstances indicating that any of them is likely to be revoked or not renewed in the ordinary course.

11.7	Capital Reduction

No resolution from the relevant body of any Group Company has been taken or is obliged to be taken pursuant to Articles 2482-bis or 2482-ter of the Italian Civil Code.

12.	EMPLOYEES

12.1	Disclosure of Material Facts

12.1.1	All material facts and matters relating to the employment or engagement of all Employees, including:

(A)	any term of a contract of employment or for services which provides that a change in the control (howsoever defined and including a disposal of all or substantially all of the business and assets of the relevant company) of the employing company or of another company entitles the Employee to resign without notice or to treat himself as dismissed or released from any obligation or to receive any payment, additional period of notice or other benefit whatsoever;

(B)	any agreement, arrangement or practice (whether contractual, discretionary or customary) under which Employees may receive any cash bonus or profit share or commission by reference to performance (whether individual performance or otherwise) or otherwise;

EXECUTION VERSION

(C)	any share incentive schemes or share option schemes and entitlements under these schemes and any arrangement or practice (whether contractual, discretionary or customary and whether or not approved or otherwise sanctioned by any Tax Authority) under which Employees may receive any shares or share options or other benefit by reference to performance (whether individual performance or otherwise) or otherwise;

(D)	any agreement, arrangement or practice (whether contractual, discretionary or customary) for the making of any payment or the provision of any benefit on the redundancy, retirement or other termination of employment or services of any Employee beyond any obligation to make any minimum payment due under relevant legislation;

(E)	any arrangement under which any Employee (or former Employee) or person required to be treated as such, is or may become entitled to any consideration or payment under this Agreement; and

(F)	any other employment, benefits or insurance policies relating to the Employees,

have been Disclosed (suitably anonymised save in relation to directors).

12.1.2	The employment or engagement of all Exec Direct Reports, including their respective salaries, ages, length of continuous employment, notice periods and standard hours of work have been Disclosed (suitably anonymised save in relation to directors).

12.1.3	No Group Company has in the past 3 years received notice by any employee or former employee claiming compensation in relation to any registered Intellectual Property owned by the Group or any other Intellectual Property material to the Group.

12.1.4	All material facts and matters relating to all collective agreements, arrangements and practices with any trade union, staff association, European or national or local works council or other body representing all or any of the Employees, and all material particulars of any requests to negotiate or agree, or any claims to rights to, or any cessation of rights to, information, consultation or collective bargaining arrangements in respect of all or any of the Employees made or occurring within the last 2 years, have been Disclosed.

12.1.5	Copies of all contracts of employment or for services with directors of any Group Company, together with all amendments, variations or supplements, have been Disclosed in the Data Room together with a schedule of all current rates of remuneration and entitlement to benefits of all such directors.

12.1.6	Copies of all standard form contracts of employment or for services applicable to any category of Employee, identified by category of Employee to which they apply, have been provided to the Purchaser together with a copy of all contracts of employment or for services with any Employee that are not in the standard form applicable to the relevant category of Employee (save to the extent of any non-material or non-consequential amendments to such contracts).

12.1.7	No current Exec Direct Reports with a notice period in excess of 3 months has given notice of termination of his/her contract of employment or for services or is under notice of termination and no former Exec Direct Reports has ceased to be an Employee within the last 6 months.

EXECUTION VERSION

12.2	Compliance with Requirements

So far as the Seller is aware, each Group Company has, in relation to each of its Employees and to each of its former Employees and to each individual who provides or who has formerly provided services directly or indirectly to such Group Company:

12.2.1	complied with its obligations under Applicable Law (or in respect of former Employees all Applicable Law as at the time of employment), including any requirement, limit or formality applicable to the execution of the contracts;

12.2.2	complied with its obligations under Applicable Law (or in respect of former Employees all Applicable Law as at the time of employment) relevant to its relations with any trade union, staff association, European or national or local works council or other body representing all or any of the Employees and with all collective agreements from time to time in force relating to such relations or the conditions of employment or services of the Employee (including, any collective agreement in relation to the hire or conversion of contractual relationships into open-term employment);

12.2.3	discharged fully its obligations to pay all due and payable salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, insurance premiums, accrued entitlement under incentive schemes, Tax and national insurance or social security contributions and other benefits of or connected with employment or services up to the date of this Agreement; and

12.2.4	discharged fully its legal obligations to hire individuals who provide or have provided services directly or indirectly to any Group Company under open-term employment contracts or to convert their relationship into open-term employment and its obligations under Law No. 68/1999.

12.3	Agreements

No Group Company has entered into and there is not in effect:

12.3.1	any contract of employment or for services with any Employee which contains a notice period of more than 6 months or which entitles the Employee to compensation exceeding the value of 6 months’ gross remuneration if terminated without notice;

12.3.2	any agreement, arrangement or practice imposing an obligation on the relevant Group Company to increase the rates of remuneration of a material number of its Employees at any future date;

12.3.3	any agreement, arrangement or practice relating to, or any negotiation for, any variation of the emoluments or other terms or conditions of employment or services of a material number of Employees of the Group; or

12.3.4	any agreement, arrangement or practice for the provision directly or indirectly, in return for remuneration, of the services of any other individual(s) other than an Employee.

12.4	Disputes

12.4.1

No dispute has arisen or industrial action taken place within the last 2 years and no such dispute or industrial action is currently threatened between any Group Company and a material number or category of its Employees, former Employees or individuals currently or formerly providing services directly or indirectly to such Group Company or any trade union, staff association, European or national or local works council or other body representing or seeking to represent any

EXECUTION VERSION

Employee, former Employee or individual who provides services directly or indirectly to a Group Company;

12.4.2	there are no existing or threatened legal proceedings against any Group Company of whatsoever nature in relation to any of its Employees, former Employees or any individual who provides or has provided services directly or indirectly to a Group Company;

12.4.3	no enquiries or investigations have been undertaken or threatened affecting any Group Company by any recognised body seeking to promote equal opportunities within the last 2 years; or

12.4.4	there are no disciplinary or grievance proceedings in relation to any Employee, former Employee or individual who provides or has provided services directly or indirectly to a Group Company currently contemplated, threatened, anticipated or in the course of being followed by any Group Company and there are no disciplinary or grievance decisions in relation to which any sanction or internal appeal remains outstanding or in relation to which an internal appeal may still properly be made.

12.5	Employment of 21CF

There is no Employee, consultant or secondee of the Group who is also employed, engaged as a consultant by or seconded to another member of the 21CF Group and there is no Employee or consultant of any member of the 21CF Group who is also employed, engaged as a consultant by or seconded to the Group.

13.	PENSIONS

13.1	With the exception of the Disclosed Schemes and save as fully provided for in the Accounts, there is no agreement or arrangement to which any Group Company contributes, is bound to contribute now under which benefits of any kind are payable to or in respect of any of the Employees or any former Employees of the Group or any dependant of any Employee or any former Employee of the Group on retirement, death or on the attainment of a specified age or on the completion of a specified number of years of service; nor has any proposal been announced (or any promise made) to establish any such arrangement and to the extent that any such arrangement existed in the past, no Group Company has any subsisting liability in respect of it.

13.2	Each Group Company has made all requisite contributions to, and complied with the material requirements of, any fund to which such Group Company is subject.

13.3	Full particulars of any material arrangements for the provision of medical, sickness, permanent health or similar cover for Employees or officers or former Employees or officers of the Group or for any spouse or dependant of any such person have been provided to the Purchaser.

13.4	True and complete copies of all documents containing the material provisions currently governing the Disclosed Schemes as they relate to Employees or former Employees of the Group and full particulars of the benefits and entitlements under the Disclosed Schemes as they relate to Employees or former Employees of the Group (including any discretionary practices) and the contributions payable to the Disclosed Schemes have been Disclosed in the Data Room, and there is no obligation to provide benefits under the Disclosed Schemes to Employees or former Employees of the Group other than as revealed in such documents and particulars; nor is there anything contained in any announcement or other communication to any members of the Disclosed Schemes which is inconsistent with the information given in such documents and particulars.

13.5	Each Group Company has duly complied with its obligations under the Disclosed Schemes to Employees or former Employees of the Group in all material respects and all amounts

EXECUTION VERSION

due to be paid to the Disclosed Schemes in respect of Employees or former Employees of the Group have been paid when due.

13.6	The membership data in respect of Employees or former Employees of the Group who are members of the Disclosed Schemes that has been Disclosed to the Purchaser is complete and accurate in all material respects.

13.7	So far as the Seller is aware, there are not in respect of the Disclosed Schemes or the benefits under them any claims or actions in progress in respect of Employees or former Employees of a Group Company, or pending, threatened or anticipated (other than routine claims for benefits).

13.8	No material fees, charges, Taxes or expenses for any Employees or former Employees of the Group in respect of the Disclosed Schemes have been incurred by any Group Company and remain unpaid.

14.	ANTI-TRUST

14.1	Other than with respect to the execution and terms of the agreements which are being considered by the European Commission in the Pay-TV Investigation or equivalent terms in similar agreements for the licensing of content (and which in the Seller’s belief in no way constitute an infringement of any Applicable Law), no Group Company is or has during the last five years been party to any agreement or concerted practice, or been involved in any business conduct, course of conduct, act or omission, which, so far as the Seller is aware, infringes or would otherwise be void and unenforceable under Article 101 of the Treaty on the Functioning of the European Union (TFEU) and/or equivalent provisions under the national laws of any EU Member State and/or any similar Applicable Law relating to anti-competitive agreements in any other jurisdiction.

14.2	So far as the Seller is aware no Group Company has been involved in any business conduct, course of conduct, act or omission which infringed Article 102 of the TFEU and/or equivalent Applicable Law in any jurisdiction in which any Group Company has carried on or carries on business. For the avoidance of doubt, this warranty shall be interpreted by reference to the facts, circumstances and interpretation of Article 102 or equivalent Applicable Law as applied by the EU courts, the Commission of the European Union, and national regulators and courts in the above mentioned jurisdictions as at the date of this Agreement.

14.3	No Government Entity in any jurisdiction in which any Group Company carries or has carried on business having jurisdiction in anti-trust and/or merger control matters has during the last five years imposed any antitrust and/or merger control fine or penalty upon the Seller under any Applicable Law, in relation to the business of any Group Company in respect of anti-competitive agreements, practices or conduct or mergers.

14.4	No Group Company is bound by or party to any order or decision made by or undertakings given to any Government Entity having jurisdiction in anti-trust and/or merger control matters under any Applicable Law relating to anti-competitive agreements, practices or conduct or mergers.

14.5	No Group Company has, so far as the Seller is aware, been party to any merger, concentration or other similar arrangement in violation of merger control laws in any jurisdiction in which any Group Company carries or has carried on business.

14.6

The Seller is not aware of any process, notice or communication by or on behalf of any third party, including any Government Entity, in relation to any aspect of the businesses of the Group and/or any Group Company or the conduct of the Group and/or any Group Company or any agreement or arrangement to which the Group and/or any Group Company is or was, or is alleged to be or have been, a party that alleged such aspect, conduct, agreement or arrangement to be in breach of Article 101 and/or 102 TFEU and/or

EXECUTION VERSION

equivalent provisions under the national laws of any EU Member State and/or any similar Applicable Law relating to anti-competitive agreements, practices or conduct in any jurisdiction.

15.	INSOLVENCY

15.1	No steps have been taken or proposed in relation the winding up, bankruptcy, extraordinary administration, insolvency, restructuring (including pursuant to Articles 67, paragraph 3, letter d, or 182-bis of the Italian Bankruptcy Decree No. 267/1942) or re organisation of any Group Company, nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Group Company, nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Group Company.

15.2	No administrator, receiver, administrative receiver, liquidator, compulsory manager or similar officer has been appointed in respect of any Group Company or any of their respective assets, and no steps intended to result in such an appointment have been taken.

15.3	No Group Company is insolvent or bankrupt under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due, and no Group Company has stopped paying its debts or indicated an intention to do so.

15.4	No compromise or arrangement with any creditor (concordato) has been proposed in respect of any Group Company

15.5	So far as the Seller is aware, no step has been taken towards enforcement of any security over any asset of any Group Company.

EXECUTION VERSION

PART 3

SELLER TAX WARRANTIES

1.	TAX

1.1	Accounts and events since the Accounts Date

1.1.1	All Taxation which could be material to the Group in respect of:

(A)	income, profits or gains (as computed for Taxation purposes) of each Group Company arising or accruing or deemed for Taxation purposes to arise or accrue on or before the Accounts Date; and

(B)	any transactions of a Group Company effected, or deemed for Taxation purposes to be effected, on or before the Accounts Date,

which any Group Company is accountable, whether or not any Group Company has (or may have) any right of reimbursement against any other person, has either been paid within the applicable time limits or adequately provided for in the Accounts in accordance with the generally accepted accounting principles applicable to such Accounts.

1.1.2	Since the Accounts Date:

(A)	no Group Company has been involved in any transaction outside the ordinary course of its business which has given or may give rise to a liability to Taxation on a Group Company (or which would have given or might give rise to such a liability but for the availability of any Tax Relief); and

(B)	no accounting period has ended.

1.2	Compliance, tax returns, disputes, claims and clearances

1.2.1	Each Group Company has duly and punctually paid all material Tax that relates to any period after the Accounts Date for which it is liable for or which has fallen due for payment prior to the date of this Agreement and no Group Company has been liable within the three years prior to Completion to pay any interest, fine or other similar payments in connection with Tax except for any such payments made voluntarily in connection with the process of ‘ravvedimento operoso’.

1.2.2	Each Group Company has duly and properly submitted all material returns, supplied all material information, prepared or made all material statements, accounts, registrations, computations and disclosures and has given all material notices (together and without limitation, the “Tax Documents”) to any Tax Authority reasonably requested or required by law to be made for any Tax purposes within the applicable time periods. All such Tax Documents were when submitted and, so far as the Seller is aware, remain at Completion, complete, correct and accurate in all material respects and are not the subject of any material dispute with a Tax Authority.

1.2.3	Each Group Company has maintained and retained adequate records in relation to Tax that meet all legal requirements and enable the Tax liability of the Group Companies to be calculated accurately in all material respects.

EXECUTION VERSION

1.2.4	No Group Company has been involved in any material dispute with any Tax Authority, and no Group Company is the subject of any enquiry with any Tax Authority concerning any matter other than routine enquiries of a minor nature which, in all such cases, is on-going as at the date of this Agreement. So far as the Seller is aware, there are no circumstances which would give rise to any such dispute or enquiry.

1.2.5	Each Group Company has properly prepared and submitted all claims (including any claims for double tax relief or credit), disclaimers, elections, surrenders and applications which have been assumed to be made for the purposes of the Accounts. All such claims, disclaimers, elections, surrenders and applications remain valid as at Completion.

1.2.6	No Tax Authority has (formally or informally) agreed with any Group Company to operate any special arrangement or other concession, or agreement (being an arrangement, concession or agreement which is not available to taxpayers generally).

1.2.7	No Group Company has carried out or caused or permitted to be carried out any material transaction, scheme or arrangement in respect of which any consent or clearance from any relevant Tax Authority was required without such consent or clearance having first been properly obtained. Any transaction, scheme or arrangement requiring such clearance or consent has been implemented in accordance with the terms of such clearance or consent and any conditions attaching to such clearance or consent were met.

1.3	Group matters

1.3.1	The Disclosure Letter contains details of:

(A)	every grouping, fiscal consolidation, fiscal unity or similar arrangement applicable for any Tax purpose (a “Tax Grouping”) of which each Group Company is and has been a member of in the five years prior to Completion;

(B)	any agreement relating to the use or sharing of any Tax Reliefs arising to one member of a Tax Grouping by any other member of that Tax Grouping to which any Group Company has been or is party to or was or is otherwise involved in; and

(C)	any claims made by or against a Group Company in the seven years prior to Completion relating to the use or sharing of any Tax Reliefs within a Tax Grouping of which that Group Company was a member (including whether the Group Company received or made any payment or other value in respect of the same).

1.3.2	No company other than a Group Company has been a member of any Tax Grouping details of which have been provided in the Disclosure Letter for the purposes of paragraph 1.3.1(A).

1.3.3	So far as the Seller is aware, there are no existing or proposed arrangements or circumstances which would or may cause a Group Company to cease to be a member of a Tax Grouping prior to Completion.

1.3.4	The entering into of this Agreement or the sale and purchase of the Quotaholding pursuant to this Agreement will not give rise to any deemed disposal or realisation by any Group Company of any asset or to any material liability for any Taxation purpose or to the clawback of any material Tax Relief previously given or to the restriction or loss of any material Tax Relief.

EXECUTION VERSION

1.4	Employees

Each Group Company has properly, in all material respects and on a timely basis, paid or accounted for to the relevant Tax Authority any material Tax and/or social security contributions due on, deducted or withheld from or in respect of any payment or other benefit or emolument made or provided to any Employee or officer or former or future employee or officer of that Group Company or any person who is treated for Tax purposes as an employee which ought to have been paid or accounted for prior to the date of this Agreement.

1.5	Withholdings

Each Group Company has complied in all material respects with any relevant Tax Statutes which require the deduction of Taxation from any payments made (or treated as made) by it, and has accounted to the appropriate Tax Authority for any such Taxation which ought to have been accounted for prior to the date of this Agreement.

1.6	Tax residence and permanent establishments

1.6.1	Each Group Company has at all times since its incorporation been resident for Tax purposes only in the country in which it was incorporated and will be so resident as at Completion.

1.6.2	No Group Company has any permanent establishments or interests in any jurisdiction outside its jurisdiction of incorporation which has been or may be treated by any Tax Authority as a permanent establishment or otherwise as a taxable presence in that other jurisdiction.

1.7	Transfer pricing

All transactions entered into by each Group Company have been entered into on an arm’s length basis and the consideration (if any) which has been charged, received or paid by the relevant Group Company on all transactions entered into by it has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealings at arm’s length.

1.8	Claims and elections in respect of material assets

No Group Company has made any claim or election in respect of any material asset owned at Completion which would have had the effect of treating the expenditure incurred for any Taxation purpose by the Group Company in respect of any such asset as materially different to the expenditure actually incurred by the relevant Group Company.

1.9	Transfer taxes and duties

So far as the Seller is aware, there are no circumstances in which any Group Company or the Purchaser will or may become liable to pay any Transfer Taxes or duties in respect of any of the assets held by any Group Company as at Completion or submit or amend any Tax Documents in respect of any such assets as a result of entering into this Agreement or the performance of any of its terms (including Completion).

1.10	VAT

Each Group Company

1.10.1	is, if so required, registered for the purposes of VAT, has been so registered at all times that it (whether individually or as a member of a group, fiscal consolidation, fiscal unity or similar arrangement) has been required to be registered by any Tax Statute relating to VAT, and such registration is not subject to any conditions imposed by or agreed with any relevant Tax Authority;

EXECUTION VERSION

1.10.2	has complied with and observed in all material respects the terms of any Tax Statute relating to VAT; and

1.10.3	has maintained (and retained in its possession) adequate records, invoices and other documents (as the case may be) required for the purposes of any Tax Statute relating to VAT and has preserved such records, invoices and other documents in such form and for such periods as are required by such Tax Statute.

1.11	Anti-avoidance

So far as the Seller is aware, no Group Company is or has been party to or otherwise directly involved in any scheme, arrangement, transaction or series of transactions the main purpose, or one of the main purposes of which was the obtaining of a tax advantage (whether by way of the deferral, reduction or the avoidance of tax or otherwise).

1.12	Secondary liabilities and tax sharing

1.12.1	No Group Company is bound by or party to any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

1.12.2	So far as the Seller is aware, no transaction, act, omission or event has occurred (including the execution or implementation of this Agreement) in consequence of which any Group Company is or will become liable for any Tax or required to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than any of the Group Companies, whether such liability arises as a result of the operation of law, any agreement entered into by any of the Group Companies before Completion or otherwise.

EXECUTION VERSION

SCHEDULE 6

PURCHASER WARRANTIES

1.	INCORPORATION

The Purchaser and Sky plc are each duly incorporated, duly organised and validly existing under the laws of their respective jurisdictions and have full power to conduct their respective businesses as conducted at the date of this Agreement.

2.	CORPORATE POWER AND AUTHORITY

Subject only to approval of the Sky Resolution, the Purchaser and Sky plc each have the requisite corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement to which each is a party and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Purchaser and Sky plc respectively and are enforceable against the Purchaser and Sky plc (as applicable), in accordance with their respective terms.

3.	DUE AUTHORISATION, EXECUTION AND DELIVERY.

Each of the Purchaser and Sky plc has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by either of them pursuant to the terms of this Agreement.

4.	NO BREACH

The execution and delivery by each of the Purchaser and Sky plc of, and the performance by the Purchaser and Sky plc of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

4.1.1	result in a breach of or conflict with any provision of their respective articles of association, by-laws or equivalent constitutional documents as applicable; nor

4.1.2	result in a breach of any Applicable Laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

5.	CONSENTS

5.1	All corporate authorisations and approvals which are necessary for the Purchaser and Sky plc to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

5.2	Other than as contemplated by this Agreement, all consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser or Sky plc which are necessary or desirable for the Purchaser or Sky plc to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed to the Seller.

EXECUTION VERSION

6.	PROCEEDINGS

There are no:

6.1.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Purchaser, Sky plc or any of their respective group undertakings;

6.1.2	lawsuits, actions or proceedings pending or, to the knowledge of Sky plc, threatened against or affecting the Purchaser or Sky plc or any of their respective group undertakings; or

6.1.3	investigations by any governmental or regulatory body which are pending or threatened against the Purchaser or Sky plc or any of their respective group undertakings, so far as Sky plc is aware,

and which, in each case, has or is likely to have a material adverse effect on the ability of the Purchaser or Sky plc to perform their respective obligations under this Agreement or any agreement entered into pursuant to the terms of this Agreement.

7.	SOLVENCY

No order has been made, petition presented which has not been withdrawn or meeting convened for the winding up of the Purchaser or Sky plc, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and, so far as Sky plc is aware, there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

EXECUTION VERSION

SCHEDULE 7

REAL ESTATE

PART 1

LEASEHOLD PROPERTIES

Description of property (including title number if registered)	Existing tenant	Current Rent in €	Term	Expiring Date	Existing Use	VAT paid on Rent in €	Original parties to lease
Offices of Milano-Rogoredo, Via Monte Penice 7 (Milano Santa Giulia Headquarters)	The Company	11,408,358.19	12 years	30/04/2020	Offices and production	2,509,838.80	Milano Santa Giulia S.p.A The Company
Offices of Rome, Via Salaria No. 999 and 1021 and Via Sambuca Pistoiese No. 11, 29 and 31	The Company	5,128,020.00	6 years	31/10/2017	Offices and production	1,128,164.40	Autostar Immobiliare S.p.A. The Company
Offices of Sestu (CA), S.S 131. Km, 12.600.	Sky Italia	341,529.96	automatic renewal	31/10/2018	Offices	75,136.59	Novauto S.p.A. The Company

EXECUTION VERSION

Description of property (including title number if registered)	Existing tenant	Current Rent in €	Term	Expiring Date	Existing Use	VAT paid on Rent in €	Original parties to lease
Offices of Napoli, Via Giovanni Porzio 4	The Company	72,158.64	6 years	31/07/2016	Offices	N/A	Ida De Lisa, Mariarosa Lubrano and Roberto Pragliola The Company
Offices of Bologna, Via dell’Arcoveggio 74/2	The Company	41,770.08	6 years	30/09/2016	Offices	9,189.42	Investdue S.n.c. di Artoni & C The Company
Offices of Rome, Via della Cordonata 7	The Company	115,038.48	automatic renewal	31/01/2020	Offices	25,308.47	Uesisa S.r.l. The Company

EXECUTION VERSION

PART 2

FREEEHOLD PROPERTIES

1.	Property located in Cologno Monzese (Milan, Italy), viale Europa No. 59, identified in the cadastral office under table 27, lot 69, sub-lots 701, 702, 703 and lot 194 (as per property cadaster), as well as table 27, lots 69, 194 and 195 (as per land cadaster), having cadastral surface equal to 4,880.00 square metres composed as follows:

•	First floor underground (deposit and warehouse) – 1,481.64 square metres;

•	First floor underground (technical plant room) – 261.00 square metres;

•	Ground floor (production site) – 1,779.56 square metres;

•	Ground floor (laboratory) – 113.19 square metres;

•	Ground floor (porch roof and shelter) – 145.57 square metres;

•	Ground floor (cabins) – 26.45 square metres;

•	First floor (production sites and offices) – 1,370.83 square metres;

•	First floor (terrace) – 203.06 square metres;

•	Ground floor (courtyards and entrances) – 1,554.31 square metres; and

2.	Land located in Cologno Monzese (Milan, Italy), via Danimarca, identified in the cadastral office under table 36, lot 360 (as per land cadaster), having cadastral surface equal to 10,560.00 square metres.

SCHEDULE 8

INTELLECTUAL PROPERTY

PART 1

Intellectual Property

Domain	Registrant

golparade.com	Sky Italia Srl

uomopartita.com	Sky Italia Srl

lacasadelcalcio.com	Sky Italia Srl

lacasadelcalcio.eu	Sky Italia Srl

uomopartita.eu	Sky Italia Srl

golparade.eu	Sky Italia Srl

houseoffootball.eu	Sky Italia Srl

fantascudetto.com	Sky Italia Srl

fantascudetto.net	Sky Italia Srl

fantascudetto.eu	Sky Italia Srl

Fantacampioni.net	Sky Italia Srl

Fantacampioni.eu	Sky Italia Srl

eurocampioni.eu	Sky Italia Srl

eurocampioni.net	Sky Italia Srl

eurosfida.net	Sky Italia Srl

eurosfida.com	Sky Italia Srl

eurosfida.eu	Sky Italia Srl

magcampus.net	Sky Italia Srl

magcampus.com	Sky Italia Srl

cielolab.com	Sky Italia Srl

cielolab.net	Sky Italia Srl

cielolab.org	Sky Italia Srl

ioreporter.mobi	Sky Italia Srl

ioreporter.info	Sky Italia Srl

ioreporter.org	Sky Italia Srl

ioreporter.biz	Sky Italia Srl

ioreporter.net	Sky Italia Srl

primafila.tv	Sky Italia Srl

fantascudetto.tv	Sky Italia Srl

Fantacampioni.tv	Sky Italia Srl

primafilahotclub.com	Sky Italia Srl

primafilahotclub.tv	Sky Italia Srl

cielotv.tv	Sky Italia Srl

cielotv.eu	Sky Italia Srl

Sky.it	Sky Italia Srl

Skypubblicità.it	Sky Italia Srl

cineshots.it	Sky Italia Srl

cineshot.it	Sky Italia Srl

tvseek.it	Sky Italia Srl

guidaintv.it	Sky Italia Srl

tuttointv.it	Sky Italia Srl

eurocampioni.it	Sky Italia Srl

comanditu.it latuatv.it	Sky Italia Srl

magcampus.it	Sky Italia Srl

primafilahotclub.it	Sky Italia Srl

cielotv.it	Sky Italia Srl

cielolab.it	Sky Italia Srl

coolchange.it	Sky Italia Srl

Copyright	Registration number	Date of registration	Type of work

Gomorra la serie	Pau003712951	28 January, 2014	Dramatic work and music; or choreography

Mark	Image	Country	Application Date	Application Number	Class	Owner	Registration Date	Registration Number	Status

RIVER		Italy	App 05- FEB-2014	App FI/2014/000131	38 41	SKY ITALIA S.R.L. MILANO (MILANO) ITALY			APPLICATION (PENDING)

EVENING NEWS		Italy	App 01- AUG-2013	App FI/2013/001088	16 38 41	SKY ITALIA S.R.L. MILANO (MILANO) ITALY	Reg 11- MAR-2014	Reg 1583430	REGISTRATION (REGISTERED)

FORMULA RACE	Italy	App 31- MAY-2013	App FI/2013/000760	9 28 38 41	SKY ITALIA S.R.L. MILANO (MILANO) ITALY	Reg 03- FEB-2014	Reg 1576074	REGISTRATION (REGISTERED)

PRIMAFILA	Italy	App 27- DEC-2012	App FI/2012/1557	9 16 18 25 28 35 38 41 42 45	SKY ITALIA S.R.L. MILANO (MILANO) ITALY	Reg 08- JAN-2013	Reg 1523471	UNPUBLISHED REGISTRATION (REGISTERED)

CIELO CHE GOL	Italy	App 16- OCT-2012	App FI/2012/001257	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 22- MAY-2013	Reg 1546177	REGISTRATION (REGISTERED)

CELEBRITY NOW	Italy	App 26- JUL-2012	App FI/2012/1020	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 29- MAR-2013	Reg 1532061	REGISTRATION (REGISTERED)

VOGLIO VIVERE COSI’	Italy	App 26- JUL-2012	App MI/2012/7606	9 38	ZODIAK ACTIVE S.r.l. Largo	Reg 03- APR-2013	Reg 1532679	REGISTRATION (REGISTERED)

					Adua 1, 24128 BERGAMO (BERGAMO) ITALY SKY ITALIA S.r.l. Via Monte Penice 7, 20138 MILANO (MILANO) ITALY

433	Italy	App 06- APR-2012	App FI/2012/530	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 04- OCT-2012	Reg 1511586	REGISTRATION (REGISTERED)

TALENTI EMERGENTI	Italy	App 06- MAR-2012	App FI/2012/310	41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 11- SEP-2012	Reg 1509800	REGISTRATION (REGISTERED)

chatTV	Italy	App 20- FEB-2012	App RM/2012/000895	9 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 7, 20138 MILANO ITALY	Reg 20- MAR-2012	Reg 1481763	UNPUBLISHED REGISTRATION (REGISTERED)

BEAUTIFUL LAB	Italy	App 10- NOV-2011	App FI/2011/1535	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 17- MAY-2012	Reg 1490806	REGISTRATION (REGISTERED)

SEVEN DAYS	Italy	App 27- OCT-2011	App FI/2011/1489	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 17- MAY-2012	Reg 1490893	REGISTRATION (REGISTERED)

SOCIAL GAMES	Italy	App 13- OCT-2011	App FI/2011/1423	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484359	REGISTRATION (REGISTERED)

EURO CALCIO	Italy	App 28- SEP-2011	App FI/2011/1357	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484314	REGISTRATION (REGISTERED)

MONDO GOL	Italy	App 28- SEP-2011	App FI/2011/1356	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484313	REGISTRATION (REGISTERED)

E’ SEMPRE CALCIO MERCATO	Italy	App 28- SEP-2011	App FI/2011/1355	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484312	REGISTRATION (REGISTERED)

BUONGIORNO CIELO	Italy	App 13- SEP-2011	App FI/2011/1276	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484260	REGISTRATION (REGISTERED)

RIGOROMETRO	Italy	App 13- SEP-2011	App FI/2011/1274	9 38 41	SKY ITALIA S.R.L. ROMA	Reg 12- APR-2012	Reg 1484258	REGISTRATION (REGISTERED)

(ROMA) ITALY

PUNIZIOMETRO	Italy	App 13- SEP-2011	App FI/2011/1275	9 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 12- APR-2012	Reg 1484259	REGISTRATION (REGISTERED)

PIU’ DIGITALE	Italy	App 26- JUL-2011	App MI/2011/007937	9 16 28 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- SEP-2011	Reg 1461239	UNPUBLISHED REGISTRATION (REGISTERED)

TELE DIGITALE	Italy	App 26- JUL-2011	App MI/2011/007938	9 16 28 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO ITALY	Reg 22- SEP-2011	Reg 1461240	UNPUBLISHED REGISTRATION (REGISTERED)

+ DIGITALE	Italy	App 26- JUL-2011	App MI/2011/007934	9 16 28 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO ITALY	Reg 22- SEP-2011	Reg 1461237	UNPUBLISHED REGISTRATION (REGISTERED)

SETTIMANA +	Italy	App 26- JUL-2011	App MI/2011/007939	9 16 28 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO ITALY	Reg 22- SEP-2011	Reg 1461241	UNPUBLISHED REGISTRATION (REGISTERED)

TELE + DIGITALE	Italy	App 15- JUL-2011	App MI/2011/007613	9 16 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- SEP-2011	Reg 1461091	UNPUBLISHED REGISTRATION (REGISTERED)

TELEPIU’ DIGITALE	Italy	App 15- JUL-2011	App MI/2011/007612	9 16 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- SEP-2011	Reg 1461090	UNPUBLISHED REGISTRATION (REGISTERED)

DIGITALE PIU’	Italy	App 15- JUL-2011	App MI/2011/007611	9 16 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- SEP-2011	Reg 1461089	UNPUBLISHED REGISTRATION (REGISTERED)

DIGITALE +	Italy	App 15- JUL-2011	App MI/2011/007610	9 16 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- SEP-2011	Reg 1461088	UNPUBLISHED REGISTRATION (REGISTERED)

FACCIA A FACCIA	Italy	App 24- MAY-2011	App FI/2011/791	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 08- NOV-2011	Reg 1467141	REGISTRATION (REGISTERED)

CHIEDI IL CONFRONTO	Italy	App 24- MAY-2011	App FI/2011/790	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 08- NOV-2011	Reg 1467140	REGISTRATION (REGISTERED)

STALK RADIO	Italy	App 06- MAY-2011	App FI/2011/000695	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY			APPLICATION (PENDING)

XXX Club S	Italy	App 27- APR-2011	App RM/2011/002729	9 38 41	SKY ITALIA S.R.L. VIA MONTE PENICE, 7, 20138 MILANO ITALY	Reg 03- MAY-2011	Reg 1447150	UNPUBLISHED REGISTRATION (REGISTERED)

XXX Club S	Italy	App 27- APR-2011	App RM/2011/002728	9 38 41	SKY ITALIA S.R.L. VIA MONTE PENICE, 7, 20138 MILANO ITALY	Reg 03- MAY-2011	Reg 1447149	UNPUBLISHED REGISTRATION (REGISTERED)

IN- FORMAZIONE	Italy	App 03- MAR-2011	App FI/2011/339	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 25- JUL-2011	Reg 1453703	UNPUBLISHED REGISTRATION (REGISTERED)

SHOP therapy SHOP therapy	Italy	App 08- FEB-2011	App FI/2011/193	16 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 19- APR-2011	Reg 1445092	UNPUBLISHED REGISTRATION (REGISTERED)

Home Pack	Italy	App 25- JAN-2011	App FI/2011/102	9 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY FASTWEB	Reg 07- APR-2011	Reg 1441327	UNPUBLISHED REGISTRATION (REGISTERED)

S.P.A. MILANO (MILANO) ITALY

sky & FASTWEB tv, voce & internet	Italy	App 25- JAN-2011	App FI/2011/103	9 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY FASTWEB S.P.A. MILANO (MILANO) ITALY	Reg 07- APR-2011	Reg 1441328	UNPUBLISHED REGISTRATION (REGISTERED)

è sempre GOL	Italy	App 24- JAN-2011	App FI/2011/90	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 04- APR-2011	Reg 1441056	UNPUBLISHED REGISTRATION (REGISTERED)

GLI SGOMMATI	Italy	App 14- JAN-2011	App FI/2011/46	9 14 16 18 25 28 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 30- MAR-2011	Reg 1440414	UNPUBLISHED REGISTRATION (REGISTERED)

GLI SGOMMATI	Italy	App 21- DEC- 2010	App FI/2010/1611	9 14 16 18 25 28 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 22- MAR-2011	Reg 1435791	UNPUBLISHED REGISTRATION (REGISTERED)

UGO la talpa	Italy	App 29- NOV- 2010	App FI/2010/1486	25	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 16- MAR-2011	Reg 1433824	UNPUBLISHED REGISTRATION (REGISTERED)

UGO LA TALPA	Italy	App 15- NOV-2010	App FI/2010/1375	24 30	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 09- MAR-2011	Reg 1431056	UNPUBLISHED REGISTRATION (REGISTERED)

UGO la talpa	Italy	App 15- NOV-2010	App FI/2010/1376	24 30	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 09- MAR-2011	Reg 1431053	UNPUBLISHED REGISTRATION (REGISTERED)

EUROPA TV	Italy	App 12- NOV-2010	App MI/2010/011424	9 16 35 36 38 41 42 43 44	SKY ITALIA S.R.L. VIA	Reg 22- NOV-2010	Reg 1375042	UNPUBLISHED REGISTRATION

					MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY			(REGISTERED)

TELEPIU’	Italy	App 12- NOV-2010	App MI/2010/011422	9 16 35 36 38 41 42 43 44	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- NOV-2010	Reg 1375040	UNPUBLISHED REGISTRATION (REGISTERED)

TELE +2	Italy	App 12- NOV-2010	App MI/2010/011423	9 16 35 36 38 41 42 43 44	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 22- NOV-2010	Reg 1375041	UNPUBLISHED REGISTRATION (REGISTERED)

RACING	Italy	App 12- NOV-2010	App MI/2010/011420	9 16 35 38 41 42 43	SKY ITALIA S.R.L. VIA	Reg 22- NOV-2010	Reg 1375039	UNPUBLISHED REGISTRATION

					MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY			(REGISTERED)

OVERTIME	Italy	App 26- OCT-2010	App FI/2010/1289	38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 08- MAR-2011	Reg 1430274	UNPUBLISHED REGISTRATION (REGISTERED)

UGO LA TALPA	Italy	App 12- OCT-2010	App FI/2010/1219	16 28 38 41	SKY ITALIA S.R.L. ROMA (ROMA) ITALY	Reg 25- FEB-2011	Reg 1424761	UNPUBLISHED REGISTRATION (REGISTERED)

Telepiù Bianco	Italy	App 24- SEP-2010	App MI/2010/009716	9 16 35 38 41 42 45	SKY ITALIA S.R.L. VIA MONTE PENICE, 07, 20138 MILANO (MILANO) ITALY	Reg 04- OCT-2010	Reg 1350819	UNPUBLISHED REGISTRATION (REGISTERED)

CALCIO PREVIEW	Community Trademarks	App 23- AUG-2007	App 6223531	38 41	SKY ITALIA S.r.l. Via Salaria, 1021,Roma, 00138 ITALY	Reg 16- JUL-2008	Reg 6223531	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED

TOTAL ITALIAN FOOTBALL	Community Trademarks	App 23- AUG-2007	App 6222913	38 41	SKY ITALIA S.r.l. Via Salaria, 1021,Roma, 00138 ITALY	Reg 17- JUL-2008	Reg 6222913	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED

ZONAWRESTLING	Community Trademarks	App 17- MAR-2005	App 4343877	16 38 41	SKY ITALIA S.r.l. Via Salaria, 1021,Roma, 00138 ITALY	Reg 31- JUL-2006	Reg 4343877	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED

PRIMAFILA	Community Trademarks	App 27- MAR-2003	App 3115516	9 16 18 25 28 35 38 41 42	Sky Italia S.r.l. Via Monte Penice 7,Milano, 20138 ITALY	Reg 03- JAN-2005	Reg 3115516	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED

TELEPIU’ DIGITALE	Community Trademarks	App 26- JUL-2001	App 2318723	9 16 35 38 41 42	SKY ITALIA S.r.l. Via Salaria, 1021,Roma, 00138 ITALY	Reg 09- APR-2003	Reg 2318723	REGISTRATION (REGISTERED) Status According to OHIM: REGISTRATION PUBLISHED

TELE + DIGITALE	Community Trademarks	App 26- JUL-2001	App 2318707	9 16 35 38 41 42	SKY ITALIA S.r.l. Via Salaria, 1021,Roma, 00138 ITALY	Reg 07- JAN-2003	Reg 2318707	REGISTRATION (REGISTERED) Status According to OHIM: REGISTRATION PUBLISHED

CULT NETWORK INTERNATIONAL	Community Trademarks	App 28- APR-1999	App 1155290	35 38 41	Sky Italia S.r.l. Via Monte Penice 7,Milano, 20138 ITALY	Reg 04- JUL-2000	Reg 1155290	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED

PRIMAFILA	San Marino	App 27- MAR-2003	App SM-M- 200300071	9 16 18 25 28 35 38 41 42	Sky Italia S.r.l. Via Monte Penice 7,Milano, 20138 ITALY	Reg 30- APR-2004	Reg SM-M- 200300071	APPLICATION FOR RENEWAL FILED ON 19- DEC-2012 (PENDING)

Patent Number	Registrant	Registrar	Date of Registration

0001405525	Sky Italia S.r.l. (owner)	Ufficio Italiano Brevetti e Marchi (Italian IP Office)	17 January 2014

0001406374	Sky Italia S.r.l. (owner)	Uffio Italiano Brevetti e Marchi (Italian IP Office	21 February 2014

Trademarks
3D SKY EXPERIENCE & Design
CALCIO SKY

CAMPIONATO SKY
EVENTI SKY
FORMULA SKY
FORMULA SKY & Design
INSTALLA SKY
ISKYB
ITALIA SKY BROADCASTING
MUSIC ON SKY logo
MY SKY
MYSKY
PRIMO SKY
PRONTO SKY
RADIO ON SKY
RADIO ON SKY & Design
SERIE SKY
SERIE SKY ANTICIPO
SERIE SKY DOMENICA
SERIE SKY POSTICIPO
SERIE SKY SABATO
SERIE SKY SPECIAL
SERIE SKY SPECIALE
SKY
SKY
SKY & Design
SKY & Design (color)
SKY 24:7
SKY 365
SKY ACTIVE ITAUA

SKY ARTE
SKY ASSIST
SKY ATTIVO
SKY BOX
SKY CALCIO
SKY CALCIO & Design
SKY CALCIO MOBILE
SKY CALCIO SHOW
SKY CENTER
SKY CHANNEL & Design
SKY CINE NEWS
SKY CINE NEWS figurative in color
SKY CINEMA
SKY CINEMA & Design (color)
SKY CINEMA (figurative in color)
SKY CINEMA (figurative)
SKY CINEMA 16:9
SKY CINEMA 16:9 figurative
SKY CINEMA 16:9 figurative in color
SKY CINEMA CLASSICS
SKY CINEMA D’AUTORE
SKY CINEMA FAMILY & Design
SKY CINEMA HD
SKY CINEMA HD & Design (color, horizontal)
SKY CINEMA HD & Design (color, vertical)
SKY CINEMA HITS
SKY CINEMA HITS & design (horizontal)
SKY CINEMA HITS & design (Vertical)

SKY CINEMA ITALIA
SKY CINEMA MANIA
SKY CINEMA MANIA & Design (horizontal)
SKY CINEMA MANIA & Design (vertical)
SKY CINEMA MAX
SKY CINEMA MOBILE
SKY CINEMA MOBILE & Design (horizontal, color)
SKY CINEMA MOBILE (logo, stacked)
SKY CINEMA PASSION
SKY CINEMA VOGLIA DI CINEMA
SKY CINEMA VOGLIA DI CINEMA & Design
SKY CLASSlCS & Design (color)
SKY DIGITAL KEY
SKY DIRETTA
SKY DIRETTA GOL
SKY DIRETTA GOL & Design (horizontal, color)
SKY DIRETTA GOL & Design (color)
SKY DIRETTA GOL & Design (vertical, color)
SKY FAMILY & Design (color)
SKY FOCUS CHANNEL
SKY GUIDE
SKY HD
SKY HD & Design
SKY HITS & Design (color)
SKY IMMAGINA CHE..
SKY IN CAMPO
SKY IN CAMPO & Design
SKY INSIDE

SKY IPTV
SKY ITALIA
SKY ITALIA
SKY ITALY
SKY LAB
SKY LAB (figurative in color)
SKY LIFE
SKY LIFE & Design
SKY LIVE
SKY logo (black on white)
SKY logo (black outline)
SKY logo (blue on white)
SKY logo (white on black)
SKY logo (white on blue)
SKY LOUNGE BAR
SKY LOUNGE BAR (figurative in color)
SKY MAIL
SKY MANIA & Design (color)
SKY MAX & Design (color)
SKY METEO 24
SKY METEO24
SKY METEO24 & Design (color)
SKY METEO24 & Design (horizontal)
SKY METEO24 & Design (Vertical)
SKY METEO24 ACTIVE
SKY METEO24 MOBILE
SKY MONDO
SKY MONDO E NATURA

SKY MONDO E TENDENZE
SKY MOTORI
SKY MOVIES ITALIA
SKY MULTIVISION
SKY MULTIVISION & Design
SKY MUSIC
SKY MUSIC & Design
SKY NEWS ITALIA
SKY NOTIZIE
SKY ON DEMAND
SKY ON MOBILE
SKY ON MOBILE & Design
SKY ONE ITALIA
SKY PALCO
SKY PASS
SKY PASS & Design
SKY PLAY & Design(color)
SKY PLAY IT
SKY PLAY IT & Design
SKY POSTA
SKY PRIMAFlLA
SKY PRIMAFlLA & Design (color)
SKY PUBBLICITA’
SKY RADIO
SKY RADIO & Design (color)
SKY RAGAZZI
SKY SELECTION
SKY SELECTION ON DEMAND and Design

SKY SERVICE
SKY SERVICE
SKY SHOPPING
SKY SHOW
SKY SHOW color label (stacked)
SKY SHOW & color label (horizontal)
SKY SPETTACOLI
SKY SPETTACOLO
SKY SPORT
SKY SPORT 1
SKY SPORT 1 figurative (black/white logo)
SKY SPORT 1 figurative in color (horizontal logo)
SKY SPORT 1 figurative in color (stacked lago)
SKY SPORT 2
SKY SPORT 2 figurative (black/white logo)
SKY SPORT 2 figurative in color (horizontal logo)
SKY SPORT 2 figurative in color (stacked logo)
SKY SPORT 24
SKY SPORT 24 & design (Horizontal)
SKY SPORT 24 & Design (On Air)
SKY SPORT 24 & Design (Stacked)
SKY SPORT 3
SKY SPORT 3 figurative (black/white logo)
SKY SPORT 3 figurative in color (horizontal logo)
SKY SPORT 3 figurative in color (stacked lago)
SKY SPORT ACTIVE
SKY SPORT ACTIVE fig. (b&w horizontal)
SKY SPORT ACTIVE fig. (b&w stacked)

SKY SPORT ACTIVE fig. (color, stacked)
SKY SPORT EXTRA
SKY SPORT EXTRA & Design
SKY SPORT figurative (black/white horizontal logo)
SKY SPORT figurative (black/white stacked logo)
SKY SPORT figurative in color (horizontal logo)
SKY SPORT figurative in color (stacked logo)
SKY SPORT GP
SKY SPORT GRANO PRIX
SKY SPORT HD
SKY SPORT HD & Design (black & white, horizontal)
SKY SPORT HD & Design (color,horizontal)
SKY SPORT HD & Design (Vertical, black and white)
SKY SPORT HD &Design (color, vertical)
SKY SPORT ITALIA
SKY SPORT MOBILE
SKY SPORT MOBILE & Design (horizontal)
SKY SPORT MOBILE & Design (vertical)
SKY SPORT NOTIZIE
SKY SPORT RACING
SKY SPORTS & Design (color)
SKY SPORTS ITAUA
SKY STAR
SKY STAR & Design
SKY STUDIO ITALIA
SKY SUPERCALCIO
SKY TELE
SKY TELEGIORNALE

SKY TELEVISIONE
SKY TESTO
SKYTG
SKY TG24
SKY TG24 & Design (color)
SKY TG24 ACTIVE
SKY TG24 MOBILE
SKY TI SORPRENDE SEMPRE..
SKYTV
SKY TV ITALIA
SKY UNO
SKY UNO & Design (color)
SKY UNO MOBILE
SKY UNO MOBILE & Design
SKY VIAGGIO
SKY VIVO
SKY VIVO 109
SKY VIVO MOBILE
SKY VIVO MOBILE & Design
SKY W
SKY WAY24 & design
SKY WAY24 & Design (color)
SKY WIDESCREEN
SKY WIDESCREEN SPORT
SKY WIDESCREEN SPORTS
SKY ZONA
SKY-TV
SKY-TV ITALIA

VEDO SKY

PART 2

Licences and Agreements

Description	Parties to the agreement	Date of agreement

Sub-licence of certain registered and unregistered trademarks, service marks, logos and trade names consisting of, incorporating and/or relating to the trademark “SKY” and amendments dated 28 May 2009, 4 January 2010, 26 April 2010, 20 June 2011, 26 July 2011	SGH Stream Sub, Inc Company	29 June 2006

Agreement to make use of certain, agreed upon uses of the trademark “SKY”	Sky Italia S.r.l Tour Racing Limited.	10 March 2014

Sponsorship agreement governing, inter alia, the right of the Company to use its marks in connection with the activity of the “SKY RACING TEAM VR46”	Sky Italia S.r.l. VR 46 Team S.r.l.	15 July 2014

SCHEDULE 9

ANNOUNCEMENTS

PART 1

21CF ANNOUNCEMENT

PART 2

SKY ANNOUNCEMENT

SCHEDULE 10

DEFINITIONS AND INTERPRETATION

1.	In this Agreement each of the following words and expressions shall have the following meanings:

“21CF Announcement” the announcement in the agreed form to be made by 21CF in the form as set out in Schedule 9 of this Agreement and as amended from time to time with the prior written consent of the Seller and the Purchaser;

“21CF Guaranteed Obligations” has the meaning given to that term in Clause 14.1;

“21CF Group” any one of 21CF its subsidiaries and subsidiary undertakings from time to time, any direct or indirect holding company of 21CF and all other subsidiary undertakings of any such holding company (including the Group pending Completion and the Sky AG Group pending Sky AG Completion but, following Completion, excluding the Group and following Sky AG Completion, excluding the Sky AG Group);

“21CF” has the meaning given at the start of this Agreement;

“21CF Placing Shares” 61,106,496 Placing Shares to be subscribed by 21st Century Fox UK Nominees Limited pursuant to the 21CF Placing Undertaking;

“21CF Placing Undertaking” means the undertaking in the Agreed Form pursuant to which Fox UK Nominees Limited agrees to take-up and pay for the 21CF Placing Shares;

“the 1985 Act” the Companies Act 1985;

“the 2006 Act” the Companies Act 2006;

“Accounts” the audited statement of financial position, statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes thereto as described under IAS 1 “Presentation of Financial Statements” of the Company and the audited consolidated statement of financial position, statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes thereto as described under IAS 1 “Presentation of Financial Statements” of the Group for the 12 month period ended on the Accounts Date;

“Accounts Warranties” the warranties given in paragraph 1 of Part 2 of Schedule 5;

“Accounts Date” 30 June 2013;

“Actions” claims, actions, proceedings, damages, demands, judgments, fines, sums payable, liabilities and losses (which includes any material diminution in the value of the Quotaholding, or the quotaholdings in the Subsidiaries directly or indirectly held by the Company or the assets of the Company or the Subsidiaries) (in each case, whether or not successful, compromised, settled, withdrawn or which shall become unenforceable by the lapse of time or otherwise);

“Affiliate” in relation to any person, any other person directly or indirectly Controlled by, or Controlling of, or under common Control with, that person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust and, in the case of an individual, any person connected with him within the meaning of sections 252 to 254 of the 2006 Act;

“Agreement” this sale and purchase agreement;

“Agreed Secondee” any manager (dirigente) employed by a Group Company at the date of this Agreement who is seconded to any person which is not a Group Company and as specifically agreed to be an Agreed Secondee between the Seller and the Purchaser;

“Applicable Law(s)” all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes and all stock exchange rules;

“Associated Contract” any amendment thereof and any new, prior or associated agreement, undertaking or arrangement in connection with the same subject matter;

“Books and Records” all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Bring Down Certificate” a certificate in the agreed form signed by a duly authorised representative of the Seller, dated as at the Purchaser Protection Completion Date confirming the Title and Capacity Warranties are true and accurate as at the Purchaser Protection Completion Date without any disclosure against the Title and Capacity Warranties and containing a statement that since the date of this Agreement there has been no Material Adverse Change;

“Broadcasting Licences” all broadcasting licences currently held by any member of the Group, including: (i) 25 authorisations granted by the Italian Communications Authority for the broadcasting of channels via satellite (i.e., Sky Uno, Sky Meteo 24, Sky Sport 2, Sky Supercalcio, Calcio Sky, Sky Sport 3, Sky Cinema Family, Sky Sport 1, Vetrina Primafila, Sky Inside, Sky Cinema 1, Sky Cinema Passion, Sky Cinema Max, Sky Cinema Hits, Sky Cinema Classics, Sky Tg24, Sky Cinema Comedy, Sky Sport 24, Cielo, Sky Cinema Cult, Sky 3D, Sky Arte, Sky Sport F1, Sky Atlantic, Sky Sport MotoGP); (ii) 5 authorisations of the Italian Communications Authority for the broadcast by means of satellite of Sky Assist, Sky Sport Extra, Sky Mondo e Natura, Sky Cinema+24, Sky Cinema Max+1); (iii) 1 authorisation granted by the Ministry of Economic Development for the broadcasting of a channel via digital terrestrial television (i.e. Cielo); (iv) 2 other authorisations granted by the Ministry of Economic Development for the broadcasting by means of DTT of Cielo 2 and Cielo Sport (previously Sky Arte) and, in addition, on the basis of a notification system, (v) a general authorisation ex art. 31 d.lgs. 177/05 for the provision of services, including pay per view, via satellite, cable and over-the-air frequencies; (vi) authorizations to broadcast, on a simulcast basis, by means of “other means of electronic communication” (i.e. IPTV, internet and mobile networks), the satellite channels indicated above under point (i)), (vii) 2 authorizations (not utilised as the date of this Agreement by the Company) for the broadcast, on a non-simultaneous basis, by means of IPTV, internet and mobile networks, of two channels; and (viii) authorisations for 11 channels by means of DVB-H;

“Business Day” a day (other than a Saturday or Sunday) on which banks are open for general business in London, Rome, New York and Berlin;

“Business Warranties” the warranties given in Part 2 of Schedule 5;

“Cash” the aggregate amount of any cash, bank deposits or cash equivalents owned by the Group including cash at bank and in hand, including deposits which are available on demand or within one month with any bank or financial institution, but excluding any and all Restricted Cash;

“Champions League Rights” all rights granted to the Company and all rights currently exercised by any member of the Group pursuant to broadcast of the UEFA Champions League and UEFA Super Cup for the seasons 2012/13, 2013/14 and 2014/15 by UEFA pursuant to an agreement dated 8 December 2010;

“Change of Control” in respect of any company, if a person who directly or indirectly has Control of the company at the date of this Agreement ceases to do so or if a person obtains directly or indirectly Control of the company after the date of this Agreement;

“Circular” the circular to be despatched by Sky plc to its members in connection with the Transaction and the transactions contemplated by the Related Agreements and in accordance with the Listing Rules;

“Claim” all and any of a General Claim, a Title and Capacity Claim, a Tax Claim or an Indemnity Claim;

“Companies Acts” the 1985 Act and the 2006 Act, to the extent that either is in force at the relevant time;

“Company” Sky Italia S.r.l., a company incorporated in Italy, registered with the Register of Enterprises of Milan, with VAT and tax code number 04619241005 further details of which are set out in Part 1 of Schedule 1;

“Competition and Regulatory Clearances” the clearances referred to in Clauses 4.1.2, 4.1.3 and 4.1.4;

“Completion” completion of the sale and purchase of the Quotaholding in accordance with Clause 6;

“Completion Accounts Date” last calendar day of the calendar month in which Completion occurs;

“Completion Accounts Date Effective Time” 23.59 on the Completion Accounts Date, or such other time as the Purchaser and the Seller may agree in writing;

“Completion Date” the date on which Completion occurs;

“Completion Statement” has the meaning given to it in paragraph 1.4.1 of Part 1 of Schedule 2 or, if relevant paragraph 1.4.2(A) of Part 1 of Schedule 2, or paragraph 1.5.5 of Part 1 of Schedule 2;

“Completion Statement Definitions” the electronic data room held with Merrill Corporation entitled “Completion Statement Definitions” and one digital copy of which has been provided to each of the Purchaser’s Solicitors and the Seller’s Solicitors on or prior to the date of this Agreement;

“Conditions” the conditions set out in Clause 4.1;

“Confidential Information” has the meaning given to that term in Clause 16.2;

“Continuing Guarantees” (i) a guarantee agreement dated 22 December 2010 between UEFA, the Company and News Corporation in respect of a media rights agreement dated 8 December 2010 in connection with the broadcast of UEFA Champions League and UEFA Super Cup football matches for the seasons 2012/13, 2014/14 and 2014/15; (ii) a guarantee agreement dated 28 February 2014 between UEFA and Twenty First Century Fox, Inc. in respect of a media rights agreement dated 11 February 2014 in connection with the broadcast of UEFA Europa League football matches for the seasons 2015/16, 2016/17 and 2017/18; and (iii) a letter of guarantee dated 27 February 2006 addressed to Milano Santa Giulia S.p.A. by News Corporation as required under a framework agreement dated October 2005 between Milano Santa Giulia S.p.A. and the Company for the purpose of guaranteeing the payment obligations of the Company under a lease agreement dated 27 February 2006; and (iv) a guarantee agreement to be dated July 2014 between UEFA and Twenty First Century Fox, Inc. in relation to UEFA European qualifying matches of Italy, San Marino and the Vatican City;

“Control” the power of a person to secure, directly or indirectly, (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another person or otherwise) that the affairs of such other person are conducted in accordance with his or its wishes and “Controlled” and “Controlling” shall be construed accordingly;

“Corruption Law(s)” all applicable laws, regulations, directives, statutes, subordinate legislation, common law and civil codes concerning bribery and corruption which apply to any member of the Group, including:

(a)	the United States Foreign Corrupt Practices Act (“FCPA”);

(b)	the United Kingdom Bribery Act 2010 and, in relation to conduct prior to the Bribery Act 2010 being brought into force, the United Kingdom Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 (together with the United Kingdom Bribery Act 2010, the “UK Corruption Laws”); and

(c)	Italian Legislative Decree No. 231 of June 8, 2001;

“Costs” costs, charges and expenses (including those suffered or incurred in establishing or enforcing a right to be indemnified under this Agreement and any irrevocable VAT);

“Customer” any individual to whom any member of the Group provides, or has agreed to provide, any product or service as at Completion;

“Customer Contracts” all contracts, undertakings, arrangements and agreements, whether written or otherwise, in each case entered into by or on behalf of any member of the Group prior to Completion with any Customer in respect of any product or service to the extent that, immediately before Completion, the same remains to be completed or performed (in whole or in part) or remains in force, and “Customer Contract” shall mean any one of them;

“Data Protection Authority” each body responsible for the enforcement of the Data Protection Legislation;

“Data Protection Legislation” any applicable legislation in force from time to time which implements either or both of the European Community’s Directive 95/46/EC and Directive 2002/58/EC, including the Italian Legislative Decree No. 196 of 30 June 2003, as further amended and integrated;

“Data Room” materials and information on the Group made available by the Seller to the Purchaser and its advisers in the electronic data room held with Merrill Corporation and one digital copy of which has been provided to each of the Purchaser’s Solicitors and the Seller’s Solicitors as at 20:00 (London time) on 23 July 2014 and such documents as are listed at Appendix 5 of the Disclosure Letter;

“Departing Directors” James Rupert Jacob Murdoch, Domenico Carlo Fausto Labianca, Andrea Zappia, , Osvaldo De Santis Scacco, Keith Rupert Murdoch, Mark Lewis Kaner and Gary Desmond Davey;

“Directors’ Resignation Letter” the letter of resignation from each Departing Director in the agreed form;

“Disclosed” fairly disclosed (with sufficient detail to identify the value, nature and scope of the matter disclosed) in the Disclosure Letter;

“Disclosed Schemes” the following supplementary pensions funds to which each Group Company is bound to contribute:

(a)	Byblos – Fondo Nazionale Pensione Complementare per i lavoratori delle aziende esercenti l’industria della Carta e del Cartone, delle aziende Grafiche ed Affini e delle aziende Editoriali;

(b)	Telemaco – Fondo Nazionale Pensione Complementare per i Lavoratori delle Aziende di Telecomunicazione;

(c)	Previndai Fondo Pensione – Fondo di Previdenza a Capitalizzazione per i Dirigenti di Aziende Industriali; and

(d)	Fondo Pensione Complementare dei Giornalisti Italiani;

“Disclosure Letter” the letter dated the same date as this Agreement from the Seller and 21CF to the Purchaser and Sky plc in relation to the Seller Warranties in the agreed form;

“Effective Time” 23.59 on the Completion Date, or such other time as the Purchaser and the Seller may agree in writing;

“Employee” any individual who has entered into or works under an open-ended contract of employment with a Group Company whereby the individual undertakes to do or perform personally any work;

“Encumbrance” any trust, claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, right to acquire, right of pre-emption, right of first refusal, title retention or any other third party right, or other security interest or any other agreement or arrangement having a similar effect or any agreement to create any of the foregoing;

“Enterprise Registers” (Registro delle Imprese) the public register of Italian companies at the Italian Chamber of Commerce of the same territory in which the relevant company has been incorporated;

“Environment” air (including air within buildings and air within other natural or man-made structures above or below ground), water (including groundwater and water within any natural or man-made structure and territorial, coastal and inland waters), land (including land under water, surface land and sub-surfaced land) and any organisms or ecosystems supported by the air, water or land;

“Environmental Law” each Applicable Law which relates to pollution or protection of the Environment, or human health and safety, or the generation, transportation, storage, treatment, disposal or presence of any Hazardous Substance;

“EU Merger Regulation” Council Regulation (EC) No. 139/2004;

“Europa League Rights” all rights granted to the Company and all rights held by any member of the Group pursuant to broadcast of the UEFA Europa League for the seasons 2015/2016, 2016/2017 and 2017/2018 by UEFA pursuant to an agreement dated 11 February 2014;

“European Commission” the Commission of the European Union;

“Existing Champions League Guarantee” a guarantee agreement dated 22 December 2010 between UEFA, the Company and News Corporation in relation to UEFA Champions League and Super Cup;

“Existing Europa League Guarantee” a guarantee agreement dated 28 February 2014 between UEFA, the Company and Twenty First Century Fox, Inc. in relation to broadcast of the qualification competitions of UEFA Euro 2016 and FIFA World Cup 2018;

“Existing HQ Guarantee” a guarantee agreement dated 27 February 2006 between Milano Santa Giulia S.P.A., 21CF and the Company;

“Existing UEFA Europa Qualifier Rights Guarantee” a guarantee agreement dated July 2014 between UEFA, the Company and Twenty First Century Fox, Inc. in relation to the UEFA Europa League

“Exec Direct Reports” means the Chief Executive Officer of the Company and all employees reporting directly to the Chief Executive Officer of the Company from time to time;

“FCA” the Financial Conduct Authority;

“Final Purchase Consideration” the aggregate of:

(i)	£2,450,000,000; and

(ii)	the Working Capital Adjustment Amount;

“Financial Obligation” has the meaning given to it in Paragraph 3.1.1 of Part 2 of Schedule 5;

“Former Customer” any person to whom any member of the Group in the 12 months prior to Completion provided any product or service and to whom, as at Completion, no member of the Group any longer provides such product or service;

“Fox-NGC” Fox-NGC (International) Holdings Inc., a Delaware corporation;

“Fox US” Fox International Channels (US), Inc., a Delaware corporation;

“Framework Novation Agreement” the agreement between 21st Century Fox America Inc., Sky plc, British Sky Broadcasting Limited and Sky International AG;

“Freehold Properties” the real properties listed in Part 2 of Schedule 7;

“Full US GAAP Trial Balance” in the form set out in the document contained in the Completion Statement Definitions;

“General Claim” a claim for breach of any of the Business Warranties;

“General Meeting” the general meeting of Sky plc to be convened for the purpose of considering and, if thought fit, passing the Sky Resolution;

“Government Entity” any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory authority, including the European Commission;

“Group” the Company and the Subsidiaries;

“Group Company” any one of the Company and the Subsidiaries;

“Group IP Agreements” has the meaning given to it in Paragraphs 6.1.3 of Part 2 of Schedule 5;

“Group IPRs” has the meaning given to it in Paragraph 6.1.1 of Part 2 of Schedule 5;

“Group Relief” has the meaning given to it in the Tax Deed;

“Hazardous Substances” any natural or artificial substance or thing (whether in solid, liquid or gaseous form) which is (alone or in combination) capable of causing harm to human health or to the Environment;

“IFRS” International Financial Reporting Standards, International Accounting Standards and Interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as adopted by the European Commission under Regulation 1606/2002;

“Immaterial Commitments” any commitment that relates to any undertaking, business, activities or assets of (i) the Group; (ii) the Purchaser Group; or (iii) the Group and the Purchaser Group, which would have an immaterial impact on the business, assets, operations, prospects and financial condition of each of (i) the Group or members of the Group; and (ii) the Purchaser Group or members of the Purchaser Group; and (iii) the Group and the Purchaser Group;

“Indebtedness” means all borrowings and indebtedness together with any interest accrued on such amounts, owed to any banking, financial lending or other similar institution or organisation;

“Indemnity” each indemnity given in Clause 8.1;

“Indemnity Claim” a claim for breach of an Indemnity;

“Information Technology” the computer systems, communications systems (other than public communications networks), Software, hardware, devices and websites which are owned or used by a Group Company and which are material to the business of any Group Company;

“Information Technology Agreements” all subsisting agreements (including all side letters, oral agreements or arrangements) relating to the Information Technology, including all insurance policies, licence, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management, utilisation, bureau, on-line services and service agreements;

“Intellectual Property” all inventions (whether patentable or not), patents, utility models, petty patents, registered designs, design rights, database rights, copyright and related rights, moral rights, semiconductor topography rights, plant variety rights, trade marks, service marks, logos, get up, trade names, business names, domain names, (in each case whether registered or unregistered) and including any applications for registration and any renewals or extensions of any of the foregoing, and, in each case, the goodwill attaching to any of the foregoing, rights to sue for passing off or for unfair competition, all know how, confidential information and trade secrets and any rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which subsist anywhere in the world;

“Inter-Company Funding Balances”, the aggregate of account codes and any other amounts owing, including in respect of interest accrued on all such amounts, from any member of the Group to members of the Retained Group or vice versa, excluding any amounts owed by any member of the Group as a result of arm’s length trading or supply of services in the ordinary course of business to any member of the Retained Group, prepared by reference to the Full US GAAP Trial Balance in the form set out in the document contained in the Completion Statement Definitions. For the avoidance of doubt, this excludes any brand licence fee that may be charged by the Purchaser to the Company from the Effective Time;

“Italian Competition Authority” has the meaning given in Clause 4.1.2 of this Agreement;

“Italian Communications Authority” the Autorità per le Garanzie nelle Comunicazioni, i.e. the public authority competent for the regulation and surveillance of the communication and media sectors in Italy;

“Italian Public Notary” the Italian public notary selected by the Purchaser in good faith, who will carry out the procedures referred to in Schedule 4 of this Agreement and the Notarial Deed;

“JSB Sublicense Deed of Assignment” means the agreement in the agreed form in relation to the assignment of the JSB sublicense between 21CF and Sky International AG;

“JV SPA” a share purchase agreement in the agreed form entered into on or about the date of this Agreement between, inter alia, Fox-NGC, Fox US and Sky Ventures in relation to the transfer of interests in NGCI and NGCLA;

“JV Stake” (i) 21% of the common interests in NGCLA; and (ii) 21% of the common interests in NGCI;

“JV Stake Value” the £ equivalent of US$650,000,000, calculated in accordance with clause 6.10 of the JV SPA and as adjusted in accordance with clause 6.12 of the JV SPA (if Applicable);

“Know How” all know how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived from any of them;

“Latest GM Date” has the meaning given to it in Clause 4.10;

“Leasehold Properties” the real properties listed in Part 1 of Schedule 7;

“Lega Calcio” the Lega Nazionale Professionisti Serie A;

“Limitation Period” (A) where the Tax Claim relates to a Taxation liability, three months after the end of the period in which, under the applicable laws, regulations and practice of the jurisdiction in which the Taxation liability has arisen for the relevant Tax Authority is entitled to bring an action, claim or proceeding relating to that Taxation liability or is otherwise able to enforce such Taxation liability against the relevant Group Company; and (B) in relation to any other type of Tax Claim, six years following the end of the tax period in which the Purchaser Protection Completion Date occurs;

“Listing Rules” the listing rules (as amended from time to time) of the UK Listing Authority made under section 73A Financial Services and Markets Act 2000;

“Little River Management Accounts” the documents as listed in Appendix 6 of the Disclosure Letter;

“London Stock Exchange” London Stock Exchange PLC;

“Longstop Date” has the meaning given to that term in Clause 4.1;

“March 2014 Management Accounts” the documents in Appendix 5 of the Disclosure Letter for the 9 months ended 31 March 2014;

“Material Adverse Change” a material adverse effect on the business, assets, operations or financial condition of the Group taken as a whole, excluding in any such case, any event, circumstance or change resulting from: (a) a change in interest rates, exchange rates, securities or commodity prices or in economic, business, capital markets, financial, market or political conditions generally; or (b) a change in conditions generally affecting the industry in which the Group operates; or (c) changes in Applicable Laws or securities exchange rules, generally accepted accounting principles or official interpretations of the foregoing; or (d) a change which also generally affects businesses that compete with the business of the Group, except to the extent that the matters in (a), (b), (c) and (d) have an impact on the Group that is materially disproportionate to the effect on other similar companies operating in the industry. For the purposes of this Agreement, a Material Adverse Change shall include, but not be limited to, the occurrence of circumstances giving or reasonably likely to give rise to any of the following: (i) any loss (save for an immaterial loss), material amendment or termination of any of the Serie A Rights (including the loss of any exclusivity currently or to be enjoyed by any member of the Group in respect of any of the Serie A Rights); and (ii) the loss, material amendment or termination of any of the Broadcasting Licences;

“NatGeo” NGCI and NGCLA;

“NatGeo Group Company” any one of NGCI or NGCLA and any undertaking which is a subsidiary undertaking of either or both of them;

“NGCI” NGC Network International LLC, a Delaware limited liability company;

“NGCLA” NGC Network Latin America LLC, a Delaware limited liability company;

“Notarial Deed” the notarial deed of transfer of the Quotaholding in the agreed form;

“Official List” the list maintained by the UK Listing Authority pursuant to Part 6 of the Financial Services and Markets Act 2000;

“Party” or “Parties” a party or the parties to this Agreement;

“Pay-TV Investigation” the proceedings initiated on 13 January 2014 by the European Commission within the meaning of Article 11(6) of Council Regulation (EC) No. 1/2003 and Article 2(1) of Commission Regulation (EC) No. 773/2004 into cross-border access to pay-TV content;

“Personal Data” has the meaning given to that term in the Data Protection Legislation;

“Placing” the placing with 21st Century Fox UK Nominees Limited and institutional investors of the Placing Shares to be conducted by Barclays Bank PLC and Morgan Stanley Securities Limited;

“Placing Agreement” the agreement between (i) Sky plc; (ii) Barclays Bank PLC; and (iii) Morgan Stanley Securities Limited in relation to the Placing;

“Placing Shares” 156,132,213 new ordinary shares of £0.50 each in the capital of Sky plc representing, at the date of this Agreement, 9.99% of the issued share capital of Sky plc;

“Planning Law” all Applicable Laws which apply or relate to town and country planning;

“Programme Agreement” any and all programme licence, programme distribution and programme commissioning or acquisition agreements and other agreements entered into by any Group Company for the provision of programming content channel rights or output and related rights other than in relation to sports;

“Protected Person” in respect of actions and events both prior to and following Completion, an entity which is, or a person who is, on or at any time after the date of this Agreement, a member of the Purchaser Group (including, from Completion, each member of the Group);

“Provisional Purchase Consideration” the amount estimated by the Seller (in good faith and after consultation with the Purchaser), by the date that is at least three (3) Business Days prior to Completion, to be the Final Purchase Consideration;

“Purchaser Debt” the net position of funding supplied by the Purchaser to the Group between the Effective Time and the Completion Accounts Effective Time;

“Purchaser Guarantee Liabilities” has the meaning given to it in Clause 16.26;

“Purchaser Group” Sky plc and its group undertakings (including the Purchaser) from time to time including, after Completion, the Company and the Subsidiaries;

“Purchaser” has the meaning given at the start of this Agreement;

“Purchaser Completion Protections” (i) Clause 4.1.9 (MAC); (ii) Clause 7.2 in respect of the Repeated Warranties only; (iii) Clause 8 (Seller Indemnities); (iii) and Clause 12 (Termination);

“Purchaser Protection Completion Date” means the earlier of (i) the Completion Date; and (ii) the earliest date upon which Completion can occur absent satisfaction (or waiver) of Conditions 4.1.2(A)(3), 4.1.2(B)(3) and 4.1.4(B)(3);

“Purchaser Warranties” the warranties given in Schedule 6;

“Purchaser’s Italian Solicitors” Legance – Avvocati Associati of 20123 Via Dante, 7, Milan, Italy, Facsimile 0039 02 896 307 810;

“Purchaser’s Account” the account of the Purchaser’s Solicitor’s held with Royal Bank of Scotland, Edinburgh, St Andrew Square with Account Number 10712060 and Sort Code 830608 or such other account details which the Purchaser shall notify to the Seller from time to time;

“Purchaser’s Solicitors” Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG, Facsimile 020 7098 4720;

“Quotaholding” the quotaholding in the Company having a nominal value of €261,507,000 (Two Hundred and Sixty One Million, Five Hundred and Seven Thousand Euros);

“Real Properties” means the Leasehold Property and the Freehold Property;

“Reconciliation” in the form set out in the document contained in the Completion Statement Definitions;

“Regulatory Authority” any regulatory or governmental body which is responsible for the authorisation, regulation, licensing and/or supervision of any Group Company;

“Related Agreements” any agreement entered into by any member of the Sky Group in connection with the Transaction, the acquisition of Sky AG, the disposal of the JV Stake or the raising of equity or debt finance (whether directly or indirectly) to fund any of the same;

“Repeated Warranties” the warranties given in paragraphs 10.1, 10.2, 10.3 and 10.4 (Litigation and Ethics) and 14 (Anti-Trust) in Part 2 of Schedule 5;

“Relevant Authorities” has the meaning given to it Clause 4.9;

“Restricted Cash” cash at the Effective Time that: (i) is not capable of being lawfully distributed by a member of the Group outside the jurisdiction in which it is situated; (ii) is held by an agent of a member of the Group or a regulator or a governmental authority pursuant to a regulatory or contractual requirement; (iii) secures rent deposits of a member of the Group; (iv) is not capable of being distributed without significant tax deductions; or (v) is held as collateral by a person in respect of the obligations of a member of the Group, and which remains such at Completion Accounts Date Effective Time;

“Retained Group” the Seller, its subsidiaries and subsidiary undertakings from time to time, any direct or indirect holding company of the Seller and all other subsidiary undertakings of any such holding company (but excluding the Group and the Sky AG Group);

“Seller” has the meaning given to it at the start of this Agreement;

“Seller Guarantee Liabilities” has the meaning given to it in Clause 16.24;

“Seller’s Solicitor’s Account” the account of the Seller’s Solicitor’s held with NatWest Bank plc, with Account Number 03002314,Sort Code 03002314, SWIFT NWBKGB2LXXX and IBAN GB66NWBK50000003002314 or such other account details which the Seller shall notify to the Purchaser from time to time;

“Seller’s Solicitors” Allen & Overy LLP of One Bishops Square, London E1 6AD, Facsimile +44 203 088 0088;

“Seller Warranties” the Title and Capacity Warranties, the Business Warranties and the Tax Warranties;

“Senior Employees” means any individual employed by or acting on behalf of the Company or any member of the Group in a senior, managerial or key operational capacity;

“Serie A Rights” all rights granted to the Company and all rights currently exercised by any member of the Group in connection with full Serie A live broadcast rights for (i) the seasons 2012/13, 2013/14 and 2014/15 by Lega Nazionale Professionisti Serie A pursuant to an agreement dated 16 September 2011, including any Associated Contract; and (ii) the seasons 2015/16, 2016/17 and 2017/18 by Lega Nazionale Professionisti Serie A pursuant to (a) the letter by Lega Calcio to the Company of June 27, 2014 whereby Lega Calcio formally accepts and awards to the Company the rights of package “A” pursuant to the terms and conditions of the “Invito a presentare offerte” issued by Lega Calcio on May 19, 2014 and (b) the sublicense agreement executed by the Company and R.T.I. – Reti Televisive Italiane – S.p.A. on June 26, 2014, including any Associated Contract;

“Shrinkwrap Software” third party software sold in a standard configuration and readily available to the public on standard terms and conditions;

“Sky AG” means Sky Deutschland AG, with its registered office at Unterföhring, Germany;

“Sky AG Group Company” any one of Sky AG and any undertaking which is a subsidiary undertaking of Sky AG;

“Sky AG Completion” means completion of the Sky AG SPA;

“Sky AG Offer” the offer to be announced by Sky plc immediately following entry into this Agreement for the entire issued share capital of Sky AG;

“Sky AG Senior Employee” means any individual employed by or acting on behalf of Sky AG or any member of the Sky AG Group in a senior, managerial or key operational capacity

“Sky AG SPA” the share purchase agreement in agreed form between 21st Century Fox Adelaide Holdings B.V. and 21CF and Kronen tausend985 GmbH (to be renamed to Sky German Holdings GmbH) and Sky plc in connection with the acquisition by Kronen tausend985 GmbH (to be renamed to Sky German Holdings GmbH) of 21st Century Fox Adelaide Holdings B.V.‘s shares in Sky AG together with all other shares in Sky AG owned by 21st Century Fox Adelaide Holdings B.V. or any member of the 21CF Group at any time prior to completion of the Sky AG SPA;

“Sky Announcement” the announcement in the agreed form to be made by Sky in the form as set out in Schedule 10 of this Agreement;

“Sky Brand Licence Agreement” has the meaning given to it in the Sky Brand Licence Novation and Amendment Agreement;

“Sky Brand Licence Novation and Amendment Agreement” the agreement in the agreed form in relation to the amendment of the Sky Brand Licence Agreements;

“Sky Brand Sub-licence Termination Agreement” has the meaning given to it in the Sky Brand Licence Novation and Amendment Agreement;

“Sky Guaranteed Obligations” has the meaning given to that term in Clause 13.1;

“Sky Italia” Sky Italia Network Service S.r.l., details of which are set out in Part 2 of Schedule 2;

“Sky plc Shares” shares in the capital of Sky plc;

“Sky Resolution” the resolution of shareholders of Sky plc (other than 21CF or any Affiliate of 21CF) in the agreed form relating to the approval of (i) the acquisition of the Company; (ii) the acquisition of Sky AG; (iii) the sale of the JV Stake; and (iv) the proposed voluntary cash offer by Sky to the holders of shares in Sky AG to acquire the shares in Sky AG which are required by Chapter 10 and Chapter 11 of the Listing Rules;

“Sky Ventures” Sky Ventures Limited, a company incorporated in England with registered number 3092549 and having its registered office at Grant Way, Isleworth, Middlesex, England, TW7 5QD;

“Sky plc” has the meaning given at the start of this Agreement;

“Software” all software used in connection with the business of a Group Company as is currently conducted or contemplated to be conducted, including Shrinkwrap Software and firmware that relates to or is comprised in hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware;

“Standard Form Customer Contract” the standard form agreements used by the Group from time to time in connection with the provision of all products and services to Customers and/or Former Customers, all current and archived copies of which are available in folder 1.5.4 of the Data Room;

“Subsidiaries” the undertakings further details of which are set out in Parts 2 and 3 of Schedule 1 and any other undertaking which is a subsidiary undertaking of the Company;

“Target Working Capital Amount” means negative €30,000,000;

“Taxation” or “Tax” has the meaning given to it in the Tax Deed;

“Tax Authority” any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, office, body or official competent to impose, administer, levy, assess or collect Tax;

“Tax Claim” any claim under the Tax Deed or for breach of any of the Tax Warranties;

“Tax Deed” the deed in relation to Tax entered into pursuant to this Agreement in the agreed form;

“Tax Documents” has the meaning given to it in Paragraph 1.2.2 of Part 3 of Schedule 5;

“Tax Relief” has the meaning given to it in the Tax Deed;

“Tax Statute” any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;

“Tax Warranties” the warranties given in Part 3 of Schedule 5;

“Telepiú” Telepiú S.r.l., details of which are set out in Part 3 of Schedule 2;

“Tenancy” has the meaning given in Paragraph 4.5 of Part 2 of Schedule 5;

“Third Party” has the meaning given in Clause 16.9;

“Third Party Debt” (without double counting) the aggregate amount of Indebtedness (excluding any amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied) as at the Completion Accounts Date Effective Time, including accrued but unpaid interest on such Indebtedness of the Group; “Title and Capacity Claim” a claim for breach of any of the Title and Capacity Warranties;

“Title and Capacity Warranties” the warranties given in Part 1 of Schedule 5;

“Transfer Taxes” includes any capital duty, stamp duty, stamp duty reserve tax and any documentary, registration, and other like duties or taxes (including any fines, interest or penalties relating thereto) wheresoever imposed, collected or administered;

“Transaction” the transactions contemplated by this Agreement;

“Transaction Documents” any agreements entered into by any member of the 21CF Group in connection with the Transaction;

“UEFA” Union des Associations Européennes de Football;

“UEFA European Qualifier Rights” all rights to be granted to the Company and all rights able to be exercised by any member of the Group pursuant to broadcast of the qualification competitions of UEFA Euro 2016 and FIFA World Cup 2018 pursuant to an agreement to be entered into prior to Completion;

“UK Listing Authority” the Financial Conduct Authority when it is exercising its powers under Part 6 of the Financial Services and Markets Act 2000;

“Unaudited 2014 Accounts” the unaudited statement of financial position, statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes thereto as described under IAS 1 “Presentation of Financial Statements” of the Company and the audited consolidated statement of financial position, statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes thereto as described under IAS 1 “Presentation of Financial Statements” of the Group for the 12 month period ended on 30 June 2014, as listed at Appendix 6 of the Disclosure Letter;

“US GAAP” generally accepted accounting principles and practices in the United States of America;

“VAT” value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State) and any other Tax of a similar nature whether imposed in Italy or elsewhere;

“Working Capital” the aggregate as at the Completion Accounts Date Effective Time of those line items which are indicated in Part 3 of Schedule 2 to be items of working capital in respect of the Group, being the aggregate of the account numbers making up those headings in the document with reference 1.20.3 of the Data Room by reference to the Full US GAAP Trial Balance;

“Working Capital Adjustment Amount” if the Working Capital Amount is more positive or less negative than the Target Working Capital Amount, plus an amount equal to such difference, or if the Working Capital Amount is more negative than the Target Working Capital Amount, minus an amount equal to such difference; the difference between the Working Capital Amount and the Target Working Capital Amount will be translated from euro to pounds sterling at the average currency spot exchange rate as quoted on Bloomberg over the 10 day period prior to the Completion Accounts Date Effective Time (whether the Working Capital Adjustment Amount is more positive or less negative). For the avoidance of doubt, where the Working Capital Adjustment Amount is a negative amount, less negative means a smaller negative amount such that, by way of example, €(100) is greater than €(500));

“Working Capital Amount” the aggregate amount of the Working Capital of the Group as at the Completion Accounts Date Effective Time or the Effective Time (as the case may be), which may be a positive or a negative amount; and

“Working Hours” 9.30 a.m. to 5.30 p.m. on a Business Day.

2.	In this Agreement, words and expressions defined in the Companies Acts shall bear the same meaning as in those Acts unless expressly stated otherwise.

3.	In this Agreement, except where the context otherwise requires:

3.1	any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

3.2	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced provided that in the case of amendments, consolidations, modifications, re-enactments or replacements made after the date of this Agreement the same shall not have effected a substantial change to that enactment, statutory provision or subordinate legislation;

3.3	words in the singular shall include the plural and vice versa;

3.4	references to one gender include other genders;

3.5	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

3.6	a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause, paragraph, Schedule (as the case may be) of or to this Agreement;

3.7	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

3.8	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

3.9	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

3.10	“undertaking” has the meaning given to it in section 1161 of the 2006 Act;

3.11	where any party is required to give a notice pursuant to this Agreement such notice shall only be valid if made in accordance with Clause 17;

3.12	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

3.13	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

3.14	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

3.15	references to documents “in the agreed form” or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by, or on behalf of, the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

3.16	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation; and

3.17	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

SIGNED by	)

JEFFREY PALKER	)
	)	/s/ JEFFREY PALKER
duly authorised for and on behalf of	)
SGH STREAM SUB, INC.	)

SIGNED by	)

JEFFREY PALKER	)
	)	/s/ JEFFREY PALKER
duly authorised for and on behalf of	)
TWENTY FIRST CENTURY FOX, INC.	)

SIGNED by	)

CHRISTOPHER TAYLOR	)
	)	/s/ CHRISTOPHER TAYLOR
duly authorised for and on behalf of	)
SKY ITALIAN HOLDINGS S.P.A	)

SIGNED by	)

ANIL JHINGAN	)
	)	/s/ ANIL JHINGAN
duly authorised for and on behalf of	)
BRITISH SKY BROADCASTING	)
GROUP PLC	)